As filed with the Securities and Exchange Commission on March 10, 2004
Registration No. 333-113033

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Juniper Networks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3576	77-0422528
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Scott Kriens

President, Chief Executive Officer and
Chairman of the Board
1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini, Esq.
Katharine A. Martin, Esq.
Steve L. Camahort, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Telephone: (650) 493-9300	Matthew P. Quilter, Esq. Scott J. Leichtner, Esq. Katrin K. Robb, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 Telephone: (650) 988-8500

     Approximate date of commencement of proposed sale to the public: Upon completion of the merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

JOINT PROXY STATEMENT/ PROSPECTUS

       Juniper Networks, Inc. and NetScreen Technologies, Inc., are pleased to deliver our joint proxy statement/ prospectus for the proposed merger involving Juniper Networks and NetScreen under the terms of an Agreement and Plan of Reorganization, which we refer to as the merger agreement, that is described in this joint proxy statement/ prospectus.

      Upon completion of the merger, NetScreen stockholders will be entitled to receive 1.404 shares of Juniper Networks common stock for each share of NetScreen common stock then held by them. Juniper Networks common stock is traded on the Nasdaq National Market under the trading symbol “JNPR.” On March 9, 2004, the closing sale price of Juniper Networks common stock was $23.84 as reported on the Nasdaq National Market.

      Juniper Networks and NetScreen cannot complete the merger unless the Juniper Networks stockholders approve the issuance of shares of Juniper Networks common stock in connection with the merger and NetScreen stockholders adopt the merger agreement. The Juniper Networks board of directors unanimously recommends that Juniper Networks stockholders vote “FOR” the proposal to approve the issuance of shares of Juniper Networks common stock in connection with the merger. The NetScreen board of directors unanimously recommends that NetScreen stockholders vote “FOR” the proposal to adopt the merger agreement.

      Each of Juniper Networks and NetScreen will hold a special meeting of stockholders to obtain these approvals. The date, times and places of the special meetings are as follows:

For Juniper Networks Stockholders:

April 16, 2004 at 10:30 a.m., local time
The Historic Del Monte Building
100 South Murphy Street, Third Floor
Sunnyvale, California 94086
For NetScreen Stockholders:

April 16, 2004 at 9:00 a.m., local time
805 11th Avenue, Building 3
Sunnyvale, California 94089

      Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting of stockholders of Juniper Networks or NetScreen, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card and returning it in the pre-addressed envelope provided as soon as possible. Returning the proxy card does not deprive you of your right to attend the special meeting of Juniper Networks or NetScreen and to vote your shares in person.

                We encourage you to read this joint proxy statement/ prospectus for important information about the merger and the special meetings. In particular, you should carefully consider the discussion in the section of this joint proxy statement/ prospectus entitled “Risk Factors” beginning on page 17.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Juniper Networks common stock to be issued in connection with the merger or determined whether this joint proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This joint proxy statement/ prospectus is dated March 10, 2004 and is first being mailed to stockholders of each of Juniper Networks and NetScreen on or about March 19, 2004.

Sincerely, Scott Kriens President, Chief Executive Officer and Chairman of the Board	Sincerely, Robert D. Thomas President and Chief Executive Officer

Juniper Networks, Inc.

1194 North Mathilda Avenue
Sunnyvale, California 94089

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On April 16, 2004

Dear Juniper Networks stockholders:

      You are cordially invited to attend the special meeting of stockholders of Juniper Networks, Inc. to be held on April 16, 2004, promptly at 10:30 a.m. local time at The Historic Del Monte Building, 100 South Murphy Street, Third Floor, Sunnyvale, California 94086. At the special meeting, you will be asked to vote on and approve the following proposal:

To approve the issuance of 1.404 shares of Juniper Networks common stock for each outstanding share of NetScreen common stock and each outstanding stock option to purchase NetScreen common stock as of the effective date of the merger in connection with and pursuant to the terms of the Agreement and Plan of Reorganization, dated as of February 9, 2004, among Juniper Networks, Inc., Nerus Acquisition Corp. and NetScreen Technologies, Inc.

      No other business will be considered at the special meeting.

      This proposal is described more fully in the joint proxy statement/prospectus. Please give your careful attention to all of the information in the joint proxy statement/prospectus.

      Only stockholders of record of Juniper Networks common stock at the close of business on March 10, 2004, the record date for the Juniper Networks special meeting, or their proxies are entitled to notice of and to vote at this special meeting or any adjournment(s) or postponement(s) that may take place. Assuming a quorum is present or represented by proxy at the Juniper Networks special meeting, approval of the share issuance requires the affirmative vote of the holders of a majority of the shares of Juniper Networks common stock having voting power present in person or represented by proxy at the Juniper Networks special meeting.

      Your vote is important. Whether or not you expect to attend the Juniper Networks special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible or to vote by telephone or on the Internet using the instructions on the enclosed proxy card or broker instruction card. For specific instructions on how to vote your shares, please refer to the section entitled “The Special Meeting of Juniper Networks Stockholders” beginning on page 29 of this joint proxy statement/ prospectus. Returning the proxy card or voting by telephone or on the Internet does not deprive you of your right to attend the Juniper Networks special meeting and to vote your shares in person. If you need any assistance in the voting of your proxy card, please contact Juniper Networks Investor Relations at (888) 586-4737 (call toll-free) or (408) 745-2000 (call collect).

By order of the Board of Directors,

Scott Kriens
President, Chief Executive Officer
and Chairman of the Board

March 10, 2004

Sunnyvale, California

NetScreen Technologies, Inc.

805 11th Avenue, Building 3
Sunnyvale, California 94089

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On April 16, 2004

Dear NetScreen stockholders:

      You are cordially invited to attend a special meeting of stockholders of NetScreen Technologies, Inc. to be held on April 16, 2004, promptly at 9:00 a.m. local time at our headquarters at 805 11th Avenue, Building 3, Sunnyvale, California 94089. At the special meeting, you will be asked to vote on and approve the following proposals:

1. To adopt the Agreement and Plan of Reorganization, dated as of February 9, 2004, among Juniper Networks, Inc., Nerus Acquisition Corp. and NetScreen Technologies, Inc.; and

2. To grant discretionary authority to adjourn or postpone the NetScreen special meeting to a date not later than November 9, 2004 for the purpose of soliciting additional proxies.

      No other business will be considered at the special meeting.

      These proposals are described more fully in the joint proxy statement/prospectus. Please give your careful attention to all of the information in the joint proxy statement/prospectus.

      Only stockholders of record of NetScreen common stock at the close of business on March 10, 2004, the record date for the NetScreen special meeting, or their proxies are entitled to notice of and to vote at this special meeting or any adjournment(s) or postponement(s) that may take place. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of NetScreen common stock outstanding on the record date for the NetScreen special meeting. The approval of the holders of a majority of the shares of NetScreen common stock represented at the NetScreen special meeting is required to approve the adjournment proposal, so long as a quorum is present.

      Your vote is important. Whether or not you expect to attend the NetScreen special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible or to vote by telephone or on the Internet using the instructions on the enclosed proxy card or broker instruction card. If you do not vote, it will have the same effect as voting against the adoption of the merger agreement. For specific instructions on how to vote your shares, please refer to the section of this joint proxy statement/ prospectus entitled “The Special Meeting of NetScreen Stockholders” beginning on page 33. Returning the proxy card or voting by telephone or on the Internet does not deprive you of your right to attend the meeting and to vote your shares in person.

By order of the Board of Directors,

Remo E. Canessa
Chief Financial Officer and Corporate Secretary

March 10, 2004

Sunnyvale, California

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS OF STOCKHOLDERS
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JUNIPER NETWORKS
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NETSCREEN
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
RISK FACTORS
Risks Related to the Merger
Risks Related to the Combined Company’s Business
THE SPECIAL MEETING OF JUNIPER NETWORKS STOCKHOLDERS
THE SPECIAL MEETING OF NETSCREEN STOCKHOLDERS
THE MERGER
THE MERGER AGREEMENT
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
COMPARISON OF RIGHTS OF HOLDERS OF JUNIPER NETWORKS COMMON STOCK AND NETSCREEN COMMON STOCK
Indemnification of Directors and Officers Under Delaware Law
ADDITIONAL PROPOSAL BEING SUBMITTED SOLELY TO A VOTE OF NETSCREEN STOCKHOLDERS
FUTURE JUNIPER NETWORKS STOCKHOLDER PROPOSALS
FUTURE NETSCREEN STOCKHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ARTICLE I
The Merger
ARTICLE II Representations and Warranties of Company
ARTICLE III
Representations and Warranties of Parent and Merger Sub
ARTICLE IV
Conduct Prior to the Effective Time
ARTICLE V
Additional Agreements
ARTICLE VI
Conditions to the Merger
ARTICLE VII Termination, Amendment and Waiver
ARTICLE VIII General Provisions
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 8.1
EXHIBIT 8.2
EXHIBIT 23.3
EXHIBIT 23.4
EXHIBIT 23.5
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.5

Page

Indemnification of NetScreen Directors and Officers	75
Board of Directors of Juniper Networks Following the Merger	75
Regulatory Filings; Antitrust Matters; Reasonable Efforts to Obtain Regulatory Approvals	75
Limitation on Reasonable Efforts to Obtain Regulatory Approvals	75
Conditions to Completion of the Merger	76
Definition of Material Adverse Effect	77
Termination of the Merger Agreement	77
Payment of Termination Fee	79
Extension, Waiver and Amendment of the Merger Agreement	80
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	81
COMPARISON OF RIGHTS OF HOLDERS OF JUNIPER NETWORKS COMMON STOCK AND NETSCREEN COMMON STOCK	90
Authorized Capital Stock	90
Size of the Board of Directors	90
Cumulative Voting	91
Removal of Directors	91
Filling Vacancies on the Board of Directors	91
Ability to Call Special Meetings of the Board of Directors	91
Ability to Call Special Meetings of Stockholders	92
Limitation on Business Transacted at Special Meetings of Stockholders	92
Stockholder Nominations and Proposals at Stockholder Meetings	92
Delivery and Notice Requirements for Stockholder Nominations and Proposals	92
Stockholder Action by Written Consent in Lieu of a Stockholder Meeting	94
Amendment to Certificate of Incorporation	94
Amendment to Bylaws	94
Limitation of Personal Liability of Directors	95
Provisions in Juniper Networks’ and NetScreen’s Certificates of Incorporation and Bylaws Regarding Indemnification of Directors, Officers and Employees	95
Indemnification of Directors and Officers Under Delaware Law	96
ADDITIONAL PROPOSAL BEING SUBMITTED SOLELY TO A VOTE OF NETSCREEN STOCKHOLDERS	97
Granting of Authority to Adjourn or Postpone the NetScreen Special Meeting	97
Vote Required; Recommendation of the Board of Directors	98
FUTURE JUNIPER NETWORKS STOCKHOLDER PROPOSALS	98
FUTURE NETSCREEN STOCKHOLDER PROPOSALS	98
LEGAL MATTERS	99
EXPERTS	99
WHERE YOU CAN FIND MORE INFORMATION	99
Annex A Agreement and Plan of Reorganization	A-1
Annex B Form of Juniper Networks Voting Agreement	B-1
Annex C Form of NetScreen Voting Agreement	C-1
Annex D Opinion of Goldman, Sachs & Co.	D-1
Annex E Opinion of J.P. Morgan Securities Inc.	E-1

      This joint proxy statement/ prospectus incorporates important business and financial information about Juniper Networks, Inc., or Juniper Networks, and NetScreen Technologies, Inc., or NetScreen, from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this joint proxy statement/ prospectus. For a listing of documents incorporated by reference into this joint proxy statement/ prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 99 of this joint proxy statement/ prospectus.

      Juniper Networks will provide you with copies of this information relating to Juniper Networks, without charge, upon oral or written request to:

Juniper Networks, Inc.

1194 North Mathilda Avenue
Sunnyvale, California 94089
Attention: Investor Relations
Telephone Number: (408) 745-2000

      In addition, you may obtain copies of this information by making a request through the Juniper Networks investor relations website, http://www.juniper.net/ company/ contactus/ #investors, or by sending an e-mail to investor-relations@juniper.net. Information contained in this website does not constitute part of this joint proxy/ statement prospectus.

      In order for you to receive timely delivery of the documents in advance of the Juniper Networks special meeting, Juniper Networks should receive your request no later than April 9, 2004.

      NetScreen will provide you with copies of this information relating to NetScreen, without charge, upon oral or written request to:

NetScreen Technologies, Inc.

805 11th Avenue, Building 3
Sunnyvale, California 94089
Attention: Investor Relations
Telephone Number: (408) 543-2100

      In addition, you may obtain copies of this information by making a request through NetScreen’s investor relations website, http://www.netscreen.com/ company/ investor relations, or by sending an e-mail to ir@netscreen.com. Information contained in this website does not constitute part of this joint proxy/ statement prospectus.

      In order for you to receive timely delivery of the documents in advance of the NetScreen special meeting, NetScreen should receive your request no later than April 9, 2004.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND SPECIAL MEETINGS OF STOCKHOLDERS

General Questions and Answers

      The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed merger and the Juniper Networks and NetScreen special meetings.

      Q:     Why am I receiving this joint proxy statement/prospectus?

      A:     Juniper Networks and NetScreen have agreed to combine their businesses under the terms of a merger agreement that is described in this joint proxy statement/ prospectus. A copy of the merger agreement is attached to this joint proxy statement/ prospectus as Annex A. For specific information regarding the merger agreement, please refer to the section entitled “The Merger Agreement” beginning on page 65 of this joint proxy statement/ prospectus.

      In order to complete the merger, Juniper Networks stockholders must approve the issuance of shares of Juniper Networks common stock in connection with the merger and NetScreen stockholders must adopt the merger agreement. Each of Juniper Networks and NetScreen will hold a special meeting of its respective stockholders to obtain these approvals. This joint proxy statement/ prospectus contains important information about the merger and the special meeting of each of Juniper Networks and NetScreen, and you should read it carefully. For both Juniper Networks and NetScreen stockholders, the enclosed voting materials allow you to vote your shares of Juniper Networks common stock or NetScreen common stock without attending the Juniper Networks or NetScreen special meeting.

      Your vote is important. We encourage you to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for each of Juniper Networks and NetScreen stockholders below.

      Q:     What is the merger?

      A:     The merger is a proposed business combination between Juniper Networks and NetScreen where a wholly owned subsidiary of Juniper Networks will merge with and into NetScreen, with NetScreen surviving the merger and becoming a wholly owned subsidiary of Juniper Networks immediately following the merger.

      Q:     Why are Juniper Networks and NetScreen proposing the merger? (see pages 40 and 49)

      A:     Each of Juniper Networks and NetScreen believes that the proposed merger will enable the combined company to provide customers with a broader portfolio of best-in-class networking and security solutions. For a detailed description of Juniper Networks’ reasons for the merger, please refer to the section entitled “The Merger — Juniper Networks’ Reasons for the Merger” beginning on page 40 of this joint proxy statement/ prospectus, and for a detailed description of NetScreen’s reasons for the merger, please refer to the section entitled “The Merger — NetScreen’s Reasons for the Merger” beginning on page 49 of this joint proxy statement/ prospectus.

      Q:     What percentage of Juniper Networks will former NetScreen stockholders own after the merger?

      A:     Based on Juniper Networks’ and NetScreen’s capitalizations at February 9, 2004, the date the merger agreement was signed, following the merger, the former stockholders of NetScreen will own approximately 24.5% of the outstanding capital stock of Juniper Networks, computed on a fully-diluted basis, taking into account all outstanding Juniper Networks and NetScreen shares, options and warrants.

      Q:     Are there any stockholders already committed to voting in favor of the merger? (see page 62)

      A:     Yes. Directors and executive officers of Juniper Networks who collectively beneficially owned approximately 9.7% of the shares of Juniper Networks common stock outstanding on March 10, 2004, have agreed to vote their shares of Juniper Networks common stock subject to the Juniper Networks voting agreements in favor of the issuance of shares of Juniper Networks common stock in connection with the merger. Directors and certain officers of NetScreen, who collectively beneficially owned approximately 14.2%

of the shares of NetScreen common stock outstanding on March 10, 2004, have agreed to vote the shares of NetScreen common stock subject to the NetScreen voting agreements in favor of adoption of the merger agreement. In addition, Siemens Corporation, a holder of approximately 9.1% of Juniper Networks’ outstanding common stock as of March 10, 2004, the record date for the Juniper Networks special meeting, has agreed to vote its shares in accordance with the recommendation of Juniper Networks’ board of directors.

      Q:     When do Juniper Networks and NetScreen expect to complete the merger?

      A:     Juniper Networks and NetScreen are working toward completing the merger as quickly as possible and currently plan to complete the merger in the second calendar quarter of 2004. However, the exact timing of the completion of the merger cannot be predicted because the merger is subject to stockholder approvals, governmental and regulatory review processes and other conditions.

      Q:     What risks should I consider in deciding whether to vote in favor of the share issuance or the adoption of the merger agreement? (see page 17)

      A:     You should carefully review the section of this joint proxy statement/ prospectus entitled “Risk Factors” beginning on page 17 which sets forth certain risks and uncertainties related to the merger, as well as risks and uncertainties to which the combined company’s business will be subject. Additionally, each of Juniper Networks and NetScreen are, as independent companies, subject to certain risks and uncertainties described, in the case of Juniper Networks, in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and, in the case of NetScreen, in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, each of which is incorporated herein by reference.

      Q:     What should I do now?

      A:     Please review this joint proxy statement/ prospectus carefully and sign, date and return each proxy card and voting instruction card you receive as soon as possible.

      Q:     How can I find out whether the stockholders of Juniper Networks and NetScreen approved the merger proposals?

      A:     Juniper Networks and NetScreen each intend to issue a press release announcing the voting results for the proposals to be submitted at their respective special stockholder meetings promptly after each meeting is held.

Questions and Answers for Juniper Networks Stockholders

      Q:     When and where is the Juniper Networks special meeting? (see page 29)

      A:     The special meeting of Juniper Networks stockholders will begin promptly at 10:30 a.m., local time, on April 16, 2004, at The Historic Del Monte Building, 100 South Murphy Street, Third Floor, Sunnyvale, California 94086. Check-in will begin at 9:30 a.m. Please allow ample time for the check-in procedures.

      Q:     How can I attend the Juniper Networks special meeting? (see page 29)

      A:     You are entitled to attend the special meeting only if you were a Juniper Networks stockholder as of the close of business on March 10, 2004, the record date for the Juniper Networks special meeting, or you hold a valid proxy for the special meeting. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a record holder, your name will be verified against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 16, 2004, or other similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

      Q:     How does the Juniper Networks board of directors recommend that I vote? (see page 42)

      A:     After careful consideration, Juniper Networks’ board of directors unanimously recommends that Juniper Networks stockholders vote “FOR” the issuance of shares of Juniper Networks common stock in connection with the merger. For a description of the reasons underlying the recommendation of Juniper Networks’ board of directors, see the section entitled “The Merger — Juniper Networks’ Reasons for the Merger” beginning on page 40 of this joint proxy statement/ prospectus.

      Q:     What is the vote of Juniper Networks stockholders required to approve the issuance of shares of Juniper Networks common stock in connection with the merger? (see page 30)

      A:     So long as a majority of the shares of Juniper Networks common stock entitled to vote on the proposal vote their shares at the Juniper Networks special meeting either in person or by proxy, or, in other words, so long as a quorum is present in person or by proxy, the issuance of shares of Juniper Networks common stock in connection with the merger requires an affirmative vote of a majority of the votes cast at the Juniper Networks special meeting.

      Q:     As a Juniper Networks stockholder, how can I vote? (see page 31)

      A:     You may direct your vote without attending the Juniper Networks special meeting. If you are a stockholder of record, you may vote by granting a proxy. If you hold shares of Juniper Networks common stock in street name, you may vote by (i) completing, signing, dating and returning the voting instruction card in the pre-addressed envelope provided, (ii) using the telephone or (iii) using the Internet. For specific instructions on how to vote by telephone or through the Internet, please refer to the instructions on your proxy or voting instruction card.

      If you are a stockholder of record, in addition to the voting methods described above, you may also vote in person at the Juniper Networks special meeting. If you hold shares of Juniper Networks common stock in street name, you may not vote in person at the Juniper Networks special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. For a more detailed explanation of the voting procedures, please see the section entitled “The Special Meeting of Juniper Networks Stockholders — Voting Procedures” beginning on page 31 of this joint proxy statement/prospectus.

      Q:     May I change my vote after I have mailed my signed proxy or voting instruction card or voted using the telephone or Internet?

      A:     Yes. If you have completed a proxy, you may change your vote at any time before your proxy is voted at the Juniper Networks special meeting of stockholders. You can do this one of three ways:

•	First, you can send a written, dated notice to the Secretary of Juniper Networks at Juniper Networks’ principal executive offices stating that you would like to revoke your proxy;

•	Second, you can complete, date and submit a new later-dated proxy card; or

•	Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

      If you have instructed a broker or bank to vote your shares of Juniper Networks common stock by executing a voting instruction card or by using the telephone or Internet, you must follow the directions received from your broker or bank to change your instructions.

      Q: What happens if I do not indicate how to vote on my proxy card?

      A: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the issuance of shares of Juniper Networks common stock in connection with the merger.

      Q:     As a Juniper Networks stockholder, what happens if I do not vote?

      A: Failure to vote or give voting instructions to your broker or nominee for the Juniper Networks special meeting could make it more difficult to meet the requirement that a majority of all shares of Juniper Networks common stock entitled to vote, or a quorum, be present at the special meeting in person or by proxy. Therefore, whether or not you plan on attending the special meeting, you are urged to vote.

      Q: As a Juniper Networks stockholder, who can help answer my questions?

A:	If you have any questions about the merger or how to vote or revoke your proxy, you should contact:

Investor Relations Juniper Networks, Inc. 1194 North Mathilda Avenue Sunnyvale, CA 94089 Phone: (888) 586-4737 or (408) 745-2000 Email: investor-relations@juniper.net

      If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact Investor Relations at Juniper Networks as described above by letter, phone or e-mail.

Questions and Answers for NetScreen Stockholders

      Q: When and where is the NetScreen special meeting? (see page 33)

      A: The special meeting of NetScreen stockholders will begin promptly at 9:00 a.m., local time, at 805 11th Avenue, Building 3, Sunnyvale, California 94089 on April 16, 2004.

      Q: How can I attend the NetScreen special meeting? (see page 33)

      A: You are entitled to attend the special meeting only if you were a NetScreen stockholder as of the close of business on March 10, 2004, the record date for the NetScreen special meeting, or you hold a valid proxy for the special meeting. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a record holder, your name will be verified against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 16, 2004, or other similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

      Q: As a NetScreen stockholder, what will I receive upon completion of the merger? (see page 65)

      A: If the merger is completed, you will be entitled to receive 1.404 shares of Juniper Networks common stock for each share of NetScreen common stock you own at the effective time of the merger. Instead of a fractional share of Juniper Networks common stock, you will be entitled to receive an amount of cash equal to the value of the fractional share remaining after aggregating all of your NetScreen shares held in a single account, based on the average closing price of Juniper Networks common stock, as reported on the Nasdaq National Market for the five trading days ending on and including the last full trading day prior to the closing date of the merger.

      Q: As a NetScreen stockholder, will I be able to trade the Juniper Networks common stock that I receive in connection with the merger? (see page 62)

      A: The shares of Juniper Networks common stock issued in connection with the merger will be freely tradeable, unless you are an affiliate of NetScreen, and will be listed on the Nasdaq National Market under the symbol “JNPR.” Persons who are deemed to be affiliates of NetScreen must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Juniper Networks common stock received in connection with the merger.

      Q: What will happen to options to acquire NetScreen common stock? (see page 73)

      A: All options to purchase shares of NetScreen common stock outstanding at the effective time of the merger will be assumed by Juniper Networks and will become exercisable for shares of Juniper Networks common stock. The number of shares of Juniper Networks common stock issuable upon the exercise of these options will be the number of shares of NetScreen common stock subject to the assumed option multiplied by 1.404, rounded down to the nearest whole number. The exercise price per share of each assumed NetScreen

v

option will be equal to the exercise price of the assumed NetScreen option divided by 1.404, rounded up to the nearest whole cent. Other than with respect to the number of shares subject to the option and the exercise price, both of which will be adjusted as described above, the assumed options will continue to have the same terms and conditions as they had prior to their assumption.

      Q: How will the merger affect my participation in the NetScreen 2001 Employee Stock Purchase Plan? (see page 74)

      A: NetScreen will terminate its 2001 Employee Stock Purchase Plan one business day prior to the effective time of the merger. Any offering periods then in effect will be shortened with the purchase date of such shortened offering period being the business day prior to the effective date of the merger. Each share of NetScreen common stock purchased under the 2001 Employee Stock Purchase Plan on such purchase date will, by virtue of the merger, be automatically converted into the right to receive 1.404 shares of Juniper Networks common stock for each share of NetScreen common stock purchased in the shortened offering period. Following the merger, NetScreen employees who continue their employment with NetScreen as a wholly owned subsidiary of Juniper Networks will become eligible to participate in the Juniper Networks, Inc. 1999 Employee Stock Purchase Plan (pursuant to the terms of the plan). Juniper Networks has agreed to use its reasonable efforts to provide NetScreen employees who continue their employment with NetScreen as a wholly owned subsidiary of Juniper Networks the opportunity to enroll in a special offering period under its 1999 Employee Stock Purchase Plan as soon as is administratively practicable following the effective time of the merger, unless the next regularly scheduled offering period under its 1999 Employee Stock Purchase Plan commences within six weeks following the effective time of the merger.

      Q: How does the NetScreen board of directors recommend that I vote? (see page 51)

      A: After careful consideration, the NetScreen board of directors determined that the merger with Juniper Networks is advisable, fair to and in the best interests of NetScreen and its stockholders and unanimously approved the merger agreement and the merger. Accordingly, the NetScreen board of directors unanimously recommends that NetScreen stockholders vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons underlying the recommendation of the NetScreen board of directors with respect to the merger, please refer to the section of this joint proxy statement/prospectus entitled “The Merger — NetScreen’s Reasons for the Merger” beginning on page 49 of this joint proxy statement/prospectus. The NetScreen board of directors also unanimously recommends that NetScreen stockholders vote “FOR” the proposal to grant discretionary authority to adjourn or postpone the NetScreen special meeting.

      Q: What is the vote of NetScreen stockholders required to adopt the merger agreement? (see page 34)

      A: Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of NetScreen common stock outstanding on March 10, 2004, the record date for the NetScreen special meeting.

      Q: What vote of NetScreen stockholders is required to approve the proposal to grant discretionary authority to adjourn or postpone the NetScreen special meeting? (see page 98)

      A: So long as a majority of all shares of NetScreen common stock entitled to vote on the proposal vote their shares at the NetScreen special meeting either in person or by proxy, the affirmative vote of a majority of the votes cast and entitled to vote at the NetScreen special meeting is required to approve this proposal.

      Q: As a NetScreen stockholder, how can I vote? (see page 35)

      A: You may direct your vote without attending the NetScreen special meeting. If you are a stockholder of record, you may vote by granting a proxy. If you hold shares of NetScreen in street name, you may vote by (i) completing, signing, dating and returning the proxy card in the pre-addressed envelope provided, (ii) using the telephone or (iii) using the Internet. For specific instructions on how to vote by telephone or through the Internet, please refer to the instructions on your proxy or voting instruction card.

      If you hold your shares of NetScreen common stock in a stock brokerage account or if your shares are held in street name, you must provide the record holder of your shares with instructions on how to vote your shares. Please check the voting instruction card used by your broker or nominee to see if you may vote using the telephone or the Internet. If you are a stockholder of record, you may also vote at the NetScreen special meeting. If you hold shares in street name, you may not vote in person at the NetScreen special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

      Q: May I change my vote after I have mailed my signed proxy or voting instruction card or voted using the telephone or Internet? (see page 35)

      A: Yes. If you have completed a proxy, you may change your vote at any time before your proxy is voted at the NetScreen special meeting of stockholders. You can do this one of three ways:

•	First, you can send a written, dated notice to the Corporate Secretary of NetScreen stating that you would like to revoke your proxy;

•	Second, you can complete, date and submit a new later-dated proxy card; or

•	Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

      If you have instructed a broker or bank to vote your shares of NetScreen common stock by executing a voting instruction card or by using the telephone or Internet, you must follow the directions received from your broker or bank to change your instructions.

      Q: What happens if I do not indicate how to vote on my proxy card? (see page 35)

      A: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and “FOR” the grant of authority to adjourn or postpone the NetScreen special meeting.

      Q: As a NetScreen stockholder, what happens if I do not vote?

      A: Failure to vote or give voting instructions to your broker or nominee for the NetScreen special meeting will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. Therefore, you are urged to vote. Assuming that a quorum is present at the NetScreen special meeting, failure to vote or give voting instructions to your broker or nominee will have no effect on the adjournment proposal.

      Q: As a NetScreen stockholder, should I send in my stock certificates at this time? (see page 66)

      A: No, do not send in your stock certificates at this time. Promptly following completion of the merger, the exchange agent for the merger will send you written instructions for exchanging your NetScreen stock certificates for certificates representing Juniper Networks common stock.

      Q: As a NetScreen stockholder, who can help answer my questions?

A:	If you have any questions about the merger or how to vote or revoke your proxy, you should contact:

Investor Relations
NetScreen Technologies, Inc.
805 11th Ave., Building 3
Sunnyvale, CA 94089
Phone: (408) 543-2100
Email: ir@netscreen.com

or

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Toll Free at: (800) 322-2885
Collect at: (212) 929-5500

      If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact NetScreen Investor Relations as described above by letter, phone or email.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

      The following is a summary of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, we encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Juniper Networks and NetScreen. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 99 of this joint proxy statement/prospectus.

Parties to the Merger

Juniper Networks, Inc.

1194 North Mathilda Avenue
Sunnyvale, California 94089

      Juniper Networks designs and sells products and services that together provide its customers with Internet Protocol (IP) network infrastructure solutions. Juniper Networks’ solutions are incorporated into the global web of interconnected public and private networks across which a variety of media, including voice, video and data, travel to and from end users around the world. Juniper Networks’ network infrastructure solutions enable service providers and other network-intensive businesses to support and deliver services and applications on a highly efficient and low cost integrated network. As a result, its customers, which include service providers, network-intensive businesses, government organizations, mobile operators, cable operators and research and education organizations, are able to convert networks that provide commoditized, best efforts services into more valuable assets that provide differentiation and value and increased reliability and security to end users, both corporate and residential.

      Nerus Acquisition Corp., a direct, wholly owned subsidiary of Juniper Networks, was formed February 6, 2004 solely for the purpose of effecting the merger and has not engaged in any other business activities.

NetScreen Technologies, Inc.
805 11th Avenue, Building 3
Sunnyvale, California 94089

      NetScreen develops, markets and sells a broad family of integrated network security solutions for enterprises, carriers and government entities. NetScreen’s security solutions provide key technologies such as firewall, virtual private networking, denial of service protection, antivirus and intrusion detection and prevention in a line of easy-to-manage security systems and appliances. NetScreen’s products are based on industry standard communication protocols and can be combined with NetScreen’s management software so that they can be easily integrated into networks and easily managed, and able to interoperate with other security devices and applications.

The Merger and the Merger Agreement

      General. Juniper Networks and NetScreen have agreed to combine their businesses under the terms of a merger agreement between the companies that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/ prospectus as Annex A. Under the terms of the merger agreement, a wholly owned subsidiary of Juniper Networks will merge with and into NetScreen and NetScreen will survive the merger as a wholly owned subsidiary of Juniper Networks.

      Merger Consideration. Upon completion of the merger, holders of NetScreen common stock will be entitled to receive 1.404 shares of Juniper Networks common stock for each share of NetScreen common stock they then hold.

      Assumption and Conversion of NetScreen Stock Options. If the merger is consummated, Juniper Networks will assume each option to purchase NetScreen common stock that is outstanding immediately before the merger becomes effective, and each such NetScreen option will, by virtue of the merger, be converted into an option to acquire shares of Juniper Networks common stock. The number of shares of Juniper Networks common stock subject to the assumed NetScreen options and the exercise price of the assumed NetScreen options, will each be adjusted to reflect the merger exchange ratio. All other terms of the assumed options will otherwise remain unchanged.

      Ownership of the Combined Company After the Merger. If the merger is consummated, based on the stock capitalizations of Juniper Networks and NetScreen on the date the merger agreement was signed, the existing Juniper Networks stockholders are expected to own approximately 75.5%, and the NetScreen stockholders approximately 24.5%, of the outstanding shares of Juniper Networks common stock, computed on a fully-diluted basis, taking into account all outstanding Juniper Networks and NetScreen shares, options and warrants.

Recommendation of the Juniper Networks Board of Directors (see page 42)

      After careful consideration, the Juniper Networks board of directors determined that the merger is advisable, is fair to and in the best interests of Juniper Networks and its stockholders, and unanimously approved the merger agreement and the share issuance. The Juniper Networks board of directors unanimously recommends that the Juniper Networks stockholders vote “FOR” the proposal to approve the issuance of shares of Juniper Networks common stock in connection with the merger.

Recommendation of the NetScreen Board of Directors (see page 51)

      After careful consideration, the NetScreen board of directors determined that the merger agreement and the merger are advisable, fair to and in the best interests of NetScreen stockholders and unanimously approved the merger agreement and the merger. The NetScreen board of directors unanimously recommends that the NetScreen stockholders vote “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to grant discretionary authority to adjourn or postpone the NetScreen special meeting to a date not later than November 9, 2004.

Risk Factors (see page 17)

      The “Risk Factors” beginning on page 17 of this joint proxy statement/prospectus should be considered carefully by Juniper Networks stockholders in evaluating whether to approve the issuance of shares of Juniper Networks common stock in connection with the merger and by NetScreen stockholders in evaluating whether to adopt the merger agreement. These risk factors should be considered along with the additional risk factors contained in the periodic reports of Juniper Networks and NetScreen filed with the Securities and Exchange Commission and the other information included in this joint proxy statement/prospectus.

Special Meeting of Juniper Networks Stockholders (see page 29)

      You can vote at the Juniper Networks special meeting if you owned Juniper Networks common stock at the close of business on March 10, 2004, the record date for the Juniper Networks special meeting. As of that date, there were approximately 395,726,279 shares of Juniper Networks common stock outstanding and entitled to vote. You can cast one vote for each share of Juniper Networks common stock that you owned on that date. Approval of the proposal to issue shares of Juniper Networks common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast at the Juniper Networks special meeting, provided that a quorum is present. As of March 10, 2004, the record date for the Juniper Networks special meeting, Juniper Networks’ executive officers and directors beneficially owned, in the aggregate, approximately 9.7% of Juniper Networks’ outstanding common stock.

Special Meeting of NetScreen Stockholders (see page 33)

      You can vote at the NetScreen special meeting if you owned NetScreen common stock at the close of business on March 10, 2004, the record date for the NetScreen special meeting. On March 10, 2004, there were approximately 93,876,477 shares of NetScreen common stock outstanding and entitled to vote. Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the shares of NetScreen common stock outstanding as of the record date for the NetScreen special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the total votes cast at the NetScreen special meeting, provided that a quorum is present. As of March 10, 2004, NetScreen’s executive officers and directors beneficially owned, in the aggregate, approximately 12.0% of NetScreen’s outstanding common stock.

Voting Agreements (see page 62 and Annexes B and C)

      Certain Juniper Networks stockholders, who are also directors or executive officers of Juniper Networks have entered into voting agreements with NetScreen agreeing to vote all the shares of Juniper Networks common stock they own in favor of the issuance of shares of Juniper Networks common stock pursuant to the merger agreement and against any competing proposal or proposals in opposition of such issuance of Juniper Networks common stock. These stockholders beneficially own, in the aggregate, approximately 9.7% of the outstanding shares of Juniper Networks common stock as of March 10, 2004, the record date for the Juniper Networks special meeting. In addition, Siemens Corporation, a holder of approximately 9.1% of Juniper Networks’ outstanding common stock as of March 10, 2004, the record date for the Juniper Networks special meeting, has agreed to vote its shares in accordance with the recommendation of Juniper Networks’ board of directors. For a more detailed description of the Juniper Networks voting agreements, please refer to the section of this joint proxy statement/prospectus entitled “The Merger — Voting Agreements — Juniper Networks Voting Agreements” beginning on page 62 and Annex B.

      Certain NetScreen stockholders, who are also directors or officers of NetScreen, have entered into voting agreements with Juniper Networks. The voting agreements require these stockholders to vote all of the shares of NetScreen common stock they own in favor of adopting the merger agreement and against competing proposals or proposals related to certain other actions. These stockholders beneficially owned, in the aggregate, approximately 14.2% of the outstanding NetScreen common stock as of March 10, 2004, the record date for the NetScreen special meeting. For a more detailed description of the NetScreen voting agreements, please refer to the section of this joint proxy statement/prospectus entitled “The Merger — Voting Agreements — NetScreen Voting Agreements” beginning on page 63 and Annex C.

Opinion of Juniper Networks Financial Advisor (see page 43 and Annex D)

      Goldman, Sachs & Co. delivered its opinion to Juniper Networks’ board of directors that, as of February 8, 2004 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to Juniper Networks.

      The full text of the written opinion of Goldman Sachs, dated February 8, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Juniper Networks stockholders should read the opinion in its entirety and should carefully consider the discussion of Goldman Sachs’ analysis in the section entitled “The Merger — Opinion of Juniper Networks Financial Advisor” beginning on page 43 of this joint proxy statement/ prospectus. Goldman Sachs provided its opinion for the information and assistance of Juniper Networks’ board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Juniper Networks common stock should vote with respect to the transaction.

Opinion of NetScreen Financial Advisor (see page 51 and Annex E)

      J.P. Morgan Securities Inc., or JPMorgan, delivered its written opinion, dated February 8, 2004, to NetScreen’s board of directors that, as of such date and based upon and subject to the considerations, assumptions and limitations set forth in such opinion and based upon such other matters as JPMorgan considered relevant, the consideration to be received by the holders of NetScreen common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

      The full text of the written opinion of JPMorgan, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Holders of NetScreen common stock should read the opinion in its entirety. In addition, stockholders of NetScreen should carefully consider the discussion of JPMorgan’s analysis in the section entitled “The Merger — Opinion of NetScreen Financial Advisor” beginning on page 51 of this joint proxy statement/prospectus. JPMorgan provided its opinion for the information and assistance of NetScreen’s board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The JPMorgan opinion is not a recommendation as to how any holder of NetScreen common stock should vote with respect to such transaction.

All NetScreen Executive Officers and Directors Have Interests in the Merger (see page 56)

      When NetScreen stockholders consider the recommendation of the NetScreen board of directors that they vote in favor of adoption of the merger agreement, NetScreen stockholders should be aware that all of the NetScreen directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as stockholders of NetScreen. These interests include:

•	accelerated vesting of stock options and restricted stock upon the occurrence of certain events;

•	insurance coverage and indemnification agreements; and

•	appointment of one NetScreen designee to the Juniper Networks board of directors.

      For a description of these interests, please see the section entitled “The Merger — Interests of Certain Persons in the Merger — Interests of NetScreen Executive Officers and Directors in the Merger” beginning on page 56 of this joint proxy statement/ prospectus.

Some Executive Officers and Directors of Juniper Networks Have Interests in the Merger (see page 59).

      The compensation committee of the Juniper Networks board of directors has approved an incentive bonus plan for executive officers that pays a percentage of the executive officer’s base salary measured against the performance of Juniper Networks relative to certain goals. Included in those goals is Juniper Networks’ entry into new businesses by means of acquisitions, which, in the context of the incentive bonus plan, is referred to as the new business acquisition component. As a result, these executive officers and directors have interests in the merger that may have made them more likely to vote for the share issuance than Juniper stockholders generally. For a description of these interests, please see the section entitled “The Merger — Interests of Certain Persons in the Merger — Interests of Juniper Networks Executive Officers and Directors in the Merger” beginning on page 59 of this joint proxy statement/ prospectus.

Conditions to Completion of the Merger (see page 76)

      Several conditions must be satisfied or waived before Juniper Networks and NetScreen may complete the merger, including those summarized below:

•	approval by Juniper Networks stockholders and NetScreen stockholders;

•	clearance under applicable antitrust laws of the United States and other jurisdictions and approval by other regulatory authorities;

•	receipt of opinions of the parties’ tax counsel to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986;

•	no governmental entity shall have enacted or issued any law, regulation or order that is in effect and has the effect of making the merger illegal or otherwise prohibiting the completion of the merger;

•	appointment to the Juniper Networks board of directors of one person designated by NetScreen who is reasonably acceptable to Juniper Networks;

•	the representations and warranties of each party in the merger agreement must be true and correct, subject to exceptions;

•	the parties must have complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed before closing the merger; and

•	no material adverse effect with respect to either party shall have occurred since February 9, 2004 and be continuing.

NetScreen is Prohibited from Soliciting Other Offers (see page 70)

      The merger agreement contains detailed provisions that prohibit NetScreen and its officers, directors, controlled affiliates and employees and any investment banker, attorney or other advisor or representative retained by any of them, from taking any action to solicit or participate in discussions or negotiations with any person or group with respect to an acquisition proposal, as defined in the merger agreement, including an acquisition which would result in the person or group acquiring more than a 15% interest in NetScreen’s total outstanding stock or a sale of more than 15% of NetScreen’s assets or any liquidation, dissolution, recapitalization or significant reorganization of NetScreen. The merger agreement does not, however, prohibit NetScreen or its board of directors from considering an unsolicited bona fide written acquisition proposal from a third party if the NetScreen board of directors in good faith, after consultation with its outside financial and legal advisors, concludes that the acquisition proposal is, or would reasonably be expected to result in a superior proposal, as defined in the merger agreement, if specified conditions are met, as more fully described under the section entitled “The Merger Agreement — NetScreen is Prohibited from Soliciting Other Offers” beginning on page 70 of this joint proxy statement/prospectus.

Juniper Networks is Prohibited from Soliciting Takeover Offers (see page 72)

      The merger agreement contains provisions that prohibit Juniper Networks and its officers, directors, controlled affiliates and employees and any investment banker, attorney or other advisor or representative retained by any of them, from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to a takeover proposal, as defined in the merger agreement, including an acquisition or merger which would result in the person or group acquiring more than a 50% interest in Juniper Networks’ outstanding stock or the sale of assets representing more than 50% of the aggregate value of Juniper Networks’ business immediately prior to such sale. Juniper Networks is not prohibited from negotiating with third parties or completing a transaction of this nature if Juniper Networks receives an unsolicited bona fide written offer for such a takeover of Juniper Networks.

Juniper Networks and NetScreen May Terminate the Merger Agreement Under Specified Circumstances (see page 77)

      Juniper Networks and NetScreen may terminate the merger agreement by mutual consent with the approval of their respective boards of directors. In addition, either Juniper Networks or NetScreen may terminate the merger agreement if:

•	the merger is not completed by August 9, 2004, or, under certain specific conditions, more fully described under the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 77 of this joint proxy statement/prospectus, on November 9, 2004, except that neither company may terminate the merger agreement if the terminating company’s action or failure to act has been the principal cause of or resulted in the failure of the merger to close by August 9, 2004 or November 9, 2004, as the case may be, and the action or failure to act constitutes a material breach of the merger agreement;

•	a governmental authority of competent jurisdiction issues a final, nonappealable order, decree or ruling or takes any other action having the effect of permanently restraining, enjoining or prohibiting the merger; or

•	the Juniper Networks stockholders do not approve the issuance of shares of Juniper Networks common stock in connection with the merger, or the NetScreen stockholders do not approve adoption of the merger agreement, except that this termination right may not be used by Juniper Networks or NetScreen if that company’s action or failure to act caused the failure to obtain the requisite stockholder vote or votes and the action or failure to act constitutes a material breach of the merger agreement.

      Juniper Networks and NetScreen may terminate the merger agreement under other specific conditions described in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 77 of this joint proxy statement/prospectus.

Payment of a Termination Fee under Specified Circumstances (see page 79)

      NetScreen has agreed to pay Juniper Networks a cash termination fee of $150 million if: (i) Juniper Networks terminates the merger agreement due to certain triggering events; or (ii) the merger agreement is terminated (A) because the merger is not completed by August 9, 2004 (or November 9, 2004 under certain circumstances) or (B) as a result of failure to obtain NetScreen stockholder approval and, in the case of subclause (A) or (B), a proposal to acquire NetScreen by a third party is announced prior to the termination of the merger agreement and, within 12 months after such termination, NetScreen enters into a letter of intent or agreement regarding or completes an acquisition with a third party.

The Merger is Intended to Qualify as a Reorganization for United States Federal Income Tax Purposes (see page 59)

      The merger has been structured to qualify as a reorganization for United States federal income tax purposes under the Internal Revenue Code, and Juniper Networks and NetScreen expect to receive, prior to closing the merger, opinions of their respective counsel regarding such qualification. As a result of the merger’s qualification as a reorganization, NetScreen stockholders generally will not recognize gain or loss for United States federal income tax purposes as a result of receiving Juniper Networks common stock in exchange for their NetScreen common stock pursuant to the merger, except with respect to cash received instead of fractional shares of Juniper Networks common stock. You should carefully read the discussion summarizing the material United States federal income tax consequences of the merger to NetScreen stockholders in the section entitled “The Merger — United States Federal Income Tax Consequences of the Merger” beginning on page 59 of this joint proxy statement/prospectus. Further, you are encouraged to consult your tax advisor because tax matters can be complicated, and the tax consequences of the merger to you will depend upon your own situation.

Accounting Treatment of the Merger (see page 61)

      Juniper Networks will account for the merger as a business combination in accordance with Statement of Financial Accounting Standard (SFAS) No. 141 “Business Combinations.”

Juniper Networks and NetScreen Have Not Yet Obtained All Required Regulatory Approvals to Complete the Merger (see page 61)

      The merger is subject to United States and foreign antitrust laws. Juniper Networks and NetScreen have made filings under applicable antitrust laws with the United States Department of Justice and the United States Federal Trade Commission, and have made or will make filings under applicable antitrust laws with various foreign governmental agencies. Juniper Networks and NetScreen are not permitted to complete the merger until the applicable waiting periods associated with those filings, including any extension of those waiting periods, have expired or been terminated and applicable clearances have been obtained. In addition, the reviewing agencies or governments, states or private persons, may challenge the merger at any time before or after its completion. Juniper Networks and NetScreen have not yet obtained any of the governmental or regulatory approvals required to complete the merger.

Juniper Networks Will List Shares of Juniper Networks Common Stock Issued to NetScreen Stockholders on the Nasdaq National Market (see page 62)

      Juniper Networks will use commercially reasonable efforts to cause the shares of Juniper Networks common stock issued to NetScreen stockholders in connection with the merger to be authorized for listing on the Nasdaq National Market before the completion of the merger, subject to official notice of issuance. The listing of the shares on the Nasdaq National Market is a condition to each company’s obligation to close the merger.

NetScreen will Delist and Deregister its Shares of Common Stock (see page 62)

      If the merger is completed, NetScreen common stock will be delisted from the Nasdaq National Market and deregistered under the Exchange Act, and NetScreen will no longer file periodic reports with the Securities and Exchange Commission.

Restrictions on the Ability to Sell Juniper Networks Common Stock (see page 62)

      All shares of Juniper Networks common stock to be received by NetScreen stockholders in connection with the merger will be freely transferable unless the holder is an affiliate of either NetScreen or Juniper Networks under the Securities Act.

No Appraisal Rights (see page 64)

      Neither Juniper Networks stockholders nor NetScreen stockholders are entitled to rights of appraisal for their shares under the General Corporation Law of the State of Delaware in connection with the merger.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

OF JUNIPER NETWORKS

      The table below presents a summary of selected historical consolidated financial data with respect to Juniper Networks as of the dates and for the periods indicated. The historical consolidated statements of operations data presented below for the fiscal years ended December 31, 2003, 2002 and 2001 and the historical consolidated balance sheets data as of December 31, 2003 and 2002 have been derived from Juniper Networks’ historical consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The historical consolidated statements of operations data presented below for the fiscal years ended December 31, 2000 and 1999 and the historical consolidated balance sheets data as of December 31, 2001, 2000 and 1999 have been derived from Juniper Networks’ historical consolidated financial statements, which are not incorporated by reference into this joint proxy statement/prospectus.

      It is important for you to read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in Juniper Networks’ Annual Report on Form 10-K, for its fiscal year ended December 31, 2003 as filed with the Securities and Exchange Commission on February 20, 2004, as well as the sections of Juniper Networks’ Annual Report on Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are incorporated by reference into this joint proxy statement/prospectus.

JUNIPER NETWORKS, INC.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	Fiscal Year Ended December 31,

	2003(1)	2002(2)	2001(3)	2000	1999

	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net revenues	$701,393	$546,547	$887,022	$673,501	$102,606
Gross margin	$444,044	$316,439	$514,251	$435,947	$57,334
Operating income (loss)	$57,011	$(127,037)	$40,863	$194,089	$(14,620)
Net income (loss)	$39,199	$(119,650)	$(13,417)	$147,916	$(9,034)
Net income (loss) per share
Basic	$0.10	$(0.34)	$(0.04)	$0.49	$(0.05)
Diluted	$0.10	$(0.34)	$(0.04)	$0.43	$(0.05)
Shares used in computing net income (loss) per share:
Basic	382,180	350,695	319,378	304,381	189,322
Diluted	403,072	350,695	319,378	347,858	189,322

(1)	Includes the following pre-tax items: restructuring charges of $14.0 million and gains on the sale of investments of $8.7 million.

(2)	Includes the following pre-tax items: restructuring and other charges of $20.2 million, in-process research and development charges of $83.5 million, integration charges of $2.5 million, gains on the retirement of convertible subordinated notes of $62.9 million and an investment write-down charge of $50.5 million.

(3)	Includes the following pre-tax items: restructuring charges of $12.3 million, in-process research and development charges of $4.2 million, goodwill amortization of $46.6 million and an investment write-down charge of $53.6 million.

	As of December 31,

	2003	2002	2001	2000	1999

	(in thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$581,512	$578,471	$989,642	$1,144,743	$345,958
Working capital	$399,996	$438,905	$883,829	$1,132,139	$322,170
Total assets	$2,411,097	$2,614,669	$2,389,588	$2,103,129	$513,378
Total long-term liabilities	$557,841	$942,114	$1,150,000	$1,156,719	$—
Total stockholders’ equity	$1,562,443	$1,430,531	$997,369	$730,002	$457,715

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

OF NETSCREEN

      The tables below present summary selected historical consolidated financial data of NetScreen. You should read the information set forth below in conjunction with the consolidated financial statements (including the notes thereto) and management’s discussion and analysis of the financial condition and results of operations in NetScreen’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, which are incorporated by reference into this joint proxy statement/prospectus. Please refer to the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 99.

      The selected historical consolidated statements of operations data for the fiscal years ended September 30, 2003, 2002 and 2001 and the selected historical consolidated balance sheets data as of September 30, 2003 and 2002 are derived from the audited consolidated financial statements of NetScreen contained in NetScreen’s consolidated financial statements, and the related notes thereto, that are incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated statement of operations data for the three months ended December 31, 2003 and 2002 and the selected historical consolidated balance sheet data as of December 31, 2003 are derived from the unaudited consolidated financial statements of NetScreen contained in NetScreen’s consolidated financial statements, and the related notes thereto, that are incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated statement of operations data for the fiscal years ended September 30, 2000 and 1999 and the selected historical consolidated balance sheet data as of September 30, 2001, 2000 and 1999 are derived from audited financial statements that are not included in, or incorporated by reference into this joint proxy statement/prospectus.

      This historical financial data may not be indicative of NetScreen’s future performance.

						Three Months Ended
	Fiscal Year Ended September 30,					December 31,

	2003	2002	2001	2000	1999	2003	2002

	(in thousands, except per share amounts)
Consolidated Statements of Operation Data:
Total revenues	$245,342	$138,482	$85,563	$26,584	$5,871	$81,017	$51,070
Gross margin	$189,222	$101,881	$59,767	$18,209	$4,183	$61,990	$39,370
Income (loss) from operations	$37,194	$(11,674)	$(32,223)	$(33,478)	$(19,810)	$10,901	$5,235
Net income (loss)	$51,520	$(12,371)	$(31,305)	$(33,201)	$(19,730)	$6,374	$3,212
Net income (loss) applicable to common stockholders	$51,520	$(41,114)	$(34,228)	$(33,720)	$(19,730)	$6,374	$3,212
Basic net income (loss) per share applicable to common stockholders	$0.65	$(0.68)	$(2.05)	$(2.82)	$(2.99)	$0.07	$0.04
Shares used in computing basic net income (loss) per share applicable to common stockholders	79,110	60,564	16,696	11,954	6,598	86,539	77,003
Diluted net income (loss) per share applicable to common stockholders	$0.61	$(0.68)	$(2.05)	$(2.82)	$(2.99)	$0.07	$0.04
Shares used in computing diluted net income (loss) per share applicable to common stockholders	84,694	60,564	16,696	11,954	6,598	90,730	82,893

	As of September 30,					As of December 31,

	2003	2002	2001	2000	1999	2003

	(in thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$340,652	$249,864	$17,655	$31,869	$5,947	$379,219
Working capital	$322,237	$223,296	$8,330	$23,964	$4,177	$341,198
Total assets	$491,723	$346,684	$50,201	$48,115	$10,390	$734,418
Total long-term obligations, less current portion	$2,042	$4,090	$2,663	$673	$580	$3,754
Redeemable convertible preferred stock	$—	$—	$56,542	$53,629	$16,497	$—
Total stockholders’ equity (net capital deficiency)	$396,929	$288,889	$(42,611)	$(27,683)	$(11,693)	$618,643

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL DATA

      The following selected unaudited pro forma condensed combined consolidated financial data was prepared using the purchase method of accounting. Due to different fiscal period ends for Juniper Networks and NetScreen, the unaudited pro forma condensed combined consolidated statement of operations data combines the historical consolidated statement of operations data of Juniper Networks for the year ended December 31, 2003, with NetScreen’s historical consolidated statement of operations data for the year ended September 30, 2003, giving effect to the merger as if it had occurred on January 1, 2003. The unaudited pro forma condensed combined consolidated balance sheet data combines Juniper Networks’ historical consolidated balance sheet data as of December 31, 2003 with NetScreen’s historical consolidated balance sheet data as of September 30, 2003, giving effect to the merger as if it had occurred as of December 31, 2003.

      The selected unaudited pro forma condensed combined consolidated financial data is based on estimates and assumptions which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Juniper Networks that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of Juniper Networks.

      This selected unaudited pro forma condensed combined consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed combined consolidated financial statements and accompanying notes contained elsewhere in this joint proxy statement/ prospectus and the separate historical consolidated financial statements and accompanying notes of Juniper Networks and NetScreen incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 99 of this joint proxy statement/ prospectus.

JUNIPER NETWORKS AND NETSCREEN

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL DATA(1)
(In thousands, except per share amounts)

Year Ended
December 31, 2003

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations Data:
Net revenues	$946,735
Operating loss	$(90,121)
Net loss	$(99,838)
Net loss per share:
Basic and diluted	$(0.20)
Shares used computing net loss per share:
Basic and diluted	493,250

As of
December 31, 2003

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$862,186
Working capital	$665,663
Total assets	$6,379,709
Long-term liabilities	$557,841
Total stockholders’ equity	$5,468,066

(1)	See the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 81 of this joint proxy statement/prospectus.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

      The following table presents comparative historical per share data regarding the net income (loss), book value and cash dividends of each of Juniper Networks and NetScreen and unaudited combined pro forma per share data after giving effect to the merger as a purchase of NetScreen by Juniper Networks assuming the merger had been completed on January 1, 2003. The following data assumes 1.404 shares of Juniper Networks common stock will be issued in exchange for each share of NetScreen common stock in connection with the merger and the assumption of options based upon the same exchange ratio. This data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data and unaudited pro forma condensed combined consolidated financial statements contained elsewhere in this joint proxy statement/prospectus, and the separate historical consolidated financial statements of Juniper Networks and NetScreen and the accompanying notes incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Juniper Networks that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of Juniper Networks.

	As of or For the 12 Months Ended December 31, 2003

	Historical		Pro Forma

			Juniper Networks	NetScreen
	Juniper Networks	NetScreen(1)	and NetScreen(2)	Equivalent(3)

Net income (loss) per share:
Basic	$0.10	$0.65	$(0.20)	$(0.28)
Diluted	$0.10	$0.61	$(0.20)	$(0.28)
Book value per share at period end(4)	$4.00	$4.84	$10.82	$15.19
Cash dividends declared per share	$—	$—	$—	$—

(1)	NetScreen historical per share data is as of or for the 12 months ended September 30, 2003.

(2)	Because of different fiscal period ends, financial information for Juniper Networks as of or for the year ended December 31, 2003 has been combined with financial information relating to NetScreen as of or for the 12 months ended September 30, 2003.

(3)	The NetScreen equivalent pro forma combined per share amounts are calculated by multiplying Juniper Networks combined pro forma share amounts by the exchange ratio in the merger of 1.404 shares of Juniper Networks common stock for each share of NetScreen common stock.

(4)	Historical book value per share is computed by dividing stockholders’ equity by the number of shares of Juniper Networks or NetScreen common stock outstanding at December 31, 2003 and September 30, 2003, respectively. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of Juniper Networks common stock outstanding at December 31, 2003.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Recent Share Prices

      Juniper Networks common stock has been quoted on the Nasdaq National Market under the symbol “JNPR” since its initial public offering on June 24, 1999. NetScreen common stock has been quoted on the Nasdaq National Market under the symbol “NSCN” since its initial public offering on December 12, 2001. The table below sets forth the high and low sales prices of Juniper Networks common stock and NetScreen common stock for the periods indicated. The prices indicated below have been appropriately adjusted to give retroactive effect to all stock splits that have occurred through the date of this joint proxy statement/prospectus.

	Juniper Networks		NetScreen
	Common Stock		Common Stock

	High	Low	High	Low

Year Ending December 31, 2004:
First Quarter (through March 9, 2004)	$31.25	$18.75	$38.15	$24.75
Year Ending December 31, 2003:
Fourth Quarter	$19.01	$15.17	$27.34	$22.00
Third Quarter	$18.00	$12.63	$27.29	$19.95
Second Quarter	$14.45	$8.16	$24.50	$16.81
First Quarter	$9.69	$7.36	$20.80	$15.32
Year Ending December 31, 2002:
Fourth Quarter	$9.85	$4.43	$18.00	$9.94
Third Quarter	$9.21	$4.58	$14.00	$8.29
Second Quarter	$13.23	$5.13	$16.46	$7.76
First Quarter	$21.99	$9.32	$27.95	$12.90

      The above table shows only historical comparisons and may not provide meaningful information to NetScreen stockholders in determining whether to adopt the merger agreement or Juniper Networks stockholders in determining whether to approve the issuance of shares of Juniper Networks common stock in connection with the merger. Juniper Networks and NetScreen stockholders are urged to obtain current market quotations for Juniper Networks and NetScreen common stock and to carefully review the other information contained in this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus. Please refer to the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 99 of this joint proxy statement/prospectus.

      The following table provides the closing prices per share of Juniper Networks common stock and NetScreen common stock, each as reported on the Nasdaq National Market on February 6, 2004, the last full trading day preceding public announcement that Juniper Networks and NetScreen had entered into the merger agreement, and March 9, 2004, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus.

	Juniper	NetScreen
	Networks	Common
	Common Stock	Stock

February 6, 2004	$29.47	$26.40
March 9, 2004	$23.84	$33.24

      NetScreen stockholders are advised to obtain current market price information for Juniper Networks common stock and NetScreen common stock.

Dividend Information

      Neither Juniper Networks nor NetScreen has ever paid any cash dividends on their shares of capital stock. Under the merger agreement, each of Juniper Networks and NetScreen has agreed not to pay dividends pending the completion of the merger, without the written consent of the other. If the merger is not consummated, the NetScreen board of directors presently intends that it would continue its policy of retaining all earnings to finance the expansion of its business. The Juniper Networks board of directors presently intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

Number of Stockholders

      As of March 10, 2004, the record date for the Juniper Networks special meeting, there were approximately 1,483 stockholders of record of Juniper Networks common stock. As of March 10, 2004, the record date for the NetScreen special meeting, there were approximately 641 stockholders of record of NetScreen common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they ever materialize or prove incorrect, could cause the results of Juniper Networks or NetScreen to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and words and terms of similar substance used in connection with any discussion of future operating or financial performance and the merger of Juniper Networks’ and NetScreen’s businesses identify these forward-looking statements. You should note that the discussion of Juniper Networks’ and NetScreen’s respective board of directors’ reasons for the merger and the descriptions of their respective financial advisors’ opinions contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this document.

      In this joint proxy statement/prospectus, these forward-looking statements include, among others, statements regarding: the completion and timing of the consummation of the merger; the anticipated benefits of the merger, including the expectation of greater revenue opportunities, expanded distribution channels, operating efficiencies and cost savings; the intention that the merger qualify as a reorganization for United States federal income tax purposes; future financial results of Juniper Networks, NetScreen and the combined company; the effect that the public announcement of the merger may have on each company’s sales and operating results and on their ability to retain key management and personnel; the ability of the merger to increase stockholder value; the integration of the two companies, including the combined company’s ability to successfully utilize the skills and resources of its management team; the ability to match the respective corporate cultures of the two companies; the anticipated benefits of the merger to customers; the expectation that the complementary nature of Juniper Networks’ and NetScreen’s technologies will yield an integrated networks security solution; the combined company’s future technologies and growth trends relating to such technologies; growth and growth opportunities; the combined company’s competitive and market position; opportunities for marketing the products of the combined company; and the combined company’s response to technological changes, increased competition and shifting market demand.

      These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from such forward-looking statements. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” beginning on page 17 of this joint proxy statement/ prospectus. You should consider carefully the statements set forth in “Risk Factors” and other sections of this joint proxy statement/prospectus, and in other documents that are incorporated by reference into this joint proxy statement/prospectus.

      You are cautioned not to place undue reliance on forward-looking statements, which either speak only as of the date of this joint proxy statement/prospectus, or if applicable, speak only as of the earlier date indicated in this joint proxy statement/prospectus. Juniper Networks and NetScreen are not under any obligation and do not intend to update these forward-looking statements.

RISK FACTORS

      Juniper Networks and NetScreen will operate as a combined company in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond the combined company’s control. In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to Juniper Networks and NetScreen or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Juniper Networks and NetScreen as a combined company.

      In addition, Juniper Networks’ and NetScreen’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of Juniper Networks, in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and, in the case of NetScreen, in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, each of which is incorporated by reference into this joint proxy statement/prospectus. These risks and uncertainties will continue to apply to Juniper Networks and NetScreen as independent companies if the merger is not consummated.

Risks Related to the Merger

Although Juniper Networks and NetScreen expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

      The failure of the combined company to meet the challenges involved in integrating the operations of Juniper Networks and NetScreen successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. Realizing the benefits of the merger will depend in part on the successful integration of technology, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the business of the combined company. The challenges involved in this integration include the following:

•	combining diverse product and service offerings;

•	coordinating research and development activities to enhance introduction of new products and services;

•	preserving customer, distribution, reseller, manufacturing, supplier and other important relationships of both Juniper Networks and NetScreen and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from ongoing business concerns;

•	addressing differences in the business cultures of Juniper Networks and NetScreen, maintaining employee morale and retaining key employees; and

•	coordinating and combining overseas operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance, local laws and regulations.

      The combined company may not successfully integrate the operations of Juniper Networks and NetScreen in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits of the merger are based on projections and assumptions, including successful integration, not actual experience. In addition to the integration risks discussed above, the combined company’s ability to realize these benefits could be adversely affected by practical or legal constraints on its ability to combine operations.

The exchange ratio which determines the number of shares of Juniper Networks common stock that NetScreen stockholders will receive for each share of NetScreen common stock in the merger is fixed at 1.404 and such shares of Juniper Networks common stock may not maintain their current value or the value they had when the merger agreement was signed.

      At the closing of the merger, each share of NetScreen common stock will be exchanged for 1.404 shares of Juniper Networks common stock. There will be no adjustment in the number of shares of Juniper Networks common stock issued to NetScreen stockholders (or reserved for issuance pursuant to assumed NetScreen stock options) because of changes in the market price of either Juniper Networks common stock or NetScreen common stock. Accordingly, the then current dollar value of Juniper Networks common stock that NetScreen stockholders will receive upon the merger’s completion will depend entirely upon the market value of Juniper Networks common stock at the time the merger is completed. This value may substantially decrease from the date you submit your proxy. Moreover, completion of the merger may occur some time after NetScreen stockholder approval has been obtained, so that the then current dollar value of Juniper Networks common stock that NetScreen stockholders will receive upon the merger’s completion may substantially decrease from the date of the special meeting of NetScreen stockholders. In addition, NetScreen cannot terminate the merger agreement or refuse to complete the merger solely because of changes in the market price of Juniper Networks common stock or NetScreen common stock. The share prices of Juniper Networks common stock and NetScreen common stock are subject to the general price fluctuations in the market for publicly-traded equity securities, and the prices of both companies’ common stock have experienced volatility in the past. Juniper Networks and NetScreen urge you to obtain recent market quotations for Juniper Networks common stock and NetScreen common stock. Neither Juniper Networks nor NetScreen can predict or give any assurances as to the respective market prices of its common stock at any time before or after the completion of the merger.

Juniper Networks and NetScreen each expect to incur significant costs associated with the merger.

      Juniper Networks estimates that it will incur direct transaction costs of approximately $16 million associated with the merger, which will be included as part of the total purchase price for financial accounting purposes. In addition, NetScreen estimates that it will incur direct transaction costs of approximately $10 million, which will be recognized as expenses as incurred. Juniper Networks and NetScreen believe the combined entity may incur charges to operations, which cannot be reasonably estimated at this time, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies.

The stock prices and businesses of Juniper Networks and NetScreen may be adversely affected if the merger is not completed.

      Completion of the merger is subject to several closing conditions, including obtaining requisite regulatory and stockholder approvals, and Juniper Networks and NetScreen may be unable to obtain such approvals on a timely basis or at all. We believe that NetScreen common stock currently trades based upon the market price of Juniper Networks common stock, discounted due to the uncertainties regarding the ability of the companies to complete the merger. Accordingly, if the merger is not completed, the price of NetScreen common stock may decline. In addition, either company’s operations may be harmed to the extent that customers, distributors, resellers and others believe that such company cannot effectively compete in the marketplace without the merger, or there is uncertainty surrounding the future direction of the product and service offerings and strategy of Juniper Networks or NetScreen on a standalone basis. If the merger is not completed, Juniper Networks and NetScreen would not derive the strategic benefits expected to result from the merger, which could adversely affect their respective businesses. Juniper Networks and NetScreen will also be required to pay significant costs incurred in connection with the merger, including legal, accounting and a portion of the financial advisory fees, whether or not the merger is completed. In addition, under specified circumstances described in the section entitled “The Merger Agreement — Payment of Termination Fee” beginning on page 79 of this proxy statement/prospectus, NetScreen may be required to pay Juniper Networks a termination fee of $150 million in connection with the termination of the merger agreement.

Uncertainty regarding the merger may cause customers, distributors, resellers and others to delay or defer decisions concerning Juniper Networks and NetScreen which may harm either company’s results of operations.

      Because the merger is subject to several closing conditions, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, distributors, resellers and others to delay or defer decisions concerning Juniper Networks or NetScreen, which could negatively affect their businesses and results of operations. Prospective customers could also be reluctant to purchase the combined company’s products due to uncertainty about the direction of the combined company’s products and willingness to support and service existing products. In addition, customers, distributors, resellers and others may also seek to change existing agreements with Juniper Networks or NetScreen as a result of the merger. These and other actions by customers, distributors, resellers and others could negatively affect Juniper Networks’ and NetScreen’s businesses and results of operations.

Charges to earnings and the write-down of deferred revenue resulting from the application of the purchase method of accounting may adversely affect the market value of Juniper Networks common stock following the merger.

      In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which will require a write-down of NetScreen’s deferred revenue and other purchase accounting adjustments, some of which will result in charges to earnings that could have a material adverse effect on the market value of the common stock of the combined company following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to NetScreen’s net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of that asset. These amortization and potential impairment charges and the write-down of deferred revenue could have a material impact on the combined company’s results of operations.

Juniper Networks and NetScreen must continue to retain and motivate executives and key employees and recruit new employees, which may be difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.

      In order to be successful, during the period before the merger is completed, each of Juniper Networks and NetScreen must continue to retain and motivate executives and other key employees and recruit new employees. Experienced personnel in the networking and network security industries are in high demand and competition for their talents is intense. Employees of Juniper Networks or NetScreen may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. These potential distractions of the merger may adversely affect each company’s ability to attract, motivate and retain executives and key employees and keep them focused on the strategies and goals of the combined company. Any failure by Juniper Networks or NetScreen to retain and motivate executives and key employees during the period prior to the completion of this merger could seriously harm their respective businesses, as well as the business of the combined company.

The market price of the shares of Juniper Networks common stock may be affected by factors different from those affecting the shares of NetScreen common stock.

      Upon completion of the merger, holders of NetScreen common stock will become holders of Juniper Networks common stock. An investment in Juniper Networks common stock has different risks than an investment in NetScreen common stock. Former holders of NetScreen common stock will be subject to additional risks upon exchange of their shares of NetScreen common stock for Juniper Networks common stock in the merger, some of which are described below in the section entitled “— Risks Related to the Combined Company’s Business.” For a discussion of the businesses of Juniper Networks and NetScreen, see the documents incorporated by reference into this document and referred to in the section entitled “Where You Can Find More Information” beginning on page 99 of this joint proxy statement/prospectus.

NetScreen’s obligation to pay a termination fee under certain circumstances and the restrictions on its ability to solicit other acquisition proposals may discourage other companies from trying to acquire NetScreen.

      Until the merger is completed or the merger agreement is terminated, with limited exceptions, the merger agreement prohibits NetScreen from entering into or soliciting any acquisition proposal or offer for a merger or other business combination with a party other than Juniper Networks. NetScreen has agreed to pay Juniper Networks a termination fee of $150 million under specified circumstances. These provisions could discourage other companies from trying to acquire NetScreen even though they might be willing to offer greater value to NetScreen stockholders than Juniper Networks has offered in the merger.

Risks Related to the Combined Company’s Business

The combined company will face intense competition that could reduce its market share and adversely affect its ability to generate revenues.

      Competition is intense in the markets that will be addressed by the combined company. Juniper Networks’ market has historically been dominated by Cisco Systems, Inc., with other companies such as Nortel Networks Corporation and Alcatel S.A. providing products to a smaller segment of the market. In addition, a number of other small public or private companies have announced plans for new products to address the same challenges that its products address.

      Current and potential competitors in NetScreen’s market include the following, all of which sell worldwide or have a presence in most of the major geographical markets for NetScreen’s products:

•	firewall and virtual private networking, or VPN, software vendors, such as Check Point Software Technologies Ltd. and Symantec Corporation;

•	network equipment manufacturers, such as Cisco Systems, Inc., Lucent Technologies Inc., Nokia Corporation and Nortel Networks Corporation;

•	security appliance suppliers, such as SonicWALL, Inc., WatchGuard Technologies, Inc. and Symantec Corporation;

•	secure sockets layer VPN vendors, such as Cisco Systems, Inc., F5 Networks, Inc. and Symantec Corporation;

•	intrusion detection system vendors, such as Internet Security Systems, Inc., Cisco Systems, Inc., Network Associates, Inc. and Enterasys Networks, Inc.;

•	low-cost network hardware suppliers with products that include network security functionality; and

•	emerging security companies that may position their systems as replacements for the combined company’s products.

      If the combined company is unable to compete successfully against existing and future competitors on the basis of product offerings or price, the combined company could experience a loss in market share and/or be required to reduce prices, which could result in reduced gross margins, and which could materially and adversely affect its business, operating results and financial condition.

The fluctuating economic conditions, combined with the financial condition of some of the combined company’s customers, will make it difficult to predict revenues for a particular period and a shortfall in revenues may harm its operating results.

      The recent economic downturn, combined with each of Juniper Networks’ and NetScreen’s own relatively limited operating history in the context of such a downturn and their lack of operating history as a combined company, may make it difficult for the combined company to accurately forecast revenue.

      Each of Juniper Networks and NetScreen has experienced and expects, in the foreseeable future, the combined company to continue to experience limited visibility into its customers’ spending plans and capital budgets. This limited visibility complicates the revenue forecasting process. Additionally, many customers funded their network infrastructure purchases through a variety of debt and similar instruments and many of these same customers are carrying a significant debt burden and are experiencing reduced cash flow with which to carry the cost of the debt and the corresponding interest charges, which reduces their ability to both justify and make future purchases. The telecommunications industry has experienced consolidation and rationalization of its participants and this trend may continue. There have been adverse changes in the public and private equity and debt markets for telecommunications industry participants, which have affected their ability to obtain financing or to fund capital expenditures. In some cases the significant debt burden carried by these customers has reduced their ability to pay for the purchases made to date. This has contributed, and will likely continue to contribute, to the uncertainty of the amounts and timing of capital expenditures, further limiting visibility and complicating the forecasting process. Certain of these customers have filed for bankruptcy as a result of their debt burdens. Although these customers generally expect that they will emerge from the bankruptcy proceedings in the future, a bankruptcy proceeding can be a slow and cumbersome process further limiting the visibility and complicating the revenue forecasting process as to these customers. Even if they should emerge from such proceedings, the extent and timing of any future purchases of equipment is uncertain. This uncertainty will further complicate the revenue forecasting process.

      In addition, the combined company’s operating expenses will be largely based on anticipated revenue trends and a high percentage of its expenses are, and will continue to be, fixed in the short-term. If the combined company does not achieve its expected revenues, its operating results will be below its expectations and those of investors and market analysts, which could cause the price of its common stock to decline.

The combined company will rely on distribution partners to sell its products, and disruptions to these channels could adversely affect its ability to generate revenues from the sale of its products.

      The combined company’s future success will be highly dependent upon establishing and maintaining successful relationships with a variety of distribution partners. Juniper Networks has entered into agreements with several value added resellers, some of which also sell products that compete with its products. Additionally, NetScreen derived 89.4% of its total revenues from value-added resellers and distributors in the three months ended December 31, 2003. In the fiscal year ended September 30, 2003, NetScreen derived 92.1% of its total revenues from value-added resellers and distributors. The combined company expects its revenues to depend, in part, on the performance of these third-party distributors and resellers. The loss of or reduction in sales to these value-added resellers or distributors could materially reduce the revenues of the combined company. If the combined company fails to maintain relationships with these distribution partners, and/or fails to develop new relationships with reseller and distributors in new markets, or if these partners are not successful in their sales efforts, sales of the combined company’s products may decrease and its operating results would suffer.

A limited number of the combined company’s customers will comprise a significant portion of its revenues and any decrease in revenue from these customers could have an adverse effect on the combined company.

      Even though its customer base has increased substantially and is expected to increase further as a result of the merger, a large portion of the combined company’s net revenues will likely continue to depend on sales to a limited number of customers. During 2003, LM Ericsson Telefon AB and Siemens AG each accounted for greater than 10% of Juniper Networks’ net revenues. Ericsson was the only customer that accounted for greater than 10% of Juniper Networks’ net revenues during 2002. Any downturn in the business of these customers or potential new customers could significantly decrease sales to such customers that could adversely affect the combined company’s net revenues and results of operations.

Future acquisitions or investments that the combined company may make could disrupt its business and harm its financial condition and may dilute the ownership of the combined company’s stockholders.

      Each of Juniper Networks and NetScreen has made, and the combined company may continue to make, acquisitions in order to enhance its business. Acquisitions involve numerous risks, including problems combining the purchased operations, technologies or products, unanticipated costs, diversion of management’s attention from its core businesses, adverse effects on existing business relationships with suppliers and customers, risks associated with entering markets in which the combined company has no or limited prior experience and potential loss of key employees. There can be no assurance that the combined company will be able to successfully integrate any businesses, products, technologies or personnel that it might acquire. The integration of businesses that each of Juniper Networks and NetScreen has acquired has been, and will continue to be, a complex, time consuming and expensive process. For example, although Juniper Networks completed the acquisition of Unisphere Networks on July 1, 2002, integration of the products, product roadmap and operations is a continuing activity and will be for the foreseeable future. Additionally, if the combined company fails to efficiently operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices, its business and financial condition may be adversely affected.

      Juniper Networks has also made investments in order to enhance its business and the combined company may also make investments in complementary companies, products or technologies. In the event of any such investments or acquisitions, the combined company could issue stock that would dilute its then current stockholders’ percentage ownership, incur debt, assume liabilities, incur amortization expenses related to purchases of intangible assets, or incur large and immediate write-offs.

Juniper Networks’ and NetScreen’s products are highly technical and if they contain undetected software or hardware errors, the business of the combined company could be adversely affected.

      Each of Juniper Networks’ and NetScreen’s products are, and the combined company’s products will be, highly technical and complex and may contain undetected errors or defects. Some errors may only be discovered after a product has been installed and used by end customers. Any errors discovered in the products offered by the combined company after commercial release could result in loss of revenue or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect the combined company’s business and its results of operations.

If the combined company’s products do not interoperate with its customers’ networks, installations will be delayed or cancelled and could harm its business.

      Each of Juniper Networks’ and NetScreen’s products are designed to interface with its customers’ existing networks, each of which have different specifications and utilize multiple protocol standards and products from other vendors. Many of their customers’ networks contain multiple generations of products that have been added over time as these networks have grown and evolved. The combined company’s products will be required to interoperate with many or all of the products within these networks as well as future products in order to meet its customers’ requirements. If the combined company finds errors in the existing software or defects in the hardware used in its customers’ networks, the combined company may have to modify its software or hardware to fix or overcome these errors so that its products will interoperate and scale with the existing software and hardware. If the combined company’s products do not interoperate with those of its customers’ networks, installations could be delayed, orders for its products could be cancelled or its products could be returned. This would also damage the combined company’s reputation, which could seriously harm its business and prospects.

Traditional telecommunications companies generally require more onerous terms and conditions of their vendors. As the combined company seeks to sell more products to such customers, it may be required to agree to terms and conditions that may have an adverse effect on its business.

      Traditional telecommunications companies, because of their size, generally have had greater purchasing power and, accordingly, have requested and received more favorable terms, which often translate into more onerous terms and conditions for their vendors. As the combined company seeks to sell more products to this class of customer, it may be required to agree to such terms and conditions, which may include terms that affect its ability to recognize revenue and have an adverse effect on its business and financial condition.

      In addition, many of this class of customer have purchased products from other vendors who promised certain functionality and failed to deliver such functionality and/or had products that caused problems and outages in the networks of these customers. As a result, this class of customer may request additional features from the combined company and require substantial penalties for failure to deliver such features or may require substantial penalties for any network outages that may be caused by its products. These additional requests and penalties, if the combined company is required to agree to them, may affect its ability to recognize the revenue from such sales, which may negatively affect its business and its financial condition.

If the combined company does not successfully anticipate market needs and develop products and product enhancements that meet those needs, or if those products do not gain market acceptance, the combined company may not be able to compete effectively and its ability to generate revenues will suffer.

      The combined company cannot ensure that it will be able to anticipate future market needs or be able to develop new products or product enhancements to meet such needs or to meet them in a timely manner. If the combined company fails to anticipate the market requirements or to develop new products or product enhancements to meet those needs, such failure could substantially decrease market acceptance and sales of its present and future products, which would significantly harm its business and financial results. Even if the combined company is able to anticipate and develop and commercially introduce new products and enhancements, there can be no assurance that new products or enhancements will achieve widespread market acceptance. Any failure of the combined company’s products to achieve market acceptance could adversely affect its business and financial results.

The combined company’s ability to develop, market and sell products could be harmed if it is unable to retain or hire key personnel.

      The combined company’s future success will depend upon the continued services of its executive officers and other key engineering, sales, marketing and support personnel. None of Juniper Networks’ or NetScreen’s officers or key employees is bound by an employment agreement for any specific term. Additionally, officers of NetScreen may receive accelerated vesting of options or restricted stock upon the occurrence of certain events in connection with the merger, which may make the officers more difficult to retain. For a description of accelerated vesting of options or restricted stock of NetScreen officers, please see the section entitled “The Merger — Interests of Certain Persons in the Merger — Interests of NetScreen Executive Officers and Directors in the Merger,” beginning on page 56 of this joint proxy statement/prospectus.

      Even though the depth of Juniper Networks’ employee base has increased, and the employee base of the combined company will further increase as a result of the merger, the loss of the services of any of its key employees, the inability to attract or retain key personnel in the future or delays in hiring required personnel, particularly engineers, could delay the development and introduction of, and negatively impact the combined company’s ability to develop, market, sell, or support, its products.

If the combined company fails to accurately predict its manufacturing requirements, it could incur additional costs or experience manufacturing delays which would harm its business.

      Juniper Networks and NetScreen do not have long-term contracts with their contract manufacturers. Accordingly, such contract manufacturers are not obligated to supply products for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. In addition, lead times for required materials and components vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. The combined company will provide demand forecasts to its contract manufacturers. If the combined company overestimates its requirements, the contract manufacturers may assess charges or the combined company may have liabilities for excess inventory, each of which could negatively affect its gross margins. If the combined company underestimates its requirements, the contract manufacturers may have inadequate inventory, which could interrupt manufacturing of the combined company’s products and result in delays in shipments and deferral or loss of revenues.

The combined company will be dependent on sole source and limited source suppliers for several key components, which makes the combined company susceptible to shortages or price fluctuations.

      With the current demand for electronic products, component shortages are possible and the predictability of the availability of such components may be limited. Each of Juniper Networks and NetScreen currently purchase several key components, including ASICs, from single or limited sources. For example, IBM is Juniper Networks’ sole ASIC supplier and Toshiba America Electronic Components, Inc. is NetScreen’s sole ASIC supplier. In the event of a component shortage or supply interruption, the combined company may not be able to develop alternate or second sources in a timely manner, which could hurt its ability to deliver product to customers. If the combined company is unable to buy these components on a timely basis, it will not be able to deliver product to its customers, which would seriously impact present and future sales, which would, in turn, adversely affect its business.

The combined company will be dependent on contract manufacturers with whom it will not have long-term supply contracts, and changes to those relationships, expected or unexpected, may result in delays or disruptions that could cause the combined company to lose revenue and damage its customer relationships.

      The combined company will depend on independent contract manufacturers (each of whom is a third party manufacturer for numerous companies) to manufacture its products. Neither Juniper Networks nor NetScreen has long-term supply contracts with such manufacturers and if the combined company should fail to effectively manage its contract manufacturer relationships or if one or more of them should experience delays, disruptions or quality control problems in its manufacturing operations, its ability to ship products to its customers could be delayed which could adversely affect its business and financial results.

Litigation regarding intellectual property rights may be time consuming and require a significant amount of resources to prosecute or defend; therefore the combined company may have to expend a substantial amount of resources to make its products non-infringing and may have to pay a substantial amount of money in damages.

      Third parties have asserted and may in the future assert claims or initiate litigation related to exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are relevant to the combined company. For example, in 2003, Toshiba Corporation filed a lawsuit against Juniper Networks, alleging that its products infringe certain Toshiba patents. The asserted claims and/or initiated litigation may include claims against the combined company or its manufacturers, suppliers, or customers, alleging infringement of their proprietary rights with respect to its products. Regardless of the merit of these claims, they can be time-consuming, result in costly litigation and may require the combined company to develop non-infringing technologies or enter into license agreements. Furthermore, because of the potential for high awards of damages that are not necessarily predictable, even arguably unmeritorious claims may be settled for significant amounts of money. If any infringement or other intellectual property claim made against the combined company by any third party is successful, or if the combined company fails to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, its business, operating results and financial condition could be materially and adversely affected.

Juniper Networks is a party to lawsuits, which, if determined adversely to Juniper Networks, could require the combined company to pay damages which could harm its business and financial condition.

      Juniper Networks and certain of its current and former officers and current and former members of its board of directors are subject to various lawsuits. There can be no assurance that actions that have been brought against Juniper Networks or may be brought against the combined company will be resolved in its favor. Regardless of whether they are in its favor, these lawsuits are, and any future lawsuits to which the combined company may become a party in the future will likely be, expensive and time consuming to defend or resolve. Any losses resulting from these claims could adversely affect the combined company’s profitability and cash flow.

The combined company might have to defend lawsuits or pay damages in connection with any alleged or actual failure of its products and services.

      Because NetScreen’s products and services provide and monitor network security and may protect valuable information, the combined company could face claims for product liability, tort or breach of warranty. Anyone who circumvents NetScreen’s security measures could misappropriate the confidential information or other property of end customers using its products, or interrupt their operations. If that happens, affected end customers or others may sue the combined company. In addition, the combined company may face liability for breaches caused by faulty installation of its products by its service and support organizations. Provisions in NetScreen’s contracts relating to warranty disclaimers and liability limitations may be unenforceable. Some courts, for example, have found contractual limitations of liability in standard computer and software contracts to be unenforceable in some circumstances. Defending a lawsuit, regardless of its merit, could be costly and could divert management attention. The combined company’s business liability insurance coverage may be inadequate or future coverage may be unavailable on acceptable terms or at all.

The long sales and implementation cycles for the combined company’s products, as well as its expectation that some customers will sporadically place large orders with short lead times, may cause revenues and operating results to vary significantly from quarter to quarter.

      A customer’s decision to purchase certain Juniper Networks and NetScreen products involves a significant commitment of its resources and a lengthy evaluation and product qualification process. As a result, the sales cycle may be lengthy. Throughout the sales cycle, the combined company may spend considerable time educating and providing information to prospective customers regarding the use and benefits of its products. Even after making the decision to purchase, customers may deploy the products slowly and deliberately. Timing of deployment can vary widely and depends on the skill set of the customer, the size of the network deployment, the complexity of the customer’s network environment and the degree of hardware and software configuration necessary to deploy the products. Customers with large networks usually expand their networks in large increments on a periodic basis. Accordingly, the combined company may receive purchase orders for significant dollar amounts on an irregular basis. These long cycles, as well as Juniper Networks’ expectation that customers will tend to sporadically place large orders with short lead times, may cause revenues and operating results to vary significantly and unexpectedly from quarter to quarter.

Each of Juniper Networks’ and NetScreen’s products incorporate and rely upon licensed third-party technology and if licenses of third-party technology do not continue to be available to the combined company or become very expensive, the combined company’s revenues and ability to develop and introduce new products could be adversely affected.

      Both Juniper Networks and NetScreen integrate licensed third-party technology in certain of their products. From time to time, the combined company may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to the combined company on commercially reasonable terms. Its inability to maintain or re-license any third-party licenses required in its products or its inability to obtain third-party licenses necessary to develop new products and product enhancements, could require the combined company to obtain substitute technology of lower quality or performance standards or at a greater cost, any of which could harm its business, financial condition and results of operations.

A breach of network security could harm public perception of NetScreen’s products, which could cause the combined company to lose revenues.

      If an actual or perceived breach of network security occurs in one of NetScreen’s end customer’s network systems, regardless of whether the breach is attributable to its products, the market perception of the effectiveness of its products could be harmed. This could cause the combined company to lose current and potential end customers or cause the combined company to lose current and potential value-added resellers and distributors. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, the combined company may be unable to anticipate these techniques.

Due to the global nature of its operations, economic or social conditions or changes in a particular country or region could adversely affect the combined company’s sales or increase its costs and expenses, which would have a material adverse impact on its financial condition.

      The combined company will conduct significant sales and customer support operations directly and indirectly through its distributors and resellers in countries outside of the United States and will also depend on the operations of its contract manufacturers and suppliers that are located outside of the United States. Accordingly, the combined company’s future results could be materially adversely affected by a variety of uncontrollable and changing factors including, among others, political or social unrest or economic instability in a specific country or region, trade protection measures and other regulatory requirements which may affect its ability to import or export its products from various countries, service provider and government spending patterns affected by political considerations and difficulties in staffing and managing international operations. Any or all of these factors could have a material adverse impact on the combined company’s revenue, costs, expenses and financial condition.

If its restructuring initiatives are not sufficient to meet industry and market conditions and to achieve future profitability, the combined company may undertake restructuring initiatives, which may adversely affect its business, operating results and financial condition.

      In response to industry and market conditions, Juniper Networks has restructured its business and reduced its workforce. The assumptions underlying its restructuring efforts will be assessed on an ongoing basis and may prove to be inaccurate and the combined company may have to restructure its business in the future to achieve certain cost savings and to strategically realign its resources.

      While restructuring, Juniper Networks has assessed, and the combined company will continue to assess, whether it should further reduce its workforce and facilities, and has reviewed the recoverability of its tangible and intangible assets, including the land purchased by Juniper Networks in January 2001. Any such decisions may result in the recording of additional charges, such as workforce reduction costs, facilities reduction costs, asset write-downs, and contractual settlements. Additionally, estimates and assumptions used in asset valuations are subject to uncertainties, as are accounting estimates with respect to the useful life and ultimate recoverability of its carrying basis of assets, including goodwill and other intangible assets. As a result, future market conditions may result in further charges for the write down of tangible and intangible assets.

      The combined company may not be able to successfully implement the initiatives Juniper Networks has undertaken in restructuring its business and, even if successfully implemented, these initiatives may not be sufficient to meet the changes in industry and market conditions and to achieve future profitability. Furthermore, Juniper Networks’ workforce reductions may impair the ability of the combined company to realize its current or future business objectives. Lastly, costs actually incurred in connection with restructuring actions may be higher than the estimated costs of such actions and/or may not lead to the anticipated cost savings.

The combined company will be exposed to fluctuations in currency exchange rates which could negatively affect its financial results and cash flows.

      Because a significant portion of both Juniper Networks’ and NetScreen’s businesses is conducted outside the United States, the combined company will face exposure to adverse movements in non-US currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on the combined company’s financial results and cash flows.

      The majority of combined company’s revenue and expenses will be transacted in US Dollars. Juniper Networks also has some transactions that are denominated in foreign currencies, primarily the Japanese Yen, Hong Kong Dollar, British Pound and the Euro, related to its sale and service operations outside of the United States. An increase in the value of the US Dollar could increase the real cost to Juniper Networks’ customers of its products in those markets outside the United States where Juniper Networks sells in US Dollars, and a weakened dollar could increase the cost of local operating expenses and procurement of raw materials to the extent Juniper Networks must purchase components in foreign currencies.

      Currently, Juniper Networks hedges only those currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and periodically will hedge anticipated foreign currency cash flows. The hedging activities undertaken by Juniper Networks are intended to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities. The combined company’s attempts to hedge against these risks may not be successful resulting in an adverse impact on its net income.

Both Juniper Networks’ and NetScreen’s quarterly results are inherently unpredictable and subject to substantial fluctuations and, as a result, the combined company may fail to meet the expectations of securities analysts and investors, which could adversely affect the trading price of its common stock.

      The combined company’s revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of its control and any of which may cause its stock price to fluctuate.

      The factors that may impact the unpredictability of its quarterly results include limited visibility into customers’ spending plans, changing market conditions, including some customer and potential customer bankruptcies, a change in the mix of its products sold from higher priced core products to lower priced edge products, and long sales and implementation cycles.

      As a result, Juniper Networks and NetScreen each believe that quarter-to-quarter comparisons of their respective operating results are not necessarily a good indication of what the combined company’s future performance will be. It is likely that in some future quarters, operating results of the combined company may be below the expectations of securities analysts and investors in which case the price of Juniper Networks common stock may decline.

If the combined company fails to adequately evolve its financial and managerial control and reporting systems and processes, its ability to manage and grow its business will be negatively affected.

      The combined company’s ability to successfully offer its products and implement its business plan in a rapidly evolving market requires an effective planning and management process. The combined company will need to continue to improve its financial and managerial control and its reporting systems and procedures in order to manage its business effectively in the future. If the combined company fails to continue to implement improved systems and processes, its ability to manage its business and results of operations may be negatively affected.

Juniper Networks sells its products to customers that use those products to build networks and IP infrastructure and, if the network and IP systems do not continue to grow, then the business, operating results and financial condition of the combined company will be adversely affected.

      A substantial portion of the combined company’s business and revenue will depend on growth of IP infrastructure and on the deployment of its product by customers that depend on the continued growth of IP services. As a result of changes in the economy and capital spending, which have in the past particularly affected telecommunications service providers, spending on IP infrastructure can vary, which could have a material adverse effect on the combined company’s business.

Governmental regulations affecting the import or export of products could negatively affect the combined company’s revenues.

      The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time, governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Governmental regulation of encryption technology and regulation of imports or exports, or the combined company’s failure to obtain required export approval of encryption technologies could harm the combined company’s international and domestic sales and adversely affect the combined company’s revenues.

Regulation of the telecommunications industry could harm the combined company’s operating results and future prospects.

      The telecommunications industry is highly regulated and the combined company’s business and financial condition could be adversely affected by the changes in the regulations relating to the telecommunications industry. Currently, there are few laws or regulations that apply directly to access to or commerce on IP networks. The combined company could be adversely affected by regulation of IP networks and commerce in any country where the combined company operates. Such regulations could include matters such as voice over the Internet or using Internet Protocol, encryption technology, and access charges for service providers. The adoption of regulation could decrease demand for the combined company’s products, and at the same time increase the cost of selling its products, which could have a material adverse effect on its business, operating result and financial condition.

THE SPECIAL MEETING OF JUNIPER NETWORKS STOCKHOLDERS

Date, Time and Place of the Special Meeting

      Juniper Networks will hold a special meeting of its stockholders on April 16, 2004, promptly at 10:30 a.m., local time, at The Historic Del Monte Building, 100 South Murphy Street, Third Floor, Sunnyvale, California 94086.

Matters for Consideration

      At the Juniper Networks special meeting, Juniper Networks stockholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Juniper Networks common stock in connection with the merger as more fully described in this joint proxy statement/ prospectus. Juniper Networks currently does not contemplate that any other matters will be presented at the Juniper Networks special meeting.

Recommendation of the Juniper Networks Board of Directors

      After careful consideration, the Juniper Networks board of directors determined that the merger is advisable, is fair to and in the best interests of Juniper Networks and its stockholders, and unanimously approved the merger agreement and the share issuance. The Juniper Networks board of directors unanimously recommends that the Juniper Networks stockholders vote “FOR” the proposal to approve the issuance of shares of Juniper Networks common stock in connection with the merger.

Admission to the Special Meeting

      Only Juniper Networks stockholders, as of the close of business on March 10, 2004, and other persons holding valid proxies for the special meeting are entitled to attend the Juniper Networks special meeting. Juniper Networks stockholders and their proxies should be prepared to present valid government-issued photo identification. Juniper Networks stockholders who are not record holders but hold shares through a broker or nominee (i.e., in street name) should provide proof of beneficial ownership on the record date for the Juniper Networks special meeting, such as their most recent account statement prior to April 16, 2004, or other similar evidence of ownership. Anyone who does not provide valid government-issued photo identification or comply with the other procedures outlined above upon request may not be admitted to the special meeting.

Method of Voting; Record Date; Stock Entitled to Vote; Quorum

      Juniper Networks stockholders are being asked to vote both shares held directly in their name as stockholders of record and any shares they hold in street name as beneficial owners. The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their brokers or nominees how to vote.

      Proxy cards and voting instruction cards are being solicited on behalf of the Juniper Networks board of directors from Juniper Networks stockholders in favor of the proposal to approve the issuance of shares of Juniper Networks common stock in connection with the merger.

      Stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/ prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card. In addition, NetScreen is also soliciting votes for its special meeting in order to get NetScreen stockholder approval to adopt the merger agreement and stockholders who own shares of both Juniper Networks and NetScreen will also receive a proxy or voting instruction card from NetScreen. Please note that a vote for the issuance of shares in connection with the merger for the Juniper Networks special meeting will not constitute a vote for the proposal to adopt the merger agreement for the NetScreen special meeting, and vice versa. Therefore, the Juniper Networks board of directors urges Juniper

Networks stockholders to complete, sign, date and return each proxy card and voting instruction card for the Juniper Networks special meeting they receive.

      Only stockholders of Juniper Networks at the close of business on March 10, 2004, the record date for the Juniper Networks special meeting, are entitled to receive notice of, and vote at, the Juniper Networks special meeting. On the record date, approximately 395,726,279 shares of Juniper Networks common stock were issued and outstanding. Holders of Juniper Networks common stock on the record date are each entitled to one vote per share of Juniper Networks common stock on the proposal to approve the issuance of shares of Juniper Networks common stock in connection with the merger.

      A quorum of stockholders is necessary to have a valid meeting of Juniper Networks stockholders. For a quorum to be established, a majority of the shares of Juniper Networks common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Juniper Networks special meeting.

      Abstentions and broker non-votes count as present for establishing the quorum described above. A broker non-vote may occur on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares. Shares held by Juniper Networks in its treasury do not count toward the presence of a quorum.

Adjournment and Postponement

      Juniper Networks’ bylaws provide that if a quorum is not present or represented at any meeting of the stockholders, then the chairman of the meeting or stockholders holding a majority of shares of Juniper Networks common stock represented at the meeting, either in person or by proxy, may adjourn the meeting from time to time, without further notice other than by an announcement made at the special meeting, until a quorum is present.

Required Vote

      Under the applicable rules of the Nasdaq Stock Market, the issuance of shares of Juniper Networks common stock in connection with the merger requires an affirmative vote of a majority of the votes cast at the Juniper Networks special meeting, provided that a quorum is present.

      Under the rules of the Nasdaq Stock Market, brokers and other nominees are prohibited from giving a proxy to vote their customers’ shares with respect to the proposal to approve the issuance of shares of Juniper Networks common stock in the absence of instructions from their customers. For purposes of determining whether Juniper Networks has received the affirmative vote of a majority of the votes cast at the Juniper Networks special meeting, broker non-votes and abstentions will not be considered votes cast and will therefore have no effect on the outcome of the proposal.

      For purposes of determining whether the total vote cast represents over 50% of all shares of Juniper Networks common stock entitled to vote on the proposal, broker non-votes and abstentions will be considered entitled to vote and will therefore make it more difficult to meet this requirement. If the total vote cast on the proposal represents over 50% of all shares of Juniper Networks common stock entitled to vote on the proposal, these broker non-votes and abstentions would have no effect on the outcome of the proposal.

      As of March 10, 2004, the record date for the Juniper Networks special meeting, the directors and executive officers of Juniper Networks and their affiliates beneficially owned approximately 39,097,485 shares of Juniper Networks common stock, or approximately 9.7% of the total outstanding shares of Juniper Networks common stock.

Voting by Juniper Networks’ Directors and Executive Officers

      Under the terms of voting agreements entered into between NetScreen and each of Scott Kriens, Marcel Gani, James A. Dolce, Jr., Pradeep Sindhu, Ashok Krishnamurthi, William R. Hearst III, Vinod Khosla, Stratton Sclavos, William R. Stensrud, Robert M. Calderoni, Kenneth Levy and Kenneth Goldman, these

Juniper Networks directors and executive officers have agreed, subject to the terms and conditions set forth in their respective voting agreements, to vote their shares of Juniper Networks common stock subject to the voting agreements for the issuance of shares of Juniper Networks common stock pursuant to the merger agreement. These individuals beneficially owned and are entitled to vote 39,097,485 shares of Juniper Networks common stock, or approximately 9.7% of the shares of Juniper Networks common stock outstanding on March 10, 2004, the record date for the Juniper Networks special meeting. In addition, Siemens Corporation, a holder of approximately 9.05% of Juniper Networks’ outstanding common stock as of March 10, 2004, the record date for the Juniper Networks special meeting, has agreed to vote its shares in accordance with the recommendation of Juniper Networks’ board of directors. Please refer to the section of this joint proxy statement/prospectus entitled “The Merger — Voting Agreements — Juniper Networks Voting Agreements” beginning on page 62 and Annex B.

      All of the executive officers of Juniper Networks, including Scott Kriens and Pradeep Sindhu who are also directors of Juniper Networks, have interests and arrangements that could affect their decision to support or approve the merger. Please refer to the section of this joint proxy statement/prospectus entitled “The Merger — Interests of Certain Persons in the Merger — Interests of Juniper Networks Executive Officers and Directors in the Merger” beginning on page 59.

Voting Procedures

      You may vote by mail by completing and signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

      If you properly sign and return your proxy card, but do not mark your voting instructions on the proxy card, your shares will be voted “FOR” the proposal to approve the issuance of shares of Juniper Networks common stock in connection with the merger.

      You may vote by telephone by following the “Vote by Telephone” instructions that came with this joint proxy statement/prospectus. If you vote by telephone, you do not need to mail in your proxy card.

      You may vote on the Internet by following the “Vote by Internet” instructions that came with this joint proxy statement/prospectus. If you vote on the Internet, you do not need to mail in your proxy card.

      You may also vote in person at the meeting. Juniper Networks will pass out written ballots to anyone who would like to vote at the Juniper Networks special meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

How to Revoke a Proxy

      If you submit a proxy, you may revoke it at any time before it is voted by:

•	delivering to the Secretary of Juniper Networks a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the Secretary of Juniper Networks a new, signed proxy with a date later than the proxy you wish to revoke; or

•	attending the Juniper Networks special meeting and voting in person.

      Notices to the Secretary of Juniper Networks should be addressed to Secretary, Juniper Networks, 1194 North Mathilda Avenue, Sunnyvale, California 94089.

      If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed “legal proxy” from the broker to revoke your prior instructions and vote in person at the meeting.

      Any Juniper Networks stockholder who has a question about the merger, the issuance of shares in connection with the merger, or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact:

Investor Relations
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, CA 94089
Phone: (888) 586-4737 or (408) 745-2000
Email: Investor-relations@juniper.net

Other Matters

      Juniper Networks is not aware of any other business to be acted upon at the Juniper Networks special meeting. Juniper Networks’ bylaws provide that no matter may be brought before a special meeting which is not stated in the notice of the special meeting. If, however, other matters are properly brought before the Juniper Networks special meeting or any adjournment or postponement of the Juniper Networks special meeting, the persons named as proxy holders, Scott Kriens and Marcel Gani, will have discretion to act on those matters.

Solicitation of Proxies and Expenses

      Juniper Networks has retained Morrow & Co. to assist it in the solicitation of proxies and has agreed to pay Morrow & Co. $10,000. Juniper Networks has also agreed to reimburse Morrow & Co. for out-of-pocket expenses for these services. Certain directors, officers and employees of Juniper Networks may also solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph or in person. Juniper Networks expects that the expenses of this special solicitation will be nominal. Following the mailing of this joint proxy statement/prospectus, Juniper Networks will request brokers, custodians, nominees and other record holders to forward copies of this joint proxy statement/prospectus to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, Juniper Networks, upon the request of the record holder, will reimburse such holders for their reasonable expenses.

THE SPECIAL MEETING OF NETSCREEN STOCKHOLDERS

      NetScreen is furnishing this joint proxy statement/prospectus to NetScreen stockholders to provide them with important information regarding the proposed merger, the merger agreement and the proposal to grant discretionary authority to adjourn the NetScreen special meeting to a later date in certain circumstances in connection with the solicitation of proxies by and on behalf of NetScreen’s board of directors for use at the NetScreen special meeting and at any adjournment or postponement thereof. The NetScreen proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the NetScreen board of directors for use at the NetScreen special meeting. This joint proxy statement/prospectus and the accompanying form of proxy were first mailed to NetScreen’s stockholders on or about March 19, 2004.

Date, Time and Place of the Special Meeting

      NetScreen will hold a special meeting of its stockholders on April 16, 2004, promptly at 9:00 a.m., local time, at 805 11th Avenue, Building 3, Sunnyvale, California 94089.

Matters for Consideration

      At the special meeting, NetScreen stockholders will be asked to consider and vote upon the following proposals:

(i) to adopt the merger agreement; and

(ii) to grant Robert D. Thomas and Remo E. Canessa discretionary authority to adjourn or postpone the NetScreen special meeting to a date not later than November 9, 2004 for the purpose of soliciting additional proxies. NetScreen does not currently contemplate that any other matters will be presented at the NetScreen special meeting. NetScreen’s bylaws provide that no matter may be brought before a special meeting that is not stated in the notice of the special meeting.

Recommendation of the NetScreen Board of Directors

      After careful consideration, the NetScreen board of directors determined that the merger agreement and the merger are advisable and in the best interests of NetScreen stockholders and has unanimously approved the merger agreement and the merger. The NetScreen board of directors unanimously recommends that the NetScreen stockholders vote “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to grant discretionary authority to adjourn or postpone the NetScreen special meeting to a date not later than November 9, 2004.

Admission to the Special Meeting

      Only NetScreen stockholders as of the close of business on March 10, 2004 and other persons holding valid proxies for the special meeting are entitled to attend the NetScreen special meeting. NetScreen stockholders and their proxies should be prepared to present valid government-issued photo identification. NetScreen stockholders who are not record holders but who hold shares in street name should provide proof of beneficial ownership on the record date of the NetScreen special meeting, such as their most recent account statement prior to April 16, 2004, or other similar evidence of ownership. Anyone who does not provide valid government-issued photo identification or comply with the other procedures outlined above upon request may not be admitted to the special meeting.

Record Date; Shares Held by NetScreen’s Directors and Executive Officers

      The record date for determining the NetScreen stockholders entitled to vote at the NetScreen special meeting is March 10, 2004. Only holders of NetScreen common stock as of the close of business on the record date are entitled to vote at the NetScreen special meeting. As of that date, there were approximately 93,876,477 shares of NetScreen common stock issued and outstanding. Each share of NetScreen common stock issued and outstanding as of the NetScreen record date entitles its holder to cast one vote at the NetScreen special meeting.

      As of March 10, 2004, the directors and executive officers of NetScreen and their affiliates beneficially owned approximately 11,259,332 shares of NetScreen common stock, or approximately 12.0% of the total outstanding shares of NetScreen common stock.

Voting by NetScreen’s Directors and Officers

      Under the terms of voting agreements entered into between Juniper Networks and each of Robert D. Thomas, Remo E. Canessa, Feng Deng, David K. Flynn, Yan Ke, Robert Beaulieu, Mark S. Smith, Charles R. Clark, Anson Chen, Krishna Kolluri, Nir Zuk, Frank J. Marshall (on behalf of himself, Big Basin Partners L.P., and Timark L.P.), Alan L. Earhart, Michael L. Goguen, Katherine M. Jen (on behalf of Silicon Valley Equity Fund, L.P.), Thomas F. Mendoza and Victor E. Parker Jr., these NetScreen stockholders have agreed, subject to the terms and conditions set forth in their respective voting agreements, to vote the shares of NetScreen common stock subject to their voting agreements for the adoption of the merger agreement. These individuals and entities beneficially owned approximately 13,346,925 shares of NetScreen common stock, or approximately 14.2% of the shares of NetScreen common stock outstanding on March 10, 2004. Please refer to the section of this joint proxy statement/prospectus entitled “The Merger — Voting Agreements — NetScreen Voting Agreements” beginning on page 63 and Annex C.

      All of the directors and executive officers of NetScreen have interests and arrangements that could affect their decision to support or approve the merger. Please refer to the section of this joint proxy statement/ prospectus entitled “The Merger — Interests of Certain Persons in the Merger — Interests of NetScreen Executive Officers and Directors in the Merger” beginning on page 56.

Quorum and Vote Required

      In order to conduct business at the NetScreen special meeting, a quorum must be present. The holders of a majority of the NetScreen common stock outstanding on the record date for the NetScreen special meeting present in person or represented by proxy at the NetScreen special meeting and entitled to vote at the NetScreen special meeting constitutes a quorum under NetScreen’s bylaws. NetScreen will treat shares of NetScreen common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the NetScreen special meeting for purposes of determining the existence of a quorum. If sufficient votes to constitute a quorum or to adopt the merger agreement are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies.

      The affirmative vote of a majority of the shares of NetScreen common stock outstanding on the NetScreen record date in favor of the proposal to adopt the merger agreement is required in order for the merger proposal to pass. The affirmative vote of the holders of a majority of NetScreen common stock present in person or by proxy and entitled to vote at the NetScreen special meeting in favor of the proposal to grant discretionary authority to Robert D. Thomas and Remo E. Canessa to adjourn or postpone the NetScreen special meeting to a date not later than November 9, 2004 for the purpose of soliciting additional proxies if required in order for the adjournment proposal to pass. The inspector of elections appointed for the NetScreen special meeting will tabulate the votes.

Voting of Proxies

      Shares represented by a properly signed and dated proxy will be voted at the NetScreen special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to grant discretionary authority to Robert D. Thomas and Remo E. Canessa to adjourn or postpone the NetScreen special meeting.

Abstentions

      NetScreen will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the

NetScreen special meeting. Because the affirmative vote of a majority of the outstanding shares of NetScreen common stock is required to adopt the merger agreement, if you mark your proxy “ABSTAIN,” it will have the effect of a vote against the proposal to adopt the merger agreement. Assuming that a quorum is present at the special meeting, abstentions will have no effect on the adjournment proposal.

Broker Non-Votes

      If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of NetScreen common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of NetScreen common stock is required to adopt the merger agreement, if you do not instruct your broker how to vote, it will have the effect of a vote against the proposal to adopt the merger agreement. Assuming a quorum is present at the special meeting, failure to instruct your broker to vote your shares will have no effect on the adjournment proposal.

Voting Shares in Person that are Held in Street Name

      If your shares are held in street name and you wish to vote those shares in person at the NetScreen special meeting, you must obtain from your broker a properly executed legal proxy identifying you as a NetScreen stockholder, authorizing you to act on behalf of the nominee at the NetScreen special meeting and identifying the number of shares with respect to which the authorization is granted.

Voting Procedures

      You may vote by mail by completing and signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

      If you properly sign and return your proxy card, but do not mark your voting instructions on the proxy card, you shares will be voted “FOR” the proposal to approve the adoption of the merger agreement and “FOR” the proposal to grant discretionary authority to adjourn or postpone the NetScreen special meeting to a date not later than November 9, 2004 for the purposes of soliciting additional proxies.

      You may vote by telephone by following the “Vote by Telephone” instructions that came with this joint proxy statement/ prospectus. If you vote by telephone, you do not need to mail in your proxy card.

      You may vote on the Internet by following the “Vote by Internet” instructions that came with this joint proxy statement/ prospectus. If you vote on the Internet, you do not need to mail in your proxy card.

      You may also vote in person at the meeting. NetScreen will pass out written ballots to anyone who would like to vote at the NetScreen special meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

How to Revoke a Proxy

      If you submit a proxy, you may revoke it at any time before it is voted by:

•	delivering to the Corporate Secretary of NetScreen a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the Corporate Secretary of NetScreen a new, signed proxy with a date later than the proxy you wish to revoke; or

•	attending the NetScreen special meeting and voting in person.

      Notices to the Corporate Secretary of NetScreen should be addressed to Corporate Secretary, NetScreen Technologies, Inc., 805 11th Avenue, Building 3, Sunnyvale, California 94089.

      If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed “legal proxy” from the broker to revoke your prior instructions and vote in person at the meeting.

Contact for Questions and Assistance in Voting

      Any NetScreen stockholder who has a question about the merger, the merger agreement, or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact:

Investor Relations
NetScreen Technologies, Inc.
805 11th Avenue, Building 3
Sunnyvale, California 94089
Phone: (408) 543-2100
Email: ir@netscreen.com

or

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll Free at: (800) 322-2885

Collect at: (212) 929-5500

Solicitation of Proxies and Expenses

      NetScreen will pay its own costs of soliciting proxies for the NetScreen special meeting. Certain directors, officers and employees of NetScreen may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. NetScreen expects that the expenses of this special solicitation will be nominal. Following the mailing of this joint proxy statement/prospectus, NetScreen will request brokers, custodians, nominees and other record holders to forward copies of this joint proxy statement/prospectus to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, NetScreen, upon the request of the record holder, will reimburse such holder for their reasonable expenses.

      In addition, NetScreen has retained MacKenzie Partners, Inc. to assist in soliciting proxies, for which services NetScreen will pay a fee expected not to exceed $4,500, plus out-of-pocket expenses.

THE MERGER

      The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/ prospectus as Annex A, for a more complete understanding of the merger.

Background of the Merger

      Juniper Networks and NetScreen began their relationship in July 2000, when Juniper Networks purchased shares of preferred stock of NetScreen, then a private company. These shares of preferred stock converted into common stock in NetScreen’s initial public offering. Juniper Networks sold its shares of NetScreen common stock in 2003.

      In July and August 2003, George Riedel, Vice President Strategy and Corporate Development for Juniper Networks, held several meetings with representatives of NetScreen, including David K. Flynn, NetScreen’s Vice President of Marketing, and Janine Roth, NetScreen’s Vice President of Business Development, to discuss ways in which Juniper Networks and NetScreen might work together in a commercial relationship.

      On August 6, 2003, Juniper Networks and NetScreen entered into a mutual confidentiality agreement to facilitate discussions and the exchange of information between the parties with respect to a business relationship.

      On August 15, 2003, Mr. Riedel approached Mr. Flynn and for the first time discussed, among other things, the possibility and benefits of a business combination between Juniper Networks and NetScreen.

      On August 20, 2003, Scott Kriens, President, Chief Executive Officer and Chairman of the Board of Juniper Networks, and Robert D. Thomas, President and Chief Executive Officer and a member of the board of directors of NetScreen, participated in a conference call with Messrs. Riedel and Flynn. During the conference call, the parties discussed the potential benefits of a business combination and related issues.

      On August 21, 22 and 26, 2003, Messrs. Riedel and Flynn met to discuss product positioning relating to a business combination.

      On August 22, 2003, the parties entered into a mutual confidentiality agreement to facilitate discussions and the exchange of information between the parties specifically with respect to a potential business combination transaction.

      On August 22, 2003, Marcel Gani, Executive Vice President and Chief Financial Officer of Juniper Networks, and Remo E. Canessa, Chief Financial Officer of NetScreen, attended a financial due diligence meeting that also included, Lisa C. Berry, then Vice President and General Counsel of Juniper Networks, and Tomas Tovar, Vice President of Legal Affairs for NetScreen.

      On August 26, 2003, Mr. Riedel met with Mr. Flynn and Feng Deng, then Vice President of Engineering and a member of the board of directors of NetScreen, to discuss NetScreen’s product portfolio and possible product positioning in a business combination transaction.

      On August 26, 2003, Messrs. Kriens and Thomas met to discuss a possible business combination.

      On August 27, 2003, Messrs. Kriens, Gani and Riedel and Ms. Berry met with Messrs. Thomas, Canessa, Flynn and Tovar to discuss the possible benefits of a business combination.

      On September 3 and 5, 2003, Pradeep Sindhu, Chief Technology Officer and Vice Chairman of Juniper Networks, and Mr. Riedel met with Messrs. Deng, Flynn and Tovar to discuss Juniper Networks’ products and the possible benefits of a business combination.

      On September 3, 2003, Juniper Networks retained Goldman, Sachs & Co. to act as its financial advisor in connection with the possible business combination transaction.

      On September 5, 2003, Messrs. Kriens and Gani met with Messrs. Thomas and Canessa to discuss possible valuation and pricing in a business combination transaction.

      On September 7, 2003, the Juniper Networks board of directors convened a meeting. At the meeting, Messrs. Kriens, Gani and Riedel and Ms. Berry updated the Juniper Networks board of directors on the discussions with NetScreen management.

      On September 9, 2003, Messrs. Kriens and Thomas met to discuss a possible valuation and pricing of a business combination transaction.

      On September 9, 2003, Messrs. Kriens and Gani and Ms. Berry updated the Juniper Networks board of directors on the status of discussions with NetScreen management. The Juniper Networks board of directors was informed that the parties were not making progress in valuation and pricing discussions.

      On September 10, 2003, at a regularly scheduled NetScreen board meeting, NetScreen’s directors were updated regarding discussions between the parties. Shortly thereafter, discussions regarding a potential business combination transaction between the parties were terminated.

      On October 1, 2003, Mr. Gani had a telephone conversation with Mr. Canessa regarding resumption of discussions about a business combination transaction.

      On October 2, 2003, in separate meetings, each of Messrs. Kriens and Thomas and Messrs. Gani and Canessa met to discuss resuming discussions regarding a business combination transaction.

      On October 3 and 4, 2003, Messrs. Gani and Canessa had multiple telephone conversations regarding a business combination.

      On October 5, 2003, Messrs. Gani and Canessa and representatives of Goldman Sachs and JPMorgan met to discuss a business combination transaction and potential valuations, and subsequently the parties agreed to terminate all discussions related to the business combination transaction.

      From late October through early December 2003, Messrs. Riedel, Flynn and Deng held several meetings to discuss the possibility of a joint venture or other commercial relationship as an alternative to a business combination transaction.

      In December 2003, Vinod Khosla, a member of Juniper Networks’ board of directors, contacted Frank J. Marshall, chairman of NetScreen’s board of directors, by telephone, to inquire regarding the past discussions between Juniper Networks’ and NetScreen’s managements and to ascertain Mr. Marshall’s perspective on the reasons for the termination of discussions.

      On December 23, 2003, Mr. Flynn spoke with Mr. Riedel by telephone regarding resumption of discussions about a possible business combination.

      On December 29, 2003, Messrs. Gani and Canessa spoke by telephone and discussed whether the parties should resume their discussions regarding a possible business combination. It was agreed that no discussions should resume unless Messrs. Kriens and Thomas agreed that discussions of a possible business combination should resume.

      On January 26, 2004, Messrs. Kriens and Thomas met to discuss potential strategic reasons for a business combination transaction.

      On January 26, 2004, NetScreen engaged JPMorgan to act as its exclusive financial advisor with respect to a potential strategic business combination transaction.

      On January 28, 2004, Messrs. Gani and Riedel met with Messrs. Flynn and Canessa, along with representatives of Goldman Sachs and JPMorgan to discuss a business combination and to discuss NetScreen’s recently completed acquisition of Neoteris, Inc.

      At a January 28, 2004 meeting of NetScreen’s board of directors, Mr. Thomas briefed NetScreen’s board of directors regarding the status of discussions with respect to a potential strategic business combination with Juniper Networks. The NetScreen board of directors discussed the potential combination and also discussed alternative strategic courses that NetScreen might pursue to acquire networking capabilities for its product offerings. After discussion, NetScreen’s board of directors authorized management to continue discussions with Juniper Networks.

      On January 29, 2004, Messrs. Kriens, Gani, Riedel and James A. Dolce, Jr., Executive Vice President, Field Operations for Juniper Networks, and representatives of Goldman Sachs met with Messrs. Thomas, Canessa, Flynn, Deng and Mark S. Smith, Vice President of Worldwide Sales for NetScreen, and representatives of JPMorgan to conduct due diligence.

      On January 30, 2004, R.K. Anand, Vice President, Hardware Engineering for Juniper Networks, and Mr. Deng met to conduct due diligence. Additionally, Messrs. Riedel and Gani, with representatives of Goldman Sachs, met with Messrs. Thomas, Canessa and Flynn and representatives of JPMorgan to conduct due diligence.

      On January 30, 2004, representatives of Goldman Sachs met with representatives of JPMorgan to discuss the possible terms of an offer by Juniper Networks to acquire NetScreen.

      On January 31, 2004, the Juniper Networks board of directors convened a meeting. Messrs. Kriens, Gani and Riedel and representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside counsel to Juniper Networks, updated the board members on the status of discussions regarding a potential business combination of NetScreen. After discussion, the Juniper Networks board of directors authorized Mr. Kriens to continue discussions with NetScreen.

      Between January 31 and February 5, 2004, representatives of Goldman Sachs and JPMorgan held several meetings to discuss the relative ownership of Juniper Networks and NetScreen in a potential business combination.

      On February 5, 2004, Messrs. Kriens and Thomas, based in part on the input of their respective financial advisors, reached a preliminary agreement on the relative ownership of the companies following a potential business combination, subject to performing further due diligence.

      On the evening of February 5, 2004, Wilson Sonsini Goodrich & Rosati delivered the first draft of the definitive merger to Fenwick & West LLP, outside counsel to NetScreen. Between February 5 and February 9, 2004, representatives of Juniper Networks and NetScreen and their respective financial and legal advisors conducted mutual due diligence meetings and negotiated the terms of the merger agreement and ancillary agreements.

      On February 6, 2004, the board of directors of Juniper Networks convened a meeting. Messrs. Kriens, Gani, Riedel, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also participated in this meeting. The board of directors was given an overview of the proposed terms of the transaction, and representatives of Goldman Sachs reviewed certain financial aspects of the proposed business combination. A representative of Wilson Sonsini Goodrich & Rosati advised the Juniper Networks board of directors regarding legal considerations relating to the transaction, including an overview of the fiduciary obligations of the Juniper Networks board of directors.

      On February 7, 2004, NetScreen’s board of directors met to discuss the proposed transaction with Juniper Networks. At this meeting, Mr. Tovar and representatives of Fenwick & West discussed with the board of directors its fiduciary obligations in connection with the proposed transaction, the proposed legal terms of the transaction and the status of the legal due diligence investigation of Juniper Networks. Additionally, representatives of JPMorgan made a detailed presentation regarding their financial analysis of the respective companies and the potential transaction and reported on its financial due diligence of Juniper Networks. Following extensive discussion, NetScreen’s board of directors authorized the company’s management to continue negotiations with Juniper Networks.

      Later on the evening of February 7, 2004, Mr. Marshall met with Mr. Kriens to discuss certain open terms regarding the proposed transaction, including NetScreen’s representation on the combined company’s board of directors, and other management and integration issues.

      At 6:00 p.m. on February 8, 2004, the Juniper Networks board of directors convened a meeting. Messrs. Gani, Riedel, Mitchell Gaynor, Juniper Networks’ Vice President and General Counsel, representatives of Goldman Sachs and representatives of Wilson Sonsini Goodrich & Rosati also participated in this meeting. Mr. Kriens updated the board on the status of negotiations with NetScreen regarding the proposed business transaction. A representative of Wilson Sonsini Goodrich & Rosati outlined the agreed upon terms of the definitive merger agreement, and Messrs. Gaynor and Gani updated the Juniper Networks board of directors on the legal and business and financial due diligence, respectively. Next, representatives of Goldman Sachs presented their financial analysis of the proposed transaction, and Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated February 8, 2004, that as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Juniper Networks. After discussion and consideration, the Juniper Networks board of directors determined that the business combination on the terms discussed at the meeting was fair to and in the best interests of Juniper Networks and its stockholders, declared the merger to be advisable, unanimously approved the merger agreement, resolved to recommend that the stockholders of Juniper Networks approve the issuance of Juniper Networks common stock pursuant to the merger agreement and directed that the merger agreement be finalized and executed and that the proposal to approve the share issuance be presented to Juniper Networks’ stockholders for approval.

      Later on the evening of February 8, 2004, the NetScreen board of directors held a meeting to consider approval of the proposed merger. During this meeting, representatives of Fenwick & West reviewed with the NetScreen board of directors the terms of the merger agreement, which had been distributed to board members prior to the meeting, and the resolution of issues that had been unresolved as of the prior board meeting. Representatives of JPMorgan provided the NetScreen board of directors with a detailed financial analysis of the proposed transaction, and delivered the oral opinion of JPMorgan, subsequently confirmed in writing, that, as of that date and subject to the assumptions, considerations, and limitations set forth in its opinion, the exchange ratio for shares of Juniper Networks common stock to be received by NetScreen stockholders in the transaction was fair to such stockholders from a financial point of view. Then Mr. Tovar and representatives of Fenwick & West gave a detailed report on due diligence related to Juniper Networks. NetScreen’s management reported on financial and other business due diligence related to Juniper Networks. Following additional discussion, the board of directors of NetScreen determined that the merger transaction with Juniper Networks was advisable, fair to and in the best interests of NetScreen’s stockholders, unanimously approved the merger and related matters and resolved to recommend that the stockholders of NetScreen vote to adopt the merger agreement.

      On the morning of February 9, 2004, Juniper Networks and NetScreen executed the merger agreement and all directors and executive officers of NetScreen and Juniper Networks executed their voting and affiliate agreements. Immediately thereafter, the parties jointly issued a press release announcing the transaction.

Juniper Networks’ Reasons for the Merger; Additional Considerations of the Juniper Networks Board of Directors

      Juniper Networks’ board of directors has determined that the merger is advisable, and is fair to and in the best interests of Juniper Networks and its stockholders, and unanimously approved the merger agreement and the share issuance. In reaching its decision, the Juniper Networks board of directors identified several reasons for, and potential benefits to Juniper Networks stockholders of, the merger. Juniper Networks believes there are a number of potential benefits of the proposed merger including, among others:

•	together with NetScreen’s complementary, innovative and scalable network security solutions, Juniper Networks expects the combined company to be better able to service its customers and provide an integrated network security solution;

•	Juniper Networks expects the broadening and integration of the combined company’s product lines to more effectively and efficiently meet the needs of its customers and provide more complete solutions to its customers;

•	Juniper Networks expects the technological resources of the combined company to allow it to compete more effectively by providing it with enhanced ability to develop new products and greater functionality in existing products;

•	Juniper Networks believes that the sales and services organizations, greater marketing resources and increased financial strength of the combined company will present improved opportunities for marketing the products of the combined company;

•	Juniper Networks believes that the experience, financial resources and size and breadth of product offerings of the combined company will position it to respond quickly and effectively to technological change, increased competition and shifting market demand;

•	Juniper Networks expects to benefit from the ability to utilize the skills and resources of the combined company’s management teams; and

•	Juniper Networks believes that the merger will provide the combined company with an improved platform for future growth.

      In reaching its decision to approve the merger agreement and the share issuance, the Juniper Networks board of directors consulted with Juniper Networks’ management, Juniper Networks’ internal and outside legal counsel regarding the legal terms of the merger, and Juniper Networks’ financial advisors regarding the financial aspects of the merger and the fairness, from a financial point of view, of the exchange ratio to Juniper Networks. The factors that the Juniper Networks board of directors considered in reaching its determination included, but were not limited to, the following:

•	the strategic benefits of the merger;

•	information concerning Juniper Networks’ and NetScreen’s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarters for each company filed with the Securities and Exchange Commission;

•	management’s view of the financial condition, results of operations and businesses of Juniper Networks and NetScreen before and after giving effect to the merger;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of Juniper Networks and the common stock of NetScreen;

•	the relationship between the market value of the common stock of NetScreen and the consideration to be paid to stockholders of NetScreen in the merger and a comparison of comparable merger transactions;

•	the belief that the terms of the merger agreement are reasonable;

•	the prospect for an improved competitive and market position for the combined company which could offer a broad set of best-in-class networking solutions to carrier network, service provider, enterprise and other customers, including new customers in new market segments;

•	management’s view of the prospects of Juniper Networks without effecting the merger;

•	other strategic alternatives for Juniper Networks, including the potential to enter into strategic relationships with third parties or acquire or combine with third parties;

•	the presentation by Goldman Sachs and its oral opinion presented on February 8, 2004, subsequently confirmed by delivery of its written opinion dated February 8, 2004, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to Juniper Networks (see “— Opinion of Juniper Networks Financial Advisor” beginning on page 43 of this joint proxy statement/prospectus);

•	the effect of the merger on Juniper Networks’ customers, suppliers and employees; and

•	the results of the due diligence investigation of NetScreen.

      The Juniper Networks board of directors also identified and considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger, including:

•	the risk that the potential benefits sought in the merger might not be fully realized if the combined company fails to meet the challenges involved in integrating the operations of Juniper Networks and NetScreen;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed;

•	the effect of public announcement of the merger on Juniper Networks’ sales and operating results and Juniper Networks’ ability to attract and retain key management, marketing and technical personnel;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the risk that despite the efforts of the combined company, key personnel might not remain employed by the combined company;

•	Juniper Networks’ obligations to recommend approval of the share issuance to Juniper Networks stockholders;

•	Juniper Networks’ obligation to not solicit any transaction which would result in any change in control of Juniper Networks until such time as Juniper Networks receives an unsolicited acquisition proposal;

•	the possibility that the market price of Juniper Networks common stock could decrease sharply if the merger was not viewed favorably by stockholders, financial analysts and the press, generally; and

•	various other risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 17 of this joint proxy statement/ prospectus.

      After due consideration, the Juniper Networks board of directors concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the transaction, and that many of these risks could be managed or mitigated by Juniper Networks or by the combined company or were unlikely to have a material adverse effect on the merger or the combined company.

      The foregoing information and factors considered by the Juniper Networks board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Juniper Networks board of directors. In view of the variety of factors and the amount of information considered, the Juniper Networks board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the merger agreement and the merger. In addition, individual members of Juniper Networks board of directors may have given different weights to different factors. The Juniper Networks board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

Recommendation of the Juniper Networks Board of Directors

      After careful consideration and based on the foregoing analysis at a meeting of the Juniper Networks board of directors held on February 8, 2004, the Juniper Networks board of directors determined that the merger is advisable, and is fair to and in the best interests of Juniper Networks and its stockholders, and unanimously approved the merger agreement and the share issuance. The Juniper Networks board of directors unanimously recommends that the Juniper Networks stockholders vote “FOR” the proposal to approve the issuance of shares of Juniper Networks common stock in connection with the merger.

      In considering the recommendation of the Juniper Networks board of directors with respect to the share issuance, Juniper Networks stockholders should be aware that the executive officers of Juniper Networks, two of whom are also directors, may receive benefits if the merger is completed which result in those persons having interests in the merger that are different from, or are in addition to, the interest of Juniper Networks stockholders. See “— Interests of Certain Persons in the Merger — Interests of Juniper Networks Executive Officers and Directors in the Merger” beginning on page 59 of this joint proxy statement/ prospectus.

Opinion of Juniper Networks Financial Advisor

      Goldman Sachs rendered its opinion to the Juniper Networks board of directors that, as of February 8, 2004, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to Juniper Networks.

      The full text of the written opinion of Goldman Sachs, dated February 8, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Juniper Networks stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Juniper Networks board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Juniper Networks common stock should vote with respect to the transaction.

      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Juniper Networks for the four fiscal years ended December 31, 2002;

•	annual reports to stockholders and Annual Reports on Form 10-K of NetScreen for the two fiscal years ended September 30, 2003 and the Registration Statement on Form S-1 of NetScreen, including the prospectus contained therein relating to the initial public offering of NetScreen common stock, dated December 10, 2001;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Juniper Networks and NetScreen;

•	certain other communications from Juniper Networks and NetScreen to their respective stockholders;

•	certain internal financial analyses and forecasts for NetScreen prepared by NetScreen’s management; and

•	certain financial analyses and forecasts for Juniper Networks and NetScreen prepared by management of Juniper Networks.

      Goldman Sachs also held discussions with members of the senior managements of Juniper Networks and NetScreen regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of Juniper Networks and NetScreen. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Juniper Networks common stock and the shares of NetScreen common stock, compared certain financial and stock market information for Juniper Networks and NetScreen with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications technology and security software industries specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with the Juniper Networks board of director’s consent that the financial analyses and forecasts for Juniper Networks and NetScreen prepared by management of Juniper Networks described above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Juniper Networks. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities, including any derivative or off-balance sheet assets and liabilities, of Juniper Networks or NetScreen or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. The opinion of Goldman Sachs did not address the underlying business decision of Juniper Networks to engage in the transaction. In addition, in the opinion of Goldman Sachs described above, Goldman Sachs did not express an opinion as to the prices at which shares of Juniper Networks common stock will trade at any time. Goldman Sachs assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Juniper Networks or NetScreen or on the expected benefits of the transaction in any way material to the analysis of Goldman Sachs.

      The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 6, 2004 and is not necessarily indicative of current market conditions.

      Historical Exchange Ratio Analysis. Goldman Sachs performed a historical exchange ratio analysis in which Goldman Sachs compared:

•	a series of implied exchange ratios for the transaction derived from historical trading prices of Juniper Networks common stock and NetScreen common stock over certain specified periods of time beginning December 12, 2001 and ending February 6, 2004; and

•	the exchange ratio in the transaction of 1.404 shares of Juniper Networks common stock for each share of NetScreen common stock.

      Goldman Sachs calculated the implied exchange ratios by dividing the closing prices per share of NetScreen common stock for the relevant period of time by the closing prices per share of Juniper Networks common stock for the same period. The results of Goldman Sachs’ implied exchange ratio analysis are presented in the table below under the caption “Implied Exchange Ratio.”

      In connection with its historical exchange ratio analysis, Goldman Sachs also calculated the extent to which the exchange ratio in the merger of 1.404 shares of Juniper Networks common stock for each share of NetScreen common stock exceeded or was less than, on a percentage basis, each of the implied exchange ratios derived from historical trading prices. The results of this analysis are presented in the table below under the caption “Premium (Discount) to Implied Exchange Ratio.”

		Premium (Discount)
	Implied	to Implied
Historical Period	Exchange Ratio	Exchange Ratio

As of February 6, 2004	0.90	57%
1 Month Average	1.03	37%
3 Month Average	1.24	13%
6 Month Average	1.34	5%
12 Month Average	1.61	(13)%
Since December 12, 2001*	1.61	(13)%

*	Date of NetScreen initial public offering.

      Pro Forma Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the merger using estimates provided by Juniper Networks’ management. Goldman Sachs compared the estimated cash earnings per share of Juniper Networks on a stand-alone basis to the estimated cash earnings per share for the combined company. The analyses were based on a base case scenario for each of the companies and an alternative case scenario for each of the companies, in each case prepared by Juniper Networks’ management. Cash earnings per share is net earnings from continuing operations excluding such items as in-process research and development expenses, amortization of purchased intangibles and deferred stock compensation, and any other non-cash or other charges unrelated to ongoing operations. Goldman Sachs analyzed cash earnings per share on a basis which excluded purchase accounting adjustments consisting of deferred revenue amortization of intangibles and deferred compensation. Based on such analysis, under both the base case and the alternative case scenario for the combined company, the proposed transaction would be accretive to estimated calendar year 2004 cash earnings per share of Juniper Networks common stock. Goldman Sachs also analyzed earnings per share on a basis which included purchase accounting adjustments consisting of deferred revenue, amortization of intangibles and deferred compensation. Based on such analysis, under the base case scenario for the combined company, the proposed transaction would be significantly dilutive to estimated calendar year 2004 earnings per share of Juniper Networks common stock.

      Contribution Analysis. Goldman Sachs reviewed specific historical and estimated future operating and financial information including, among other things, revenues, gross profit, earnings before interest and taxes, or EBIT, earnings before taxes, or EBT, and net income as well as fully diluted equity market capitalization for Juniper Networks, NetScreen and the combined entity resulting from the merger based on Juniper Networks management’s base case scenario. This analysis indicated that Juniper Networks stockholders would own 75.5% of the common equity of the combined company following consummation of the transaction. Goldman Sachs also performed a contribution analysis in which Goldman Sachs analyzed the relative contributions to be made by Juniper Networks and NetScreen to the revenue, gross profit, EBIT and EBT of the combined company following consummation of the transaction, before taking into account any of the possible benefits that may be realized following the merger, and, where appropriate, after making adjustments to the capital structure of each of the companies. This analysis was based on financial data and on the assumptions provided to Goldman Sachs by Juniper Networks management and based on the closing price of Juniper Networks common stock of $29.47 and the closing price of NetScreen common stock of $26.40 on February 6, 2004. The following table presents the results of this analysis:

	Implied Ownership
	Based on Contribution to the
	Combined Company

	Juniper Networks	NetScreen

Revenue
CY2003A	71.8%	28.2%
CY2004E — Base Case	69.3%	30.7%
CY2004 — Alternative Case	70.1%	29.9%
Gross Profit
CY2003A	67.2%	32.8%
CY2004E — Base Case	66.1%	33.9%
CY2004E — Alternative Case	67.0%	33.0%
EBIT
CY2003A	57.3%	42.7%
CY2004E — Base Case	68.8%	31.2%
CY2004E — Alternative Case	71.0%	29.0%
EBT
CY2003A	49.9%	31.5%
CY2004E — Base Case	68.5%	31.5%
CY2004E — Alternative Case	71.0%	29.0%

	Implied Ownership
	Based on Contribution to the
	Combined Company

	Juniper Networks	NetScreen

Net Income
CY2003A	52.6%	47.4%
CY2004E — Base Case	70.8%	29.2%
CY2004 — Alternative Case	73.2%	26.8%

      Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Juniper Networks and NetScreen to corresponding financial information, ratios and public market multiples for selected publicly traded companies in the broad systems and enterprise data infrastructure industries as well as for companies that are category leaders in the communications equipment industry. The following table sets forth the names of these companies:

Broad Systems Companies	Category Leaders	Enterprise Data Infrastructure

Alcatel S.A.	CIENA Corporation	3Com Corporation
Cisco Systems, Inc.	Juniper Networks, Inc.	Enterasys Networks, Inc.
LM Ericsson Telefon AB	NetScreen Technologies, Inc.	Extreme Networks, Inc.
Lucent Technologies Inc.	QUALCOMM Incorporated	F5 Networks, Inc.
Motorola, Inc.	Sonus Networks, Inc.	Foundry Networks, Inc.
Nokia Corporation		Netgear, Inc.
Nortel Networks Corporation		Packeteer, Inc.
Siemens Aktiengesellschaft		Polycom, Inc.
SonicWall, Inc.
WatchGuard Technologies, Inc.

      Although none of the selected companies is directly comparable to Juniper Networks or NetScreen, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Juniper Networks and NetScreen.

      Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of February 6, 2004, information it obtained from Securities and Exchange Commission filings and Institutional Brokers Estimate System, or IBES, estimates. The multiples and ratios of Juniper Networks, NetScreen and the selected companies were calculated using closing prices on February 6, 2004, IBES median estimates and the most recent publicly available information for Juniper Networks, NetScreen and the selected companies. With respect to the selected companies, Goldman Sachs calculated:

•	the ratio of the stock price to estimated calendar years 2004, 2005 and 2006 earnings per share;

•	the ratio of (i) the ratio of the stock price to estimated calendar year 2005 earnings per share to (ii) the five-year forecasted compound annual growth rate of earnings per share;

•	enterprise value, which is the market value of common equity plus the book value of debt, adjusted for minority interest, less cash, as a multiple of estimated calendar year 2004, 2005 and 2006 revenue; and

•	latest 12 month, or LTM, gross margin.

      With respect to the broad systems industry and the category leaders, Goldman Sachs also calculated the growth rate of estimated calendar year 2005 revenue over estimated calendar year 2004 revenue. The results of the analyses described above are summarized as follows:

				Price/Earnings
				per Share
				Ratio to
				5-Year
				Compound
	Price/Earnings			Annual	Enterprise Value as a Multiple			2004-2005	LTM Gross
	per Share Ratio			Growth Rate	of Revenue			Growth Rate	Margin

	CY2004	CY2005	CY2006		CY2004	CY2005	CY2006

Broad Systems Companies
Range	17.7x-45.2x	15.9x-36.7x	14.8x-32.9x	1.4x-9.2x	0.8x-7.0x	0.7x-6.3x	0.7x-5.6x	3.9%-11.5%	28.1%-69.9%
Mean	32.5x	27.2x	25.2x	3.6x	2.6x	2.4x	2.2x	7.7%	38.4%
Median	35.1x	28.9x	26.0x	2.9x	2.3x	2.1x	2.0x	6.9%	32.9%
Category Leaders
Range	35.2x-97.6x	31.4x-58.9x	25.8x-41.8x	1.2x-2.9x	5.5x-13.2x	4.3x-10.8x	3.4x-8.2x	9.8%-30.0%	20.8%-77.1%
Mean	63.9x	43.1x	34.3x	2.0x	8.9x	7.3x	6.0x	22.6%	56.5%
Median	61.4x	41.0x	34.8x	1.9x	9.9x	8.1x	6.2x	22.8%	61.5%
Juniper Networks	81.9x	58.9x	41.8x	2.9x	13.2x	10.8x	8.2x	22.3%	61.5%
NetScreen	40.9x	31.4x	25.8x	1.2x	5.5x	4.3x	3.4x	28.3%	77.1%
Enterprise Data Infrastructure
Range	31.1x-83.7x	23.2x-48.9x	19.0x-76.1x	1.1x-3.0x	1.4x-6.8x	1.2x-5.7x	1.0x-4.8x		26.8%-76.9%
Mean	46.9x	36.1x	35.7x	2.0x	3.5x	2.9x	2.3x		55.3%
Median	37.3x	34.5x	27.7x	2.2x	2.7x	2.3x	1.7x		59.3%

      Goldman Sachs calculated the ratio of NetScreen’s stock price of $41.38, implied by the exchange ratio of 1.404 shares of Juniper Networks common stock for each share of NetScreen common stock pursuant to the merger agreement and the Juniper Networks common stock closing stock price of $29.47 as of February 6, 2004, to NetScreen’s estimated calendar year 2004 and 2005 earnings per share based on the most recent publicly available financial information for NetScreen and IBES median estimates. Based on such analysis, the ratio of NetScreen’s implied stock price of $41.38 to estimated calendar year 2004 and 2005 earnings per share was 64.1x and 49.2x, respectively.

      Goldman Sachs also calculated the ratio of NetScreen’s enterprise value implied by the exchange ratio as a multiple of NetScreen’s estimated calendar year 2004 and 2005 revenue based on the most recent publicly available financial information for NetScreen and IBES median estimates. Based on such analysis, NetScreen’s enterprise value implied by the exchange ratio was $3.8 billion. NetScreen’s implied enterprise value as a multiple of NetScreen’s estimated calendar year 2004 and 2005 revenue was 9.4x and 7.3x, respectively.

      Premium Analysis. Goldman Sachs analyzed 36 business combinations since 1986 in the communications equipment industry for transactions valued at over $1 billion with respect to the premium paid on the acquired company’s common stock relative to its share price one week prior to announcement. This analysis indicated a range of average premiums from 7% to 110%. The average premium paid, excluding the contemplated transaction which would represent a premium of 59%, was 41%.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Juniper Networks or NetScreen or the contemplated transaction.

      Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Juniper Networks board of directors as to the fairness from a financial point of view of the transaction. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Juniper Networks, NetScreen, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      As described above, Goldman Sachs’ opinion to the Juniper Networks board of directors was one of many factors taken into consideration by Juniper Networks board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes. Goldman Sachs has provided from time to time and currently is providing certain investment banking services to Juniper Networks, including:

•	having acted as lead manager in its initial public offering of 4.8 million shares of its common stock in June 1999;

•	having acted as lead manager in its public offering of 5.0 million shares of its common stock in September 1999;

•	having acted as lead manager in its public offering of $1.15 billion aggregate principal amount of 4.75% Convertible Subordinated Notes due March 15, 2007 in March 2000;

•	having acted as exclusive financial advisor to it in connection with its acquisition of Unisphere Networks, Inc., a majority owned subsidiary of Siemens Corporation, in July 2002;

•	having assisted it in connection with the repurchase of approximately $607.9 million aggregate principal amount of 4.75% Convertible Subordinated Notes due March 15, 2007 from August 2002 through August 2003;

•	having assisted it in connection with the sale of certain public securities holdings in April 2003; and

•	having acted as lead manager in its public offering of $400 million aggregate principal amount of Zero Coupon Convertible Senior Notes due June 15, 2008 in May 2003.

      In addition, Goldman Sachs has provided certain investment banking services to NetScreen from time to time, including having acted as lead manager in its initial public offering of 11.5 million shares of its common stock in December 2001. Goldman Sachs also may provide investment banking and other services to Juniper Networks and NetScreen in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may actively trade the debt and equity securities (or related derivative securities) of Juniper Networks and NetScreen for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      Pursuant to a letter agreement dated September 3, 2003, Juniper Networks engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Juniper Networks has agreed to pay Goldman Sachs a transaction fee of $9.5 million,

$2.375 million of which was payable upon execution of the merger agreement and the balance of which is payable upon consummation of the transaction. In addition, Juniper Networks has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

NetScreen’s Reasons for the Merger; Additional Considerations of the NetScreen Board of Directors

      NetScreen’s board of directors believes that the combination of Juniper Networks and NetScreen will create a stronger company able to offer best-in-class security and networking solutions to communication service providers and enterprise customers. NetScreen’s board of directors also believes that combining the complementary product sets, development efforts and distribution channels of Juniper Networks and NetScreen will enable the combined company to reach a broader customer base, compete more effectively against larger competitors and accelerate the development of networking equipment with embedded security.

      In reaching its conclusion that the combination of Juniper Networks and NetScreen, and the terms of the merger agreement, are advisable, fair to, and in the best interests of, NetScreen and its stockholders, the board of directors of NetScreen consulted with NetScreen’s management team regarding the strategic and operational aspects of the merger and the results of the strategic, business and operational due diligence efforts undertaken by management. Additionally, the NetScreen board of directors sought and received JPMorgan’s opinion as to the fairness, from a financial point of view, to NetScreen’s stockholders of the proposed exchange ratio. The NetScreen board of directors also consulted with NetScreen’s internal counsel and with representatives of Fenwick & West regarding the fiduciary duties of the members of the NetScreen board of directors, legal due diligence matters and the terms of the merger agreement and related agreements. The NetScreen board of directors considered many factors which, when taken as a whole, supported its decision, including the following business considerations:

•	the complementary nature of the existing technologies and products of Juniper Networks and NetScreen, combining NetScreen’s ASIC-based network security offerings with Juniper Networks’ IP-based networking products, and the potential for the combined company to have significantly enhanced bundled product offerings and revenue opportunities;

•	the prospect for an improved competitive and market position for the combined company which could offer a broad set of integrated security-based networking solutions to carrier network, service provider, enterprise and other customers, including new customers in new market segments;

•	the combined and, in large part, non-overlapping customer bases of the two companies — NetScreen predominantly in the enterprise market, and Juniper Networks’ concentration in the service provider and carrier network markets — have the potential for increased revenue opportunities and expanded distribution channels for each company’s products; and

•	the combined financial strength and resources of the two companies may enhance its ability to respond more quickly and effectively to increased competition and demands in important market segments.

      The NetScreen board of directors also considered a number of additional factors relevant to the merger, including the following:

•	historical information concerning NetScreen’s and Juniper Networks’ respective businesses, financial performances and financial conditions, operations, technology, managements and competitive positions, including reports concerning results of operations during recent fiscal periods;

•	the financial condition, results of operations, businesses and strategic objectives of NetScreen and Juniper Networks before and after giving effect to the merger and the merger’s potential effect on stockholder value;

•	the potential effect on stockholder value of NetScreen continuing as an independent entity as compared to the potential effect of a combination with Juniper Networks in light of the other possible strategic alternatives the NetScreen board of directors examined;

•	that based on the exchange ratio and the closing prices of Juniper Networks and NetScreen common stock on February 6, 2004, $41.38 in value was being offered for each share of NetScreen common stock in the merger, representing a 56.7% premium to the closing price of NetScreen common stock on February 6, 2004, the last trading day prior to public announcement of the merger, a 54.8% premium to the average closing price of NetScreen common stock for the 30 consecutive trading day period prior to February 6, 2004, a 61.8% premium to the 60 day average and a 38.5% premium to the highest closing price for NetScreen common stock during the 52-week period prior to February 6, 2004. The NetScreen board of directors also considered current financial market conditions and historical market prices, volatility and trading information with respect to NetScreen and Juniper Networks common stock;

•	that NetScreen will continue to participate in the strategic direction of the combined company through participation on the Juniper Networks’ management team and board of directors;

•	the operating challenges, opportunities and prospects of NetScreen as an independent company; and

•	the financial analysis presented by JPMorgan to the NetScreen board of directors and JPMorgan’s opinion as more fully described under the section entitled “— Opinion of NetScreen Financial Advisor” beginning on page 51 of this joint proxy statement/ prospectus as to the fairness, from a financial point of view, of the exchange ratio in the merger to holders of NetScreen common stock.

      The NetScreen board of directors considered the structure of the merger and the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to complete the transaction, and considered, among others, the following factors:

•	the merger is structured and intended to qualify as a “reorganization” for United States federal income tax purposes so, generally, the consideration to be received by NetScreen stockholders in the merger (except for the cash received in lieu of fractional shares of Juniper Networks common stock) will not be subject to income tax until the disposition of the Juniper Networks common stock received by stockholders pursuant to the merger;

•	shares of Juniper Networks common stock issued to NetScreen stockholders will be registered on Form S-4 and will be freely tradeable for all but certain affiliates of NetScreen;

•	the terms of the merger agreement, including the conditions to closing, and Juniper Networks’ right to terminate the merger agreement;

•	NetScreen’s rights under the merger agreement to consider unsolicited acquisition proposals and to change its recommendation to NetScreen stockholders to adopt the merger agreement should NetScreen receive a superior proposal, and the limited number of NetScreen shares that would be covered by voting agreements and proxies;

•	the likelihood of obtaining regulatory approval, including antitrust clearance; and

•	the fact that, under the merger agreement, each option outstanding under NetScreen’s stock option plans will be assumed by Juniper Networks.

      The NetScreen board of directors also identified and considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger, including:

•	the volatility of the trading prices of Juniper Networks common stock, including the fact that the exchange ratio for the share consideration to be received by NetScreen stockholders is fixed and will not increase in the event of a decline in the trading price of Juniper Networks common stock or an increase in the trading price of NetScreen common stock;

•	the risk that the potential benefits of the merger might not be realized;

•	the possibility that the merger might not be consummated, even if approved by NetScreen’s stockholders, and the effect of the public announcement and pendency of the merger on NetScreen’s sales, operating results, stock price, customers, supplies, employees, partners and other constituencies;

•	the risks of integrating the business of NetScreen and Juniper Networks and the potential management, customer, supplier, partner and employee disruption that may be associated with the merger;

•	certain risks and liabilities related to Juniper Networks including contingent liabilities such as litigation matters involving Juniper Networks;

•	the risks of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger with Juniper Networks;

•	the $150 million termination fee payable to Juniper Networks upon the occurrence of certain events, and the potential effect of such factors in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to NetScreen stockholders;

•	the interests that NetScreen’s executive officers and directors may have with respect to the merger in addition to their interests as NetScreen stockholders. See “— Interests of Certain Persons in the Merger — Interests of NetScreen Executive Officers and Directors in the Merger” beginning on page 56 of this joint proxy statement/ prospectus for a more complete discussion of these interests; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 17 of this joint proxy statement/ prospectus.

      After due consideration, the NetScreen board of directors concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the transaction, and that many of these risks could be managed or mitigated by NetScreen or by the combined company or were unlikely to have a material adverse impact on the merger or the combined company.

      The foregoing information and factors considered by the NetScreen board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the NetScreen board of directors. In view of the variety of factors and the amount of information considered, the NetScreen’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the merger agreement and the NetScreen merger. In addition, individual members of NetScreen’s board of directors may have given different weights to different factors. The NetScreen board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

Recommendation of the NetScreen Board of Directors

      After careful consideration and based on the foregoing analysis, the NetScreen board of directors, on February 8, 2004, determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of, NetScreen and its stockholders and unanimously approved the merger agreement and the merger. The NetScreen board of directors unanimously recommends that the stockholders of NetScreen vote “FOR” the adoption of the merger agreement.

      In considering the recommendation of the NetScreen board of directors with respect to the merger agreement and the merger, NetScreen stockholders should be aware that the directors and executive officers of NetScreen may receive benefits if the merger is completed, which results in those persons having interests in the merger that are different from, or are in addition to, the interests of NetScreen stockholders. See “— Interests of Certain Persons in the Merger — Interests of NetScreen Executive Officers and Directors in the Merger” beginning on page 56 of this joint proxy statement/ prospectus.

Opinion of NetScreen Financial Advisor

      Pursuant to an engagement letter dated January 26, 2004, JPMorgan was retained as the exclusive financial advisor to NetScreen in connection with the proposed merger.

      At a meeting of the NetScreen board of directors held on February 8, 2004, JPMorgan rendered its oral opinion to the board of directors that, as of that date, the exchange ratio in the proposed merger was fair, from a financial point of view, to NetScreen stockholders. JPMorgan subsequently confirmed its oral opinion in a written opinion dated as of February 8, 2004. No limitations were imposed by the NetScreen board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

      The full text of the written opinion of JPMorgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. You are urged to read the opinion carefully and in its entirety. JPMorgan’s written opinion is addressed to the NetScreen board of directors, is directed only to the fairness, from a financial point of view, of the exchange ratio in the merger to NetScreen stockholders and does not constitute a recommendation as to how to vote on the merger agreement or any matter related to the merger at the NetScreen special meeting. This summary of the opinion of JPMorgan is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft of the merger agreement in substantially final form;

•	reviewed certain publicly available business and financial information concerning NetScreen and Juniper Networks and the industries in which each company operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies it deemed relevant and the consideration received for such companies;

•	compared NetScreen’s and Juniper Networks’ financial and operating performance with publicly available information concerning certain other companies it deemed relevant and reviewed the current and historical market prices of NetScreen common stock and Juniper Networks common stock and certain publicly traded securities of such other companies;

•	reviewed various internal financial analyses and forecasts prepared by NetScreen’s management relating to its business;

•	held discussions with various members of NetScreen’s management and Juniper Networks’ management with respect to certain aspects of the merger, NetScreen’s and Juniper Networks’ past and current business operations, NetScreen’s and Juniper Networks’ financial condition and future prospects and operations, the effects of the merger on the financial condition and future prospects of NetScreen and Juniper Networks, and various other matters JPMorgan believed necessary or appropriate to its inquiry; and

•	performed such other financial studies and analyses and considered such other information as it deemed appropriate.

      JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by NetScreen and Juniper Networks or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. JPMorgan expressed no opinion regarding the liquidation value of NetScreen or Juniper Networks. Without limiting the generality of the foregoing, JPMorgan did not undertake an independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which NetScreen or Juniper Networks or any of their respective affiliates is a party or may be subject, and its opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters. In relying on financial analyses and forecasts provided, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by NetScreen’s management as to the expected future results of operations and financial condition of NetScreen.

JPMorgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the merger agreement will be completed as described therein. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan also assumed that the merger would be consummated pursuant to the terms of the draft merger agreement reviewed by it without material modification thereto and without waiver by any party of any of the material conditions or obligations thereunder. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on NetScreen or Juniper Networks or on the contemplated benefits of the merger.

      JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect its opinion, and JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio to be received by NetScreen stockholders in the proposed merger and JPMorgan expressed no opinion as to NetScreen’s underlying decision to enter into the merger agreement. JPMorgan expressed no opinion as to the price at which Juniper Networks common stock will trade at any future time, whether before or after the closing of the merger.

      In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

      Comparable Trading Multiples. Using publicly available information, JPMorgan compared selected financial data of NetScreen with similar data for selected publicly traded companies engaged in businesses that JPMorgan judged to be analogous to NetScreen. The companies selected by JPMorgan were Check Point Software Technologies, Ltd., Internet Security Systems, Inc., Network Associates, Inc., RSA Security, Inc., Symantec Corporation and Websense, Inc.

      Using publicly available information, JPMorgan compared selected financial data of Juniper Networks with similar data for selected publicly traded companies engaged in businesses that JPMorgan judged to be analogous to Juniper Networks. The companies selected by JPMorgan were Alcatel S.A., Cisco Systems, Inc., LM Ericsson Telefon AB, Lucent Technologies, Inc., Motorola, Inc., Nokia Corporation and Nortel Networks Corporation.

      For each comparable company, JPMorgan used estimates of calendar year 2004 results published in publicly available equity analyst research reports. JPMorgan selected the median for each multiple, specifically: calendar year 2004 price/earnings ratio and calendar year 2004 PEG ratio. The price/earnings ratio (“P/E”) of a company is equal to the stock price divided by earnings per share. The PEG ratio is equal to price/earnings divided by the company’s long-term EPS growth rate multiplied by 100. JPMorgan applied a range equal to the median multiple, listed in the chart below as “Low,” and the high multiple of the peer group to calculate the implied equity value per share of NetScreen and Juniper Networks using calendar year 2004 EPS and long-term EPS growth rate estimates included in publicly available equity analyst research reports.

      JPMorgan then calculated the implied exchange ratio by dividing the share price derived from the lower end of the NetScreen range by the share price derived from the lower end of the Juniper Networks range, and the share price of the higher end of the NetScreen range by the share price of the higher end of the Juniper Networks range. The results of the analysis were as follows:

	NetScreen Technologies		Juniper Networks		Implied
	Multiple Range		Multiple Range		Exchange Ratio

	Low	High	Low	High	Low	High

Calendar Year 2004 P/E	29.2x	40.9x	36.8x	60.8x	1.15x	1.36x
Calendar Year 2004 PEG Ratio	1.7x	2.6x	3.7x	4.1x	1.06x	1.47x

      Because of inherent differences between the businesses, operations and prospects of NetScreen, Juniper Networks and the other companies listed above, JPMorgan believes that a purely quantitative analysis of the selected companies without considering complex qualitative judgments concerning differences between the financial and operating characteristics of NetScreen, Juniper Networks and the selected companies would not be meaningful in the context of the merger.

      Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the diluted equity value per share for NetScreen common shares. JPMorgan calculated the unlevered free cash flows that NetScreen is expected to generate during calendar years 2004 through 2008 based upon financial projections from equity research reports (for 2004 and 2005) and input from NetScreen’s management team for 2006 through 2008. JPMorgan also calculated a range of terminal asset values at the end of the forecast period ending December 31, 2008 based on the final year free cash flow and a perpetuity growth range of 5.5% to 6.5%. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.5% to 11.5%, which were selected by JPMorgan based upon an analysis of the weighted average cost of capital of NetScreen. The discounted cash flow analysis indicated an implied per share equity value for NetScreen common stock ranging approximately from $21.22 to $37.72.

      JPMorgan also conducted a discounted cash flow analysis for the purpose of determining the diluted equity value per share for Juniper Networks common stock. JPMorgan calculated the unlevered free cash flows that Juniper Networks is expected to generate during calendar years 2004 through 2008 based upon financial projections from equity research reports (for 2004 and 2005) and input from NetScreen’s management team for 2006 through 2008. JPMorgan also calculated a range of terminal asset values at the end of the forecast period ending December 31, 2008 based on the final year free cash flow and a perpetuity growth range of 9.0% to 10.0%. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 12.0% to 14.0%, which were selected by JPMorgan based upon an analysis of the weighted average cost of capital of Juniper Networks. The discounted cash flow analysis indicated an implied per share equity value for Juniper Networks common stock ranging approximately from $15.27 to $34.50.

      JPMorgan then calculated the implied exchange ratio by dividing the share price derived from the lower end of the NetScreen range by the share price derived from the lower end of the Juniper Networks range, and the share price of the higher end of the NetScreen range by the share price of the higher end of the Juniper Networks range. The implied exchange ratio range was 1.09x-1.39x.

      Relative Contribution Analysis. JPMorgan reviewed and analyzed the relative contributions to be made by NetScreen and Juniper Networks to the combined company based upon stand-alone operating results published in publicly available equity analyst research reports for both NetScreen and Juniper Networks. JPMorgan calculated NetScreen’s implied equity value based on its calendar year 2005 net income contribution to Juniper Networks’ projected net income, assuming NetScreen’s implied market capitalization would contribute in the same proportions to Juniper Networks’ diluted market capitalization as of February 6, 2004. JPMorgan calculated NetScreen’s implied enterprise value based on its calendar year 2005 free cash flows contribution to Juniper Networks’ projected calendar year 2005 free cash flows, assuming NetScreen’s implied enterprise value would contribute in the same proportions to Juniper Networks’ enterprise value as of February 6, 2004. NetScreen’s implied market capitalization was derived from the implied enterprise value after subtracting NetScreen’s net debt. The implied share price was then calculated by dividing the implied equity value by the shares outstanding. The following table outlines the implied exchange ratio for the given operating result:

Operating Result Implied
Exchange Ratio

Calendar Year 2005 Net Income	1.35x
Calendar Year 2005 Free Cash Flow	1.44x

      Historical Exchange Ratio Analysis. JPMorgan analyzed the historical trading price of NetScreen common stock relative to Juniper Networks common stock based on closing prices between February 7, 2003 and February 6, 2004.

      JPMorgan determined that the historical exchange ratio for the past year, calculated as the average of the quotient of the closing price per common share of NetScreen divided by the closing price per share of Juniper Networks for each trading day in the period, was equal to approximately 1.61x of a share of NetScreen for each share of Juniper Networks. The average exchange ratio was approximately 1.34x for the past six months, approximately 1.24x for the past three months, and approximately 1.09x for the past 30 trading days. The natural exchange ratio as of February 6, 2004 was approximately 0.90x.

		Premium Based Upon
Reference		Exchange Ratio of 1.404x
Period	Average Exchange Ratio	vs. Average Exchange Ratio

As of February 6, 2004	0.90x	57%
Last 30 Trading Days	1.10x	27%
Last Three Calendar Months	1.24x	13%
Last Six Calendar Months	1.34x	5%
Last 12 Calendar Months	1.61x	(13)%

      The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan was selected to deliver an opinion to the NetScreen Board of Directors with respect to the merger on the basis of such experience and its familiarity with NetScreen.

      Pursuant to a letter agreement dated January 26, 2004, NetScreen has agreed to pay JPMorgan a transaction fee equal to the product of 0.225% multiplied by (i) the value of the shares of Juniper Networks common stock to be received by NetScreen stockholders and option holders in the merger and (ii) the principal amount of all indebtedness of NetScreen outstanding immediately prior to consummation of the merger, including any capital lease obligations; provided that such transaction fee will not be less than $8 million. The value of the shares of Juniper Networks common stock to be received by NetScreen stockholders and option holders in the merger will be determined based upon the average of the last sale prices for such shares of Juniper Networks common stock on the Nasdaq National Market for the 10 trading days ending on the last business day preceding the closing of the merger. NetScreen is not obligated to pay the transaction fee to JPMorgan unless the merger is consummated. The transaction fee includes an opinion fee of $500,000 which will be credited against the transaction fee. JPMorgan’s opinion fee is not contingent upon the consummation of the merger. In addition, NetScreen has agreed to reimburse JPMorgan for reasonable expenses incurred by JPMorgan in connection with its services, including reasonable fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

      JPMorgan Chase & Co. or its predecessor entities have provided investment banking services to NetScreen in the past in unrelated transactions for which it received customary fees, including acting as an underwriter in the December 12, 2001 initial public offering of NetScreen common stock. JPMorgan Chase &

Co. writes research on NetScreen and makes a market in NetScreen common stock. In the ordinary course of business, JPMorgan Chase & Co. and its affiliates may actively trade the securities of NetScreen or Juniper Networks for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Interests of Certain Persons in the Merger

     Interests of NetScreen Executive Officers and Directors in the Merger

      NetScreen stockholders considering the recommendation of the NetScreen board of directors regarding the merger should be aware that all of NetScreen’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of stockholders generally. The board of directors of NetScreen was aware of and considered these potentially conflicting interests when they approved the merger and the transactions contemplated by the merger documents.

Accelerated Vesting of Stock Options and Restricted Stock

      In the merger, all outstanding NetScreen stock options will be assumed by Juniper Networks and become options to purchase shares of Juniper Networks common stock, and NetScreen restricted stock also will be converted into restricted stock of Juniper Networks. In addition, Juniper Networks is assuming various agreements that have been made between NetScreen and its executive officers and directors that provide for the acceleration of vesting of unvested stock options and unvested shares of restricted stock upon certain events.

      Robert D. Thomas, Feng Deng, Remo E. Canessa, David K. Flynn, Charles R. Clark, Mark S. Smith, Anson Chen, Robert Beaulieu and Krishna Kolluri have agreements with NetScreen that provide if such executive officer is terminated without “Cause,” as defined below, in connection with the merger of NetScreen with Juniper Networks, then upon such termination, 50% of the executive officer’s unvested options and restricted stock as of the closing of the merger will be immediately vested and exercisable. Please see the chart below for additional detail on each executive officer’s currently outstanding vested and unvested options and shares of restricted stock. “Cause” for purpose of these agreements means: (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to the employer; (ii) willful act or acts of dishonesty undertaken by the executive officer and intended to result in substantial gain or personal enrichment for the executive officer at the expense of the employer; or (iii) willful and continued failure to substantially perform the executive officer’s duties with the employer or its successor (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iii) above will constitute “Cause” only if such failure continues after the executive officer’s employer’s board of directors has provided the executive officer with a written demand for substantial performance setting forth in detail the specific respects in which it believes the executive officer has willfully and not substantially performed the executive officer’s duties thereof and a reasonable opportunity (to be not less than 30 days) to cure the same. In addition, a termination by the employer without Cause includes a voluntary termination of employment by the executive officer within 30 days after any of the following events: (i) the assignment of any duties to the executive officer inconsistent with, or reflecting a materially adverse change in, the executive officer’s position, duties or responsibilities with the employer (or any successor) without the executive officer’s concurrence; or (ii) the relocation of the employer’s principal executive offices, or relocation of the executive officer’s principal place of business, in excess of 50 miles from the executive officer’s place of business in Sunnyvale, California.

      In addition, as part of NetScreen’s acquisition of Neoteris, Inc., Mr. Kolluri entered into an employment agreement with NetScreen that provides that, with respect to options and restricted stock issued to Mr. Kolluri by Neoteris and assumed by NetScreen (along with, as of February 6, 2004, up to $232,007.24 in cash payments associated with the assumed options and restricted stock payable by NetScreen to Mr. Kolluri), if Mr. Kolluri’s employment is terminated by his employer without “Cause,” as defined below, or is voluntarily terminated by Mr. Kolluri for “Good Reason,” as defined below, on or before November 14, 2005, then Mr. Kolluri will receive 24 months of vesting acceleration of such options, restricted stock and cash upon his termination, as well as six months severance and continuation for six months of company paid health benefits.

Following November 14, 2005, if Mr. Kolluri has not been terminated by his employer without “Cause” or voluntarily terminated his employment for “Good Reason,” then the options and restricted stock issued by Neoteris and assumed by NetScreen (along with the amortized cash payments) shall be subject to the same acceleration of vesting terms as applied to all other options and shares of restricted stock owned by Mr. Kolluri and the other executive officers of NetScreen as described in the preceding paragraph. “Cause” is defined as: (i) the willful act of fraud, embezzlement, dishonesty or other misconduct that materially damages the employer; (ii) the willful failure to perform duties, to follow policy as set forth in writing from time to time or to follow the directives of the employer’s chief executive officer or board of directors (other than failure to meet performance goals, objectives or measures), in each case in a manner that results in material damage to the employer, that is not corrected within 30 days following written notice thereof by the employer’s board of directors, such notice to state with specificity the nature of the failure; provided that if such failure cannot be reasonably corrected within 30 days of written notice thereof, correction shall be commenced within such period and may be corrected within a reasonable period thereafter with the length of such period to be determined in good faith by the employer’s board of directors; (iii) misappropriation of any of material assets of the employer; (iv) conviction of, or plea of guilty or no contest to, a felony or a misdemeanor involving dishonesty or moral turpitude under the laws of the United States or any state thereof; (v) willful and material breach of any agreement with the employer, that is not corrected within 30 days following written notice thereof by the employer’s board of directors, such notice to state with specificity the nature of the breach; provided that if such breach cannot be reasonably corrected within 30 days of written notice thereof, correction shall be commenced within such period and may be corrected within a reasonable period thereafter with the length of such period to be determined in good faith by the board of directors; and (vi) willful use or unauthorized disclosure of any proprietary information or trade secrets of the employer or any other party to whom Mr. Kolluri owes an obligation of nondisclosure as a result of the relationship with the employer. “Good Reason” is defined as (i) a material reduction of Mr. Kolluri’s responsibilities following the acquisition of Neoteris by NetScreen or (ii) a material breach by the employer of its obligations to Mr. Kolluri under the agreement that is not corrected within 30 days following written notice thereof to the employer, such notice to state with specifically the nature of the failure; provided that if such failure cannot be reasonably corrected within 30 days of written notice thereof, correction shall be commenced by the employer with such period and may be corrected within a reasonable period thereafter. Please see the chart below for additional detail on Mr. Kolluri’s currently outstanding vested and unvested options and shares of restricted stock.

      Frank J. Marshall, Alan L. Earhart, Michael L. Goguen, Katherine M. Jen, Thomas F. Mendoza and Victor E. Parker, Jr., constituting all of the non-employee members of NetScreen’s board of directors, each have stock option agreements with NetScreen providing that the options will immediately vest in full and be fully exercisable if the merger with Juniper Networks is completed. Please see the chart below for additional detail on each non-employee director’s outstanding vested and unvested options as of February 6, 2004.

      The following table identifies, for each NetScreen director and executive officer, as of February 6, 2004, the aggregate number of shares subject to outstanding options of NetScreen common stock and the aggregate number of outstanding unvested shares of NetScreen restricted stock subject to agreements between NetScreen and each such director or executive officer that contain the acceleration of vesting benefits described above, the aggregate number of shares subject to outstanding but unvested options of NetScreen common stock, the weighted average exercise price of outstanding stock options and that person’s relationship to NetScreen.

		Aggregate	Weighted
	Aggregate	Shares	Average	Aggregate
	Shares	Subject	Exercise Price	Unvested
	Subject to	to	of	Shares of
	Options	Unvested	Outstanding	Restricted
Name	Outstanding	Options	Options	Stock	Relationship to NetScreen

Robert D. Thomas	650,000	518,751	$18.16	41,667	President and Chief Executive Officer and Director
Feng Deng	235,000	235,000	21.32	10,417	Chief Strategy Officer and Director

		Aggregate	Weighted
	Aggregate	Shares	Average	Aggregate
	Shares	Subject	Exercise Price	Unvested
	Subject to	to	of	Shares of
	Options	Unvested	Outstanding	Restricted
Name	Outstanding	Options	Options	Stock	Relationship to NetScreen

Remo E. Canessa	420,000	315,629	11.15	0	Chief Financial Officer and Corporate Secretary
David K. Flynn	265,000	255,000	20.72	12,500	Vice President of Marketing
Charles R. Clark	160,000	156,667	21.16	7,292	Vice President of Operations
Mark S. Smith	265,000	255,000	20.72	14,584	Vice President of Worldwide Sales
Anson Chen	450,000	450,000	25.20	0	Vice President of Research and Development
Robert Beaulieu	225,000	225,000	25.08	0	Vice President of Customer Service
Krishna Kolluri	344,746 (1)	344,746 (1)	15.19	126,654 (2)	General Manager of Secure Access Products
Frank J. Marshall	20,000	5,279	15.68	0	Director (Chairman of the Board)
Alan L. Earhart	60,000	36,252	16.98	0	Director
Michael L. Goguen	20,000	5,279	15.68	0	Director
Katherine M. Jen	20,000	5,279	15.68	0	Director
Thomas F. Mendoza	20,000	5,279	15.68	0	Director
Victor E. Parker, Jr.	20,000	5,279	15.68	0	Director

(1)	Until November 14, 2005, an aggregate of 144,746 of the shares subject to options, which are the options assumed by NetScreen in the acquisition of Neoteris, are subject to the 24 month accelerated vesting period described above, after which time such options will be subject to the same acceleration of vesting provisions as applicable to all other outstanding options issued by NetScreen to Mr. Kolluri and the other executive officers of NetScreen as described above.

(2)	Until November 14, 2005, all 126,654 of the shares of restricted stock are subject to the 24 month accelerated vesting period described above.

      Director and Officer Indemnification. The merger agreement provides that Juniper Networks will cause the surviving company:

•	from and after the effective time of the merger, to fulfill and honor, subject to applicable law, NetScreen’s obligations under any indemnification agreements with its directors and officers that exist at the effective time of the merger and any indemnification provisions under NetScreen’s certificate of incorporation and bylaws that were in effect on the date of the merger agreement; and

•	for a period of six years after the effective time of the merger, to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by NetScreen’s directors’ and officers’ liability insurance policy, on substantially similar terms to NetScreen’s policy; provided, however, that neither Juniper Networks nor the surviving corporation will be required to expend more than 200% of the annual premium currently paid by NetScreen for such coverage.

      In addition, Juniper Networks has agreed to maintain in the certificate of incorporation and bylaws of the surviving corporation provisions relating to exculpation and indemnification that are at least as favorable to the indemnified directors and officers as those contained in NetScreen’s organizational documents that were in effect on the date of the merger agreement, subject to applicable law, for a period of six years from the effective time.

      Appointment of NetScreen Designee to Juniper Networks Board of Directors. Under the merger agreement, Juniper Networks has agreed to take all action necessary to appoint one person designated by NetScreen and reasonably acceptable to Juniper Networks to serve on the board of directors of Juniper Networks.

      As a result of the interests described above under each heading, NetScreen’s executive officers and directors have interests in the merger that may have made them more likely to vote to adopt, and recommend adoption of, the merger agreement, than if they did not hold these interests.

Interests of Juniper Networks Executive Officers and Directors in the Merger

      The compensation committee of the Juniper Networks board of directors has approved a 2004 incentive bonus plan for Juniper Networks executive officers, including Scott Kriens and Pradeep Sindhu, who are also members of the board of directors of Juniper Networks. The 2004 incentive bonus plan pays a percentage of the executive officer’s base salary measured against the achievement of Juniper Networks and the individual executive officer of certain goals. One goal is Juniper Networks’ entry into new businesses by means of acquisitions that meet specific requirements, which, in the context of the 2004 incentive bonus plan, is referred to as the new business acquisition component. If the other Juniper Networks and individual executive officer goals are satisfied under the 2004 incentive bonus plan, then bonuses will be paid in proportion to Juniper Networks’ achievement of the new business acquisition component. For example, if 0% of the new business acquisition component is attained in 2004, then no bonuses will be payable to Juniper Networks executive officers under the 2004 incentive bonus plan, regardless of achievement of the other Juniper Networks and individual executive officer goals. Assuming that the other Juniper Networks and individual executive officer goals under the 2004 incentive bonus plan are met, if 50% of the new business acquisition component is attained in 2004, then 50% of the bonus amount otherwise payable to executive officers under the 2004 incentive bonus plan would be payable. The completion of the acquisition of NetScreen will constitute 100% achievement of the new business acquisition component of the 2004 incentive bonus plan. Therefore, if the other goals under the 2004 incentive bonus plan are met, then 100% of the bonuses payable under the 2004 incentive bonus plan will be paid to such executive officer(s).

      As a result of these interests, Juniper Networks’ executive officers, two of whom are also directors of Juniper Networks, have interests in the merger that may have made them more likely to approve the issuance of Juniper Networks common stock in connection with the merger, than if they did not hold these interests.

United States Federal Income Tax Consequences of the Merger

      The following summary discusses the material United States federal income tax consequences of the merger to NetScreen stockholders. The following discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

      This section does not discuss all United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her personal circumstances or to stockholders subject to special treatment under the federal income tax laws, including:

•	dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	tax-exempt organizations;

•	non-United States persons or entities;

•	financial institutions or insurance companies;

•	stockholders who acquired NetScreen common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	stockholders who hold NetScreen common stock as part of an integrated investment, including a “straddle,” comprised of shares of NetScreen common stock and one or more other positions.

      In addition, this section does not discuss the tax consequences of the merger under foreign, state or local tax law. This discussion assumes that NetScreen stockholders hold their shares of NetScreen common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, as property held as an investment).

      Accordingly, you are urged to consult your tax advisors as to the specific tax consequences to you of the merger, including any applicable federal, state, local and foreign tax consequences.

      Based on factual representations contained in letters provided by Juniper Networks and NetScreen, and on certain customary factual assumptions, all of which must continue to be true and accurate as of the effective time of the merger, each of Wilson Sonsini Goodrich & Rosati and Fenwick & West has delivered its opinion (attached as exhibits 8.1 and 8.2, respectively, to the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part) that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. The following material United States federal income tax consequences will result from such qualification:

•	NetScreen stockholders will not recognize any gain or loss upon the receipt of Juniper Networks common stock in exchange for NetScreen common stock in connection with the merger, except for cash received instead of a fractional share of Juniper Networks common stock;

•	the aggregate tax basis of the Juniper Networks common stock received by a NetScreen stockholder in connection with the merger, including any fractional share of Juniper Networks common stock not actually received, will be equal to the aggregate tax basis of the NetScreen common stock surrendered in exchange for Juniper Networks common stock;

•	the holding period of the Juniper Networks common stock received by a NetScreen stockholder in connection with the merger will include the holding period of the NetScreen common stock surrendered in connection with the merger;

•	cash payments received by a NetScreen stockholder for a fractional share of Juniper Networks common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Juniper Networks, and NetScreen stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share; and

•	Juniper Networks, Nerus Acquisition Corp. and NetScreen will not recognize gain or loss as a result of the merger.

      The completion of the merger is conditioned upon the delivery of an opinion by each of Wilson Sonsini Goodrich & Rosati and Fenwick & West that the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on updated representation letters to be provided by Juniper Networks and NetScreen at the time of the completion of the merger, and on customary factual assumptions.

      Neither Juniper Networks nor NetScreen will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to NetScreen stockholders. The tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected.

Accounting Treatment of the Merger

      In accordance with United States generally accepted accounting principles, Juniper Networks will account for the merger using the purchase method of accounting. Under this method of accounting, Juniper Networks will record the market value (based on an average of the closing prices of Juniper Networks common stock for a range of trading days from two days before and after February 9, 2004, the announcement date of the merger agreement) of its common stock issued in connection with the merger, the amount of cash consideration to be paid for fractional shares to holders of NetScreen common stock, the fair value of the options to purchase shares of NetScreen common stock assumed in connection with the merger and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring NetScreen. Juniper Networks will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including developed and core technology, patents, distributor and value added reseller relationship, trade name, order backlog and maintenance agreements), deferred compensation and in-process research and development, based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

      Upon completion of the proposed merger, NetScreen’s deferred revenue will be adjusted to reflect the estimated fair value of Juniper Networks’ legal performance obligations under NetScreen’s support contracts and to eliminate historical amounts of NetScreen’s deferred revenue that do not represent a legal performance obligation to the combined company. The current estimate of the fair value of Juniper Networks’ legal performance obligations under NetScreen’s support contracts is approximately $7 million.

      Amortizable intangible assets, currently estimated at $230 million, will generally be amortized over useful lives not exceeding seven years, resulting in an estimated accounting charge for amortization attributable to these items of approximately $56 million on an annual basis. Deferred compensation, currently estimated at $213 million, will be amortized using the graded vesting method, resulting in an estimated accounting charge for amortization of deferred compensation of approximately $150 million over the first 12 months after the completion of this proposed merger and declining thereafter. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The amount of the estimated purchase price allocated to goodwill which is based on certain assumptions, is estimated to be approximately $3,338 million. If Juniper Networks management should change the assumptions used in the allocation of the purchase price, amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets.

      In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates, however, actual amounts may differ from these estimates.

Directors and Executive Officers of Juniper Networks Following the Merger

      Juniper Networks has agreed to take all actions necessary to elect or appoint one person designated by NetScreen, who is reasonably acceptable to Juniper Networks, to the Juniper Networks board of directors.

Regulatory Filings and Approvals Required to Complete the Merger

      The merger is subject to review by the Antitrust Division of the Department of Justice and by the Federal Trade Commission under the Hart-Scott-Rodino Improvements Act of 1976, which requires Juniper Networks and NetScreen to make pre-merger notification filings and to await the expiration or earlier termination of statutory waiting periods prior to completing the merger. The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. Juniper Networks and NetScreen have made or will make the required filings under the Hart-Scott-Rodino Act and intend to comply with the antitrust laws of any other jurisdiction in which the merger is subject to review. Juniper Networks and NetScreen will use their reasonable efforts to obtain any required regulatory clearances.

      There can be no assurance that the reviewing authorities will permit the applicable statutory waiting periods to expire or that the reviewing authorities will terminate the applicable statutory waiting periods at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger were completed. These restrictions and conditions could include mandatory licenses, sales or other dispositions of assets, divestitures, or the holding separate of assets, businesses or NetScreen capital stock.

      In addition, during or after the statutory waiting periods, and even after completion of the merger, either the Antitrust Division of the Department of Justice, or the Federal Trade Commission could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Juniper Networks and NetScreen cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Juniper Networks and NetScreen will prevail.

Juniper Networks Will List Shares of Juniper Networks Common Stock Issued to NetScreen Stockholders on the Nasdaq National Market

      Juniper Networks has agreed to use commercially reasonable efforts to cause the shares of Juniper Networks common stock issued to NetScreen stockholders in connection with the merger to be authorized for listing on the Nasdaq National Market before the completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of NetScreen Common Stock After the Merger

      When the merger is completed, NetScreen common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934.

Restrictions on Sales of Shares of Juniper Networks Common Stock Received in the Merger

      The shares of Juniper Networks common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of Juniper Networks common stock issued to any person who is deemed to be an “affiliate” of NetScreen prior to the merger. Persons who may be deemed to be “affiliates” of NetScreen prior to the merger include individuals or entities that control, are controlled by, or are under common control of NetScreen prior to the merger, and may include officers and directors, as well as principal stockholders of NetScreen prior to the merger. Affiliates of NetScreen will be notified separately of their affiliate status.

      Persons who may be deemed to be affiliates of NetScreen prior to the merger may not sell any of the shares of Juniper Networks common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•	an exemption under Rule 145(d) under the Securities Act of 1933; or

•	any other applicable exemption under the Securities Act of 1933.

      Juniper Networks’ registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Juniper Networks common stock to be received in connection with the merger by persons who may be deemed to be affiliates of NetScreen prior to the merger.

Voting Agreements

      Juniper Networks Voting Agreements. Each of Scott Kriens, Marcel Gani, James A. Dolce, Jr., Pradeep Sindhu, Ashok Krishnamurthi, William R. Hearst III, Vinod Khosla, Stratton Sclavos, William R. Stensrud, Robert M. Calderoni, Kenneth Levy and Kenneth Goldman, who collectively beneficially owned as of March 10, 2004, the record date for the Juniper Networks special meeting, approximately 39,097,485 shares of Juniper Networks common stock (or approximately 9.7% of the outstanding shares of Juniper Networks common stock), has entered into a voting agreement with NetScreen, agreeing to vote all of their respective shares of Juniper Networks common stock, including shares of Juniper Networks common stock acquired after the date of the voting agreements, as follows:

•	approving the issuance of Juniper Networks common stock pursuant to the merger and in favor of each of the other actions contemplated by the merger agreement and the proxy attached to the voting agreement and any action required to further the merger or these actions;

•	against approval of any proposal made in opposition to, or in competition with, the consummation of the merger, the issuance of Juniper Networks common stock pursuant to the merger and the transactions contemplated under the merger agreement; and

•	against any action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger, the issuance of Juniper Networks common stock pursuant to the merger or any other transactions contemplated by the merger agreement.

      Each of these stockholders has also granted to NetScreen an irrevocable proxy to vote the shares of Juniper Networks common stock subject to the voting agreements in accordance with its terms. The voting agreements and irrevocable proxies terminate upon the earlier of the termination of the merger agreement or the effective time of the merger.

      The voting agreements prohibit the signing stockholders from selling or disposing of any shares or options of Juniper Networks common stock beneficially owned by the signing stockholders, except to immediate family members or charitable organization and only if the family member or charitable organization agrees to be bound by the terms and conditions of the voting agreement.

      In addition, Siemens Corporation, a holder of approximately 9.1% of Juniper Networks’ outstanding common stock as of March 10, 2004, the record date for the Juniper Networks special meeting, has agreed to vote its shares in accordance with the recommendation of Juniper Networks’ board of directors.

      NetScreen Voting Agreements. Each of Robert D. Thomas, Robert Beaulieu, Remo E. Canessa, Anson Chen, Charles R. Clark, Feng Deng, David K. Flynn, Mark S. Smith, Krishna Kolluri, Yan Ke, Nir Zuk, Alan L. Earhart, Michael L. Goguen, Katherine M. Jen (on behalf of Silicon Valley Equity Fund, L.P.), Frank J. Marshall (on behalf of himself, Big Basin Partners L.P. and Timark L.P.), Thomas F. Mendoza and Victor E. Parker, Jr., who collectively beneficially owned as of March 10, 2004 approximately 13,346,925 shares of NetScreen common stock (or approximately 14.2% of the outstanding shares of NetScreen common stock), has entered into a voting agreement with Juniper Networks and Nerus Acquisition Corp., agreeing to vote all of his or her shares of NetScreen common stock, including shares of NetScreen common stock acquired after the date of the voting agreements, as follows:

•	in favor of the adoption of the merger agreement, and in favor of each of the other actions contemplated by the merger agreement and the proxy attached to the voting agreement and any action required to further the merger or these actions;

•	against approval of any proposal opposing or competing with the merger and the transactions contemplated under the merger agreement;

•	against any action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions contemplated by the merger agreement, including any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of NetScreen or any subsidiary with any party, any sale, lease or transfer of any significant part of the assets of NetScreen or any subsidiary, any reorganization, recapitalization, dissolution, liquidation or winding up of NetScreen or any subsidiary, or any material change in the capitalization or corporate structure of NetScreen or any subsidiary; and

•	in favor of waiving any notice that may have been or may be required relating to any reorganization of NetScreen or its subsidiaries, any reclassification or recapitalization of the capital stock of NetScreen or its subsidiaries, any sale of assets, change of control or acquisition of NetScreen or its subsidiaries by any person, or any consolidation or merger of NetScreen or its subsidiaries with or into any person.

      Each of these stockholders has also granted to Juniper Networks an irrevocable proxy to vote the shares of NetScreen common stock subject to the voting agreements in accordance with its terms. The voting agreements and irrevocable proxies terminate upon the earlier of the termination of the merger agreement, the written agreement to cancel the voting agreement among the parties to thereto, or the effective time of the merger.

      The voting agreements prohibit the signing stockholders from selling or disposing of any shares or options of NetScreen common stock beneficially owned by the signing stockholders, except to immediate family members or charitable organization and only if the family member or charitable organization agrees to be bound by the terms and conditions of the voting agreement.

      The voting agreements provide that the voting agreements will not, and it was the intent of the parties that the voting agreements would not, preclude the board of directors of NetScreen or any member of the NetScreen board of directors from exercising their fiduciary duties as required by applicable law.

No Appraisal Rights

      Neither Juniper Networks stockholders nor NetScreen stockholders are entitled to dissenters’ rights of appraisal for their shares under the General Corporation Law of the State of Delaware in connection with the merger.

THE MERGER AGREEMENT

      The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/ prospectus as Annex A and is incorporated by reference into this joint proxy statement/ prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

Structure of the Merger

      The merger agreement provides for the merger of Nerus Acquisition Corp., a newly formed, wholly owned subsidiary of Juniper Networks, with and into NetScreen. NetScreen will survive the merger as a wholly owned subsidiary of Juniper Networks.

Completion and Effectiveness of the Merger

      We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “— Conditions to Completion of the Merger” beginning on page 76 of this joint proxy statement/ prospectus are satisfied or waived, including approval of the issuance of shares of Juniper Networks common stock in connection with the merger by the stockholders of Juniper Networks and adoption of the merger agreement by the stockholders of NetScreen. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such later time as Juniper Networks and NetScreen agree and set forth in the certificate of merger.

      We are working to complete the merger as quickly as possible. We currently plan to complete the merger during the second calendar quarter of 2004. Because completion of the merger is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.

Conversion of NetScreen Common Stock and Assumption of NetScreen Stock Options in the Merger

      Upon completion of the merger, each share of NetScreen common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 1.404 shares of Juniper Networks common stock upon surrender of the certificate representing such share of NetScreen common stock in the manner provided in the merger agreement. Upon completion of the merger, Juniper Networks also will assume outstanding options to purchase NetScreen common stock as described in the section entitled “— Treatment of NetScreen Stock Options” beginning on page 73 of this joint proxy statement/prospectus.

      The exchange ratio in the merger (1.404 shares of Juniper Networks common stock for each share of NetScreen common stock) will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Juniper Networks common stock or NetScreen common stock), reorganization, recapitalization, reclassification or other like change with respect to Juniper Networks common stock or NetScreen common stock occurring on or after the date of the merger agreement and prior to completion of the merger.

      Each share of NetScreen common stock held by NetScreen or owned by Juniper Networks or any of their direct or indirect wholly owned subsidiaries immediately prior to the merger will be automatically canceled and extinguished, and none of NetScreen, Juniper Networks or any of their direct or indirect subsidiaries will receive any securities of Juniper Networks or other consideration in exchange for those shares.

      Based on the exchange ratio and the number of shares of NetScreen common stock and options to purchase NetScreen common stock outstanding as of March 10, 2004, the record date for the NetScreen special meeting, a total of approximately 131,802,573 shares of Juniper Networks common stock will be issued in connection with the merger to holders of NetScreen common stock and a total of approximately

25,306,266 shares of Juniper Networks common stock will be reserved for issuance upon the exercise of options to purchase NetScreen common stock assumed by Juniper Networks in connection with the merger.

Fractional Shares

      Juniper Networks will not issue any fractional shares of its common stock in connection with the merger. Instead, each holder of NetScreen common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of common stock of Juniper Networks will receive cash, without interest, in an amount equal to the fraction multiplied by the average closing price of one share of Juniper Networks common stock or the Nasdaq National Market for the five most recent trading days that Juniper Networks common stock has traded, ending on and including the last trading day prior to the date on which the merger is completed, as reported on the Nasdaq National Market.

Exchange of NetScreen Stock Certificates for Juniper Networks Stock Certificates

      Promptly following completion of the merger, the exchange agent for the merger will mail to each record holder of NetScreen common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing Juniper Networks common stock. Only those holders of NetScreen common stock who properly surrender their NetScreen stock certificates in accordance with the exchange agent’s instructions will receive (i) a certificate representing Juniper Networks common stock, (ii) cash in lieu of any fractional share of Juniper Networks common stock and (iii) any dividends or other distributions to which they are entitled under the terms of the merger agreement. The surrendered certificates representing NetScreen common stock will be canceled. After the effective time of the merger, each certificate representing shares of NetScreen common stock that has not been surrendered will represent only the right to receive each of the items enumerated in the preceding sentence. Following the completion of the merger, NetScreen will not register any transfers of NetScreen common stock on its stock transfer books.

      Holders of NetScreen common stock should not send in their NetScreen stock certificates until they receive a letter of transmittal from the exchange agent for the merger, with instructions for the surrender of NetScreen stock certificates.

Distributions with Respect to Unexchanged Shares

      Holders of NetScreen common stock are not entitled to receive any dividends or other distributions on Juniper Networks common stock until the merger is completed. After the merger is completed, holders of NetScreen common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Juniper Networks common stock which they are entitled to receive upon exchange of their NetScreen stock certificates, but they will not be paid any dividends or other distributions on the Juniper Networks common stock until they surrender their NetScreen stock certificates to the exchange agent in accordance with the exchange agent instructions.

Transfers of Ownership and Lost Stock Certificates

      Juniper Networks will issue only (i) a stock certificate representing shares of Juniper Networks common stock, (ii) cash in lieu of a fractional share and (iii) any dividends or distributions that may be applicable in a name other than the name in which a surrendered NetScreen stock certificate is registered if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a NetScreen stock certificate is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit and/or bond prior to receiving any statement indicating book-entry ownership of Juniper Networks common stock or Juniper Networks stock certificate.

Representations and Warranties

      The merger agreement contains a number of customary representations and warranties made by Juniper Networks and Nerus Acquisition Corp., on the one hand, and NetScreen, on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•	Incorporation and qualification;

•	Certificate of Incorporation and Bylaws;

•	Capitalization;

•	Authority to enter into the merger agreement;

•	No conflict with the charter documents and contracts; required filings and consents to the merger;

•	Compliance with laws; permits;

•	Securities and Exchange Commission filings; financial statements;

•	No undisclosed liabilities;

•	Absence of certain changes or events;

•	Absence of litigation;

•	Accuracy of information in registration statement and joint proxy statement/ prospectus;

•	Broker fees;

•	Intellectual property;

•	Agreements, contracts and commitments;

•	Opinions of financial advisors;

•	Board approval; and

•	Vote required for stockholder approvals.

      In addition, NetScreen made additional representations and warranties regarding:

•	Subsidiaries;

•	NetScreen employee plans;

•	Restrictions on business activities;

•	Property;

•	Taxes;

•	Effect of state takeover statutes;

•	Affiliates;

•	Environmental matters; and

•	Insurance.

      The representations and warranties of Juniper Networks, Nerus Acquisition Corp. and NetScreen contained in the merger agreement expire upon completion of the merger.

Conduct of NetScreen’s Business Before Completion of the Merger

      Under the merger agreement, NetScreen has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Juniper Networks consents in writing, it will:

•	carry on its business, in the ordinary course, in substantially the same manner as previously conducted and in material compliance with all applicable laws and regulations;

•	pay its debts and taxes when due, subject to good faith disputes over such debts or taxes;

•	pay or perform other material obligations when due; and

•	use its commercially reasonable efforts, consistent with past practices and policies, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.

      Under the merger agreement, NetScreen has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Juniper Networks consents in writing, it will conduct its business in compliance with specific restrictions relating to the following:

•	waiving stock repurchase rights, accelerating, amending or changing the period of exercisability of NetScreen options or restricted stock or repricing NetScreen options granted under any NetScreen option plan or authorizing cash payments in exchange for any NetScreen options granted under such plans;

•	granting any severance or termination payments to any director or officer or other employee of NetScreen, except pursuant to written agreements outstanding, or policies existing, on the date hereof that have previously been disclosed in writing to Juniper Networks, or adopting any new severance or termination plan, program or arrangement;

•	other than in the ordinary course of business, consistent with past practices, transferring or licensing or extending, amending or modifying any rights to NetScreen’s intellectual property that are material to its business or entering into grants to transfer or license any future patent rights;

•	entering into any license on an exclusive basis or selling any intellectual property;

•	declaring, setting aside or paying any dividends or other distributions or splitting, combining or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchasing, redeeming or acquiring, any shares of NetScreen or its subsidiaries stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship or with an employee pursuant to stock option or purchase agreements;

•	issuing, delivering, selling, authorizing, pledging or otherwise encumbering any shares of NetScreen, or any shares convertible into shares of NetScreen, or any subscriptions, rights, warrants or options to acquire any shares of NetScreen other than pursuant to (i) the exercise of outstanding company options, warrants or other NetScreen securities, (ii) the NetScreen employee stock purchase plan and (iii) grants of stock options to purchase no more than an aggregate of 1 million shares of common stock to new hires in the ordinary course of business consistent with past practice that do not accelerate by the occurrence of any of the transactions contemplated by the merger agreement (either alone or in combination with any subsequent event or events) and which stock options have a vesting schedule and other terms of exercisability no more favorable than NetScreen’s standard vesting schedule and the terms of exercisability contained in NetScreen’s standard form of option agreement;

•	amending NetScreen’s certificate of incorporation or bylaws (or similar governing instruments of any of its subsidiaries);

•	acquiring, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business organization, or otherwise acquiring or agreeing to acquire any assets or entering into any joint ventures or strategic partnerships;

•	selling, leasing, licensing, encumbering or disposing of any properties or assets except for (i) sales of inventory in the ordinary course of business consistent with past practice or (ii) the sale, lease or disposition (other than through licensing) of properties or assets which are not material, individually or in the aggregate, to NetScreen’s business;

•	incurring any indebtedness or guaranteeing any indebtedness, issuing or selling any debt securities or options, warrants, calls or other rights to acquire any debt securities of NetScreen, entering into any “keep well” or other agreement to maintain any financial statement condition other than in connection with the financing of ordinary course trade payables consistent with past practice;

•	adopting, amending or terminating or entering into any employment plan, policy or practice, employment agreement or termination agreement or adopting any new employment plan, policy or practice (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will” so long as such letters or letter agreements do not provide for the extension, obligation or promise to pay any severance, whether in cash, equity or otherwise, or accelerate any equity compensation awards), paying any special bonus to any director or employee (other than payments to current non-officer employees in accordance with past practice), or increasing the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of NetScreen’s directors, officers, employees or consultants (other than increases for current non-officer employees in accordance with past practice);

•	entering into any material contracts relating to the distribution, sale, license or marketing by third parties of NetScreen products or products licensed by NetScreen, other than in the ordinary course of business consistent with past practice;

•	paying, discharging, settling or satisfying any claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation, other than in the ordinary course of business, consistent with past practice, or waiving the benefits of, agreeing to modify in any manner, terminating, releasing any person from or failing to enforce any confidentiality or similar agreement to which NetScreen or any of its subsidiaries is a party of a beneficiary;

•	making any individual or series of related payments outside of the ordinary course of business in excess of $250,000 in the aggregate;

•	modifying, amending or terminating any material contract or waiving, delaying the exercise of, releasing or assigning any material rights or claims thereunder, other than in the ordinary course of business consistent with past practice;

•	revaluing any of its assets or, except as required by generally accepted accounting principles, making any change in accounting methods, principles or practices;

•	intentionally taking any action that could reasonably be expected to cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or failing to take any action reasonably necessary to qualify the merger as a reorganization;

•	making any tax election that, individually or in the aggregate, is reasonably likely to adversely affect, in any material respect, the tax liability of NetScreen or settling or compromising any material income tax liability;

•	making any loan or advancing to any person (except a subsidiary) other than in the ordinary course of business consistent with past practice (but in no event in the aggregate amount of more than $100,000) or making any capital contribution to, or investments in, any person other than in publicly traded securities which constitute cash equivalents in connection with NetScreen’s cash management program in the ordinary course of business, consistent with past practice;

•	releasing or waiving any material rights for claims, or modifying or amending in any manner materially adverse to NetScreen, or terminating any confidentiality or standstill agreements;

•	adopting or amending any stockholder rights plan;

•	incurring or entering into any agreement, contract or commitment outside of the ordinary course of business in excess of $250,000 individually or $2 million in the aggregate;

•	hiring employees in specified functions; or

•	agreeing in writing or otherwise taking any of the actions described above.

Conduct of Juniper Networks Business Before Completion of the Merger

      Under the merger agreement, Juniper Networks has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless NetScreen consents in writing, it will conduct its business in compliance with specific restrictions relating to the following:

•	purchasing, redeeming or acquiring any shares of Juniper Networks capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock options or purchase agreements;

•	causing, permitting or proposing any amendments to Juniper Networks’ certificate of incorporation or bylaws that may materially adversely affect the holders of its common stock;

•	except after prior consultation in good faith with NetScreen, acquiring or agreeing to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures or strategic partnerships, except for transactions (i) in which the fair market value of the total consideration (including the value of indebtedness acquired or assumed) issued in exchange therefor does not exceed $500 million in the aggregate and (ii) which do not present a material risk of delaying the merger or making it more difficult to obtain any approvals or consents necessary to consummate the merger;

•	intentionally taking any action that could reasonably be expected to cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or failing to take any action reasonably necessary to qualify the merger as a reorganization;

•	declaring, setting aside or paying any dividends on, or make any other distributions in cash or property in respect of, any capital stock; or

•	agreeing in writing or otherwise to take any of the actions described above.

NetScreen is Prohibited from Soliciting Other Offers

      Under the terms of the merger agreement, subject to certain exceptions described below, NetScreen has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them, to, directly or indirectly:

•	solicit, initiate, encourage, knowingly induce or knowingly encourage the making, submission or announcement of, any acquisition proposal by a third party of the type described below;

•	participate in any discussions or negotiations with any third party regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal of the type described below;

•	approve, endorse or recommend any acquisition proposal of the type described below; or

•	enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any acquisition proposal of the type described below or any transaction contemplated by the acquisition proposal.

      As defined in the merger agreement, an acquisition proposal is any inquiry, offer or proposal, including a tender or exchange offer, by a third party or group with respect to NetScreen that would result in any of the following:

•	the acquisition by any person or group of more than a 15% interest in the total outstanding voting securities of NetScreen or any of its subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving NetScreen or any of its subsidiaries pursuant to which NetScreen stockholders immediately preceding such transaction hold less than 85% of the outstanding voting securities in the surviving or resulting entity after the transaction;

•	any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of NetScreen’s assets; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of NetScreen.

      Under the merger agreement, NetScreen agreed to cease all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any acquisition proposal and to promptly request the return of all NetScreen confidential information previously furnished in connection with an acquisition proposal. Under the merger agreement, a breach of these prohibitions by any officer, director, controlled affiliate or employee of NetScreen or its subsidiaries, or any investment banker, attorney or other advisor or representative retained by any of them is deemed to be a breach of these prohibitions by NetScreen.

      NetScreen is obligated to, as promptly as practicable, and in any event within 24 hours, advise Juniper Networks orally and in writing of any request for information which NetScreen reasonably believes would lead to an acquisition proposal or of any acquisition proposal, or any inquiry with respect to or which could reasonably be expected to lead to any acquisition proposal. The notice must include the material terms and conditions of such request, acquisition proposal or inquiry and the identity of the person or group making the request, acquisition proposal or inquiry and copies of all written materials sent or provided to NetScreen in connection with the request, acquisition proposal or inquiry.

      NetScreen also agreed to keep Juniper Networks informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, acquisition proposal or inquiry. NetScreen agreed to provide Juniper Networks with at least one business day prior notice of any meeting of NetScreen’s board of directors at which the board of directors is reasonably expected to consider an acquisition proposal.

      Notwithstanding the prohibitions contained in the merger agreement with respect to the type of acquisition proposals described above, if NetScreen receives an unsolicited bona fide binding written offer that its board of directors concludes in good faith, following the receipt of the advice of its outside legal counsel and its financial advisor, satisfies, or would reasonably be expected to result in an acquisition proposal that satisfies, each of the following criteria that constitute a superior offer:

•	the acquisition proposal is an unsolicited bona fide written binding offer made by a third party to acquire, directly or indirectly, all or substantially all of NetScreen’s assets or a majority of its outstanding voting securities, as a result of which the NetScreen’s stockholders immediately preceding the transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or any direct or indirect parent or subsidiary thereof);

•	such offer does not require any financing to consummate the proposed transaction that is not committed and there is no due diligence condition to the parties’ obligations to consummate the proposed transaction; and

•	the proposed acquisition is on terms that NetScreen’s board of directors has in good faith concluded (after consultation with its outside financial advisors) to be more favorable to its stockholders from a financial point of view than the merger with Juniper Networks, taking into account all the terms and conditions of such proposal and the merger agreement with Juniper Networks (including any proposal by either Juniper Networks or NetScreen to amend the terms of the merger agreement between Juniper Networks and NetScreen), then NetScreen may furnish information to, and engage in negotiations with, the third party making the acquisition proposal, if each of the following conditions is satisfied:

•	its board of directors determines in good faith, following consultation with its outside legal counsel, that failure to do so is reasonably likely to result in a breach of its fiduciary obligations to NetScreen stockholders;

•	at least one business day before engaging in discussions or participating in negotiations with and furnishing information to the third party, NetScreen notifies Juniper Networks of its intention to furnish information to or engage into discussion or negotiations with a third party;

•	NetScreen receives from the third party an executed confidentiality agreement on terms no less favorable than the confidentiality agreement between Juniper Networks and NetScreen;

•	before or at the same time that NetScreen provides any information to the third party, it provides the same information to Juniper Networks, unless previously provided; and

•	NetScreen has complied in all material respects with its agreements and obligations related to its non-solicitation covenants in the merger agreement.

Juniper Networks is Prohibited from Soliciting Takeover Proposals

      Under the terms of the merger agreement, subject to certain exceptions described below, Juniper Networks has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

•	solicit, initiate, knowingly induce or knowingly encourage the making, submission or announcement of any takeover proposal by a third party of the type described below; or

•	participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that is or would reasonably be expected to lead to, any takeover proposal of the type described below.

      As defined in the merger agreement, a takeover proposal is any inquiry, offer or proposal by a third party or group with respect to Juniper Networks that would result in any of the following:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Juniper Networks pursuant to which the stockholders of Juniper Networks immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction;

•	a sale or other disposition by Juniper Networks of assets representing in excess of 50% of the aggregate fair market value of Juniper Networks’ business immediately prior to such sale; or

•	the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Juniper Networks), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Juniper Networks.

      Notwithstanding the prohibition contained in the merger agreement with respect to the type of takeover proposals described above, if Juniper Networks receives an unsolicited bona fide written offer, it will promptly notify NetScreen that it has received such an offer and the above provisions will no longer apply.

Agreement Regarding Recommendations to Stockholders and Stockholder Meetings

      The Juniper Networks board of directors and the NetScreen board of directors have each agreed to call, hold and convene a meeting of their respective stockholders as promptly as practicable, and in any event within 45 days after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission. The NetScreen board of directors also agreed to recommend the adoption of the merger agreement to its stockholders and to take all action necessary or advisable to obtain the required stockholder approval to adopt the merger agreement. Notwithstanding the NetScreen board of directors’ obligations described in this paragraph, in response to a third party acquisition proposal deemed by the board of directors to be a superior offer, the NetScreen board of directors, may withhold, withdraw, amend or modify its recommendation to its stockholders as described in this paragraph and, in the case of a superior offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer if the following conditions are met:

•	a superior offer has been made and has not been withdrawn;

•	the NetScreen stockholders’ meeting has not occurred;

•	at least three business days before publicly announcing the NetScreen board of directors’ intent to withhold, withdraw, amend or modify its recommendation, NetScreen has provided Juniper Networks with written notice of its receipt of a superior offer and has disclosed in the notice the material terms and conditions of the superior offer, the identity of the third party or group making the offer and its intent to change its recommendation to its stockholders and the manner in which it intends to do so;

•	NetScreen has provided to Juniper Networks a copy of all written materials delivered to the third party or parties making the superior offer in connection with the offer and has made available to Juniper Networks all materials and information that it made available to the third party or parties making the superior offer in connection with the offer;

•	its board of directors has concluded in good faith, after consultation with its outside legal advisors, that in light of the superior offer, the failure of the board of directors to change its recommendation would be a breach of its fiduciary obligations to its stockholders under applicable law; and

•	it has not breached in any material respect the handling of third party acquisition proposals as described in the section entitled “— NetScreen is Prohibited from Soliciting Other Offers” beginning on page 70 of this joint proxy statement/prospectus or its obligations to call, hold and convene a meeting of its stockholders, and to make the recommendations to its stockholders required under the merger agreement, as described in this section.

      Regardless of whether NetScreen has received an acquisition proposal or has withheld, withdrawn, amended or modified its recommendation to its stockholders to vote “FOR” the proposal to adopt the merger agreement, NetScreen is obligated under the terms of the merger agreement to call, give notice of, convene and hold a special meeting of its stockholders to consider and vote upon the proposal to adopt the merger agreement. NetScreen is not permitted under the merger agreement to submit to the vote of its stockholders any other acquisition proposal, or propose or agree to do so.

      The Juniper Networks board of directors has agreed to recommend that the Juniper Networks stockholders vote to approve the issuance of shares of Juniper Networks common stock in connection with the merger.

Treatment of NetScreen Stock Options

      When the merger is completed, Juniper Networks will assume all outstanding options to purchase shares of NetScreen common stock and convert them into options to purchase shares of Juniper Networks common stock. Juniper Networks will convert each assumed NetScreen option into an option to purchase that number of shares of Juniper Networks common stock equal to the number of shares of NetScreen common stock subject to the NetScreen option immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Juniper Networks common stock. The exercise price per share of the assumed option will be equal to the exercise price per share of NetScreen common stock divided by the exchange ratio, rounded up to the nearest whole cent. The exchange ratio is equal to 1.404. Each assumed NetScreen option will be subject to all other terms and conditions set forth in the applicable documents evidencing such option immediately prior to the effective time of the merger, including any repurchase rights or vesting provisions. As of March 10, 2004, options for approximately 18,024,406 shares of NetScreen common stock were outstanding in the aggregate under various NetScreen stock option plans.

      The parties intend that the outstanding NetScreen options assumed in connection with the merger qualify following the effective time of the merger as incentive stock options as defined in Section 422 of the Internal Revenue Code to the extent such assumed NetScreen options qualified as incentive stock options prior to the effective time of the merger.

      Juniper Networks will file, within 10 business days following the closing of the merger, a registration statement on Form S-8 with the Securities and Exchange Commission, to the extent available, for the shares of Juniper Networks common stock issuable with respect to outstanding NetScreen options assumed by Juniper Networks in connection with the merger.

Treatment of Rights under the NetScreen 2001 Employee Stock Purchase Plan

      NetScreen’s 2001 Employee Stock Purchase Plan permits eligible NetScreen employees to purchase NetScreen common stock at a discount pursuant to such employees’ participation in the plan. One business day prior to the effective time of the merger, NetScreen will terminate its 2001 Employee Stock Purchase Plan. Any offering period then underway will be shortened, if necessary, with the purchase date for such shortened offering period being the business day prior to the effective time of the merger, and pro rata adjustments to the rights of employees in the NetScreen employee stock purchase plan will be made to reflect the shortened offering period. Each shortened offering period will otherwise be treated as a fully effective and completed offering period for all purposes under the 2001 NetScreen Employee Stock Purchase Plan. Juniper Networks has agreed to use its reasonable efforts to provide to NetScreen employees continuing employment with NetScreen as a wholly owned subsidiary of Juniper Networks following the merger the opportunity to enroll in a special offering period under Juniper Networks’ 1999 Employee Stock Purchase Plan, which special offering period will commence as soon as is administratively practicable following the merger. However, if the next regularly scheduled offering period under the 1999 Employee Stock Purchase Plan is scheduled to commence within six weeks following the effective time of the merger, Juniper Networks will not be obligated to provide this special offering period to the continuing NetScreen employees.

Treatment of NetScreen 401(k) Plan

      If requested by Juniper Networks, NetScreen will terminate its 401(k) plan (and any and all other plans intended to include an Internal Revenue Code Section 401(k) arrangement) prior to the effective time of the merger.

Compensation and Benefits for NetScreen Employees

      NetScreen and Juniper Networks have agreed to confer and work together to agree upon mutually acceptable employee benefit and compensation arrangements for employees of NetScreen following the completion of the merger. NetScreen employees will receive comparable employee benefit and compensation arrangements to similarly situated Juniper Networks employees. NetScreen employees will be granted credit for service with NetScreen, its subsidiaries or affiliates under each current employee benefit plan, program or arrangement of Juniper Networks or its affiliates in which such employees are eligible to participate for purposes of eligibility and vesting, except to the extent such service credit will result in the duplication of benefits, except for purposes of Juniper Networks’ benefit accrual under its retirement plans. Juniper Networks has agreed to use commercially reasonable efforts to waive certain limitations under applicable medical, dental or vision plans and credit deductibles or out-of-pocket expenses incurred by NetScreen employees.

      Under the merger agreement, the statements in the preceding paragraph regarding employee compensation are statements of intent only, and no NetScreen employee or other person or entity, including NetScreen, has any rights of enforcement relating to those statements and no NetScreen employee or other person or entity, including NetScreen, is intended to be a contractual beneficiary of the statements.

Indemnification of NetScreen Directors and Officers

      Juniper Networks has agreed that from and after the completion of the merger, it will maintain NetScreen’s obligations under any indemnification agreements with its directors and officers that exist at the completion of the merger and any indemnification provisions under NetScreen’s certificate of incorporation and bylaws that were in effect on the date of the merger agreement.

      The certificate of incorporation and bylaws of the surviving entity following the merger will contain provisions relating to exculpation and indemnification that are at least as favorable to the indemnified directors and officers as those contained in NetScreen’s certificate of incorporation and bylaws that were in effect on the date of the merger agreement. Subject to applicable law, these indemnification provisions will not be amended, repealed or otherwise modified for six years after the completion of the merger if doing so would adversely affect the rights of individuals contained in NetScreen’s certificate of incorporation and bylaws immediately prior to the completion of the merger.

      For six years after the completion of the merger, Juniper Networks will cause the surviving entity to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by NetScreen’s directors’ and officers’ liability insurance policy, on comparable terms to NetScreen’s policy. However, Juniper Networks and the surviving entity are not required to expend in the aggregate more than 200% of the annual premium currently paid by NetScreen for such coverage.

Board of Directors of Juniper Networks Following the Merger

      The Juniper Networks board of directors has agreed to take all actions necessary including, if necessary, expanding the number of authorized directors, such that, immediately following completion of the merger, the Juniper Networks board of directors will include one person designated by NetScreen who is reasonably acceptable to Juniper Networks.

Regulatory Filings; Antitrust Matters; Reasonable Efforts to Obtain Regulatory Approvals

      Subject to the provisions described in the sections entitled “— NetScreen is Prohibited from Soliciting Other Offers” beginning on page 70 of this joint proxy statement/prospectus, “— Agreement Regarding Recommendations to Stockholders and Stockholder Meetings” beginning on page 72 of this joint proxy statement/prospectus and “— Limitation on Reasonable Efforts to Obtain Regulatory Approvals” immediately following this section, each of Juniper Networks and NetScreen has agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable, including defending against any lawsuit or other judicial or administrative proceedings challenging the merger agreement or the merger.

      Juniper Networks and NetScreen agreed to make the filings required under the Hart-Scott-Rodino Act with the Department of Justice and the Federal Trade Commission, as well as filings required under comparable foreign merger notification or control laws. Juniper Networks and NetScreen agreed to provide each with any necessary information to make such filing and any other information reasonably required by such governmental entity. Except where prohibited by law, the parties agreed to review and discuss filings in advance and consider in good faith the view of the other before submitting any materials to any governmental entity in connection with any such filing.

Limitation on Reasonable Efforts to Obtain Regulatory Approvals

      Juniper Networks is not required under the terms of the merger agreement to agree to make any divestiture of shares of capital stock or of any business, assets or property of Juniper Networks or NetScreen or their respective subsidiaries or affiliates material to Juniper Networks or NetScreen, or to agree to the imposition of any material limitations on their ability to conduct their respective businesses or to own or exercise control of their respective capital stock, assets or properties.

Conditions to Completion of the Merger

      The respective obligations of Juniper Networks and Nerus Acquisition Corp., on the one hand, and NetScreen, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the issuance of shares of Juniper Networks common stock to holders of NetScreen common stock in connection with the merger has been approved by holders of a majority of the outstanding shares of Juniper Networks common stock casting votes at the Juniper Networks special meeting;

•	the merger agreement has been adopted by holders of a majority of the outstanding shares of NetScreen common stock;

•	no law, regulation or order has been enacted or issued by a governmental entity which is in effect and has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

•	all waiting periods under the Hart-Scott-Rodino Act with respect to the merger and the other transactions contemplated by the merger agreement have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the merger in connection with the transactions contemplated by the merger agreement have been obtained;

•	Juniper Networks and NetScreen have each received from its respective tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and such opinions have not been withdrawn, provided that this condition will be deemed satisfied if counsel to either party renders this opinion to both parties;

•	the shares of Juniper Networks common stock to be issued in connection with the merger have been authorized for listing on the Nasdaq National Market upon official notice of issuance;

•	the representations and warranties of the other party will have been true and correct on February 9, 2004, and are true and correct as of the date the merger is to be completed as if made at and as of that time, except:

–	to the extent the representations and warranties of the other party address matters only as of a particular date, they must be true and correct as of that date;

–	if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, does not have a material adverse effect, as defined below, on the other party, then this condition will be deemed satisfied;

–	to the extent that any of these representations and warranties are not true and correct as result of changes contemplated by the merger agreement, then this condition will be deemed satisfied with respect to such inaccuracies; and

–	in addition, the representations and warranties of the other party regarding capitalization relating to the number of shares outstanding must be true and correct in all material respects as of the date specified in the merger agreement;

•	the other party will have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger; and

•	no material adverse effect, as defined below, on the other party has occurred since February 9, 2004 and is continuing.

      NetScreen’s obligation to complete the merger is also subject to the condition that Juniper Networks has taken all actions necessary to elect or appoint NetScreen’s designee to the Juniper Networks board of directors.

      Juniper Networks’ obligation to complete the merger is also subject to the condition that there is not pending or overtly threatened a suit brought by a governmental entity of competent jurisdiction challenging or seeking to restrain or prevent the completion of the merger or seeking Juniper Networks to make a material divestiture or imposing a material limitation on Juniper Networks to conduct its or the NetScreen businesses.

Definition of Material Adverse Effect

      Under the terms of the merger agreement, a material adverse effect on either Juniper Networks or NetScreen is defined to mean any change, event, violation, inaccuracy, circumstance or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to (i) the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the company taken as a whole with its subsidiaries or (ii) the ability of such company to complete the transactions contemplated by the merger agreement in a timely manner. However, under the terms of the merger agreement, with respect to clause (i) above, no change, event, violation, inaccuracy, circumstance or effect resulting from any of the following, individually or in combination, will be deemed to constitute, and none of the following will be taken into account in determining, whether there has been or will be, a material adverse effect on Juniper Networks or NetScreen, as the case may be:

•	the announcement or pendency of the merger agreement, not related to breaches or inaccuracies in the representations or warranties regarding the effect of the merger itself, provided, that the change, event, violation, inaccuracy, circumstance or effect primarily results from such announcement or pendency;

•	changes affecting the United States or world economy generally, which do not materially disproportionately affect such company;

•	changes affecting the industry in which such entity operates generally, which do not materially disproportionately affect such company; and

•	a change in the stock price or trading volume, of Juniper Networks or NetScreen, as the case may be, though any underlying cause in such change may be considered.

Termination of the Merger Agreement

      The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the adoption of the merger agreement by NetScreen stockholders or the approval of the issuance of shares of Juniper Networks common stock to NetScreen stockholders by Juniper Networks stockholders in connection with the merger:

•	by mutual written consent authorized by the board of directors of Juniper Networks and NetScreen;

•	by Juniper Networks or NetScreen if the merger is not completed by August 9, 2004, or November 9, 2004 if the merger has not been completed as a result of a failure to obtain required antitrust approvals or if the S-4 registration statement has not been declared effective by the Securities and Exchange Commission or the existence of a governmental regulation or order making the completion of the merger illegal or otherwise prohibited or if Juniper Networks enters into or announces an acquisition that requires pro forma financial statements to be included in this joint proxy statement/prospectus and that requirement is the proximate cause for Juniper Networks’ failure to get approval of its stockholders as of August 9, 2004, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before that date, and the action or failure to act constitutes a material breach of the merger agreement;

•	by Juniper Networks or NetScreen if there is any final and nonappealable order, decree or ruling or action taken of any governmental entity of competent jurisdiction having the effect of permanently restraining, enjoining or prohibiting the completion of the merger;

•	by Juniper Networks or NetScreen if the issuance of shares of Juniper Networks common stock to NetScreen stockholders in connection with the merger fails to receive the requisite affirmative vote by the Juniper Networks stockholders at a meeting of Juniper Networks stockholders or at any adjournment of that meeting, except that the right to terminate the merger agreement is not available to Juniper Networks where the failure to obtain Juniper Networks stockholder approval was caused by Juniper Networks’ action or failure to act and the action or failure to act constitutes a material breach by Juniper Networks of the merger agreement;

•	by Juniper Networks or NetScreen if the proposal to adopt the merger agreement fails to receive the requisite affirmative vote by NetScreen stockholders at a meeting of NetScreen stockholders or at any adjournment of that meeting, except that this right to terminate the merger agreement is not available to NetScreen where the failure to obtain NetScreen stockholder approval was caused by NetScreen’s action or failure to act and the action or failure to act constitutes a material breach by NetScreen of the merger agreement;

•	by Juniper Networks if any of the following “triggering events” occur with respect to NetScreen:

–	NetScreen’s board of directors withholds, withdraws, amends or modifies, the recommendation of its board of directors in the manner described in the section entitled “— Agreement Regarding Recommendations to Stockholders and Stockholder Meetings” beginning on page 72 of this joint proxy statement/prospectus;

–	NetScreen’s fails to include in this joint proxy statement/prospectus the recommendation of its board of directors;

–	NetScreen materially breaches its obligations regarding (i) holding the special meeting of NetScreen stockholders or (ii) not soliciting any acquisition proposal by a third party;

–	NetScreen’s board of directors fails to reaffirm (publicly, if Juniper Networks requests) its recommendation within 10 business days after being requested in writing by Juniper Networks to reaffirm such recommendation;

–	NetScreen’s board of directors approves or recommends any acquisition proposal of the type described in the section entitled “— NetScreen is Prohibited from Soliciting Other Offers” beginning on page 70 of this joint proxy statement/prospectus; or

–	a tender or exchange offer relating to its securities is initiated by a third party and NetScreen does not send to its stockholders, pursuant to Rule 14e-2 promulgated under the Securities and Exchange Act of 1934 within 10 business days after the tender or exchange offer is first published, sent or given, a statement disclosing that its board of directors recommends rejection of the tender or exchange offer;

•	by NetScreen upon a breach of any representation, warranty, covenant or agreement on the part of Juniper Networks in the merger agreement or if any representation or warranty of Juniper Networks has become untrue so that the condition to completion of the merger regarding Juniper Networks’ representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by Juniper Networks, then NetScreen may not terminate the merger agreement for 20 days after delivery of written notice from NetScreen to Juniper Networks of the breach. If the breach is cured during those 20 days, NetScreen may not exercise this termination right; or

•	by Juniper Networks upon a breach of any representation, warranty, covenant or agreement on the part of NetScreen in the merger agreement or if any representation or warranty of NetScreen has become untrue so that the condition to completion of the merger regarding NetScreen’s representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by NetScreen, then Juniper Networks may not terminate the merger agreement for 20 days after delivery of written notice from Juniper Networks to NetScreen of the breach. If the breach is cured during those 20 days, Juniper Networks may not exercise this termination right.

Payment of Termination Fee

      Under the terms of the merger agreement, NetScreen has agreed to pay to Juniper Networks a cash termination fee of $150 million within one business day of the termination of the merger agreement if the merger agreement is terminated by Juniper Networks because of the occurrence of a triggering event in relation to it as described in the section entitled “— Termination of the Merger Agreement” beginning on page 77 of this joint proxy statement/prospectus.

      In addition, under the terms of the merger agreement, NetScreen must pay a termination fee of $150 million to Juniper Networks if all of the following conditions are met:

•	between February 9, 2004 and the termination of the merger agreement there has been public disclosure of an acquisition proposal by a third party constituting a 50% change in control acquisition of NetScreen;

•	the merger agreement has been terminated on either of the following bases:

–	the merger has not been completed by August 9, 2004 (or November 9, 2004 if the merger is not completed as a result of (i) a failure to obtain required antitrust approvals, (ii) the existence of a governmental regulation or order having the effect of making the completion of the merger illegal or otherwise prohibited (iii) if Juniper Networks announces or completes an acquisition that triggers an obligation under applicable laws or rules of the Securities and Exchange Commission to include pro forma financial statements in this joint proxy statement/prospectus, and that announcement is the proximate cause of the failure to get the required vote by Juniper Networks stockholders or NetScreen stockholders); or

–	NetScreen stockholders failed to approve adoption of the merger agreement at a meeting of NetScreen stockholders or an adjournment of that meeting; and

•	within 12 months following termination of the merger agreement, NetScreen enters into a letter of intent or agreement regarding or completes a 50% change in control acquisition of NetScreen in any of the manners described below.

      The termination fee must be paid at or prior to, and as a condition of, the execution of a letter of intent or agreement regarding the acquisition of NetScreen.

      Under the terms of the merger agreement, an acquisition of NetScreen for the purposes of these termination provisions, is any of the following:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NetScreen, pursuant to which its stockholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction;

•	a sale or other disposition by NetScreen of assets representing in excess of 50% of the aggregate fair market value of its business, immediately prior to such sale; or

•	the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by NetScreen, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of NetScreen capital stock.

      Payment of the termination fee is not in lieu of damages incurred in the event of breach of the merger agreement. If Juniper Networks has to make a claim against NetScreen to be paid the termination fee and such claim results in a judgment, against NetScreen, NetScreen will also have to pay Juniper Networks’ costs and expenses, including reasonable attorney’s fees and expenses, in connection with the suit, together with interest on the unpaid termination fee.

Extension, Waiver and Amendment of the Merger Agreement

      Juniper Networks and NetScreen may amend the merger agreement before completion of the merger by mutual written consent.

      Either Juniper Networks or NetScreen may, to the extent legally allowed, extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed combined consolidated financial statements gives effect to the proposed merger of NetScreen and Juniper Networks. The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, “Business Combinations” (SFAS 141). Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of NetScreen acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists are currently conducting an independent valuation in order to assist management of Juniper Networks in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management’s consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of NetScreen that exist as of the date of completion of the merger.

      The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2003 gives effect to the proposed merger as if it occurred on December 31, 2003 and, due to the different fiscal period ends, combines the historical balance sheet of Juniper Networks at December 31, 2003 and the historical balance sheet of NetScreen at September 30, 2003. The Juniper Networks consolidated balance sheet information was derived from its audited December 31, 2003 consolidated balance sheet included in its 2003 Annual Report on Form 10-K and incorporated herein by reference. The NetScreen balance sheet information included therein was derived from its audited September 30, 2003 consolidated balance sheet included in its 2003 Annual Report on Form 10-K and incorporated herein by reference. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003 is presented as if the transaction was consummated on January 1, 2003 and, due to the different fiscal period ends, combines the historical results of Juniper Networks for the year ended December 31, 2003 and the historical results of NetScreen for the year ended September 30, 2003, which results were derived from the companies consolidated statements of operations for those respective periods included in their respective 2003 Annual Reports on Form 10-K incorporated herein by reference.

      The unaudited pro forma condensed combined consolidated financial statements has been prepared by Juniper Networks management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Juniper Networks and NetScreen been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of the preparation of this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial statements, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Juniper Networks included in its Form 10-K for its fiscal year ended December 31, 2003 filed February 20, 2004 with the Securities and Exchange Commission, and the historical consolidated financial statements of NetScreen included in its Form 10-K for its fiscal year ended September 30, 2003 filed December 24, 2003 with the Securities and Exchange Commission.

      Further, the unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Juniper Networks and NetScreen are in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to NetScreen employees, costs of vacating certain leased facilities of NetScreen or other costs associated with exiting activities of NetScreen that would affect amounts in the pro forma condensed combined consolidated financial statements. In addition, Juniper Networks may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to Juniper Networks employees, costs of vacating certain leased facilities of Juniper Networks or other costs associated with exiting activities of

UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Juniper Networks. Also, since deferred compensation is calculated at closing, the amount allocated to deferred stock compensation could materially change depending on the price of Juniper Networks common stock or the number of NetScreen unvested options outstanding at the time of close.

      There are no intercompany balances or transactions between Juniper Networks and NetScreen. Certain reclassifications, such as reclassifying $60 million of long-term investments from short-term investments, reclassifying $2 million of restructuring reserve from long-term to short-term and certain reclassifications of amortization of intangible assets and deferred compensation, have been made to conform NetScreen’s historical amounts to Juniper Networks’ presentation.

      The pro forma condensed combined consolidated financial statements do not include NetScreen’s completed acquisition of Neoteris, Inc., a provider of secure sockets layer virtual private networking (SSL VPN) solutions, which was completed on November 14, 2003. This business combination is not reflected in NetScreen’s September 30, 2003 financial statements as it occurred subsequent to that period. NetScreen paid $20 million in cash and issued 9.7 million shares of common stock (fair value of $220 million) for all the outstanding stock of Neoteris. NetScreen also assumed all of the outstanding stock options of Neoteris, which were converted into options to purchase 1.2 million shares of NetScreen common stock with a fair value of $26 million. Additionally, the Neoteris merger agreement entitles Neoteris stockholders and option holders to receive up to an additional $30 million in cash upon the achievement of certain revenue milestones. The Neoteris, Inc. acquisition was accounted for under the purchase method. Unaudited pro forma condensed combined financial information giving effect to NetScreen’s completed acquisition of Neoteris is incorporated herein by reference to NetScreen’s Current Report on Form 8-K/A filed February 24, 2004 with the Securities and Exchange Commission.

      These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. They do not include liabilities resulting from integration planning which are not presently estimable as discussed above. Amounts preliminarily allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the merger and other changes in NetScreen’s net tangible and intangible assets that occur prior to completion of the merger could cause material differences in the information presented.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

OF JUNIPER NETWORKS AND NETSCREEN
As of December 31, 2003

	Historical

	Juniper		Pro Forma		Pro Forma
	Networks	NetScreen	Adjustments(1)		Combined

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$365,606	$53,914	$—		$419,520
Short-term investments	215,906	226,760	—		442,666
Accounts receivable, net	77,964	35,874	—		113,838
Deferred income taxes	—	28,368	(28,368	)(b)	—
Prepaid expenses and other current assets	31,333	10,057	2,051	(a)	43,441

Total current assets	690,809	354,973	(26,317)		1,019,465
Property and equipment, net	244,491	10,667	—		255,158
Long-term investments	394,297	59,978	—		454,275
Restricted cash	30,837	861	—		31,698
Goodwill	983,397	54,271	3,284,127	(d)	4,321,795
Purchased intangible assets, net and other long-term assets	67,266	10,973	219,079	(b)(c)	297,318

Total assets	$2,411,097	$491,723	$3,476,889		$6,379,709

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,237	$8,230	$—		$69,467
Accrued compensation and related liabilities	42,650	12,234	—		54,884
Accrued warranty	35,324	1,707	—		37,031
Other accrued liabilities	76,290	18,259	15,600	(f)	110,149
Deferred revenue	75,312	54,364	(47,405	)(e)	82,271

Total current liabilities	290,813	94,794	(31,805)		353,802
Convertible subordinated notes and other	157,841	—	—		157,841
Convertible senior notes	400,000	—	—		400,000
Stockholders’ equity:
Common stock and additional paid-in capital	1,557,376	493,750	3,653,396	(g)	5,704,522
Deferred stock compensation	(1,228)	(15,977)	(196,798	)(h)	(214,003)
Stockholders’ notes receivable	—	(48)	—		(48)
Accumulated other comprehensive income	4,414	234	(234	)(g)	4,414
Retained earnings (deficit)	1,881	(81,030)	52,330	(g)	(26,819)

Total stockholders’ equity	1,562,443	396,929	3,508,694		5,468,066

Total liabilities and stockholders’ equity	$2,411,097	$491,723	$3,476,889		$6,379,709

(1)	The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF

OPERATIONS OF JUNIPER NETWORKS AND NETSCREEN
For the Year Ended December 31, 2003

	Historical

	Juniper		Pro Forma		Pro Forma
	Networks	NetScreen	Adjustments(1)		Combined

	(in thousands, except per share amounts)
Net revenues:
Product	$602,455	$200,352	$—		$802,807
Service	98,938	44,990	—		143,928

Total net revenues	701,393	245,342	—		946,735
Cost of revenues:
Product	200,621	41,129	4,251	(c)(i)	246,001
Service	56,728	11,584	—		68,312

Total cost of revenues	257,349	52,713	4,251		314,313

Gross margin	444,044	192,629	(4,251)		632,422
Operating expenses:
Research and development	176,104	36,219	—		212,323
Sales and marketing	145,784	78,633	—		224,417
General and administrative	28,462	16,390	—		44,852
Restructuring and other	13,985	—	—		13,985
Amortization of purchased intangibles and deferred stock compensation	22,698	24,193	180,075	(c)(h)	226,966

Total operating expenses	387,033	155,435	180,075		722,543

Operating income (loss)	57,011	37,194	(184,326)		(90,121)
Interest and other income	33,428	5,299	—		38,727
Interest and other expense	(39,099)	(1,114)	—		(40,213)
Loss on retirement of convertible subordinated notes, net	(1,085)	—	—		(1,085)
Gain on sale of investments	8,739	—	—		8,739

Income (loss) before income taxes	58,994	41,379	(184,326)		(83,953)
Provision (benefit) for income taxes	19,795	(10,141)	6,231	(j)	15,885

Net income (loss)	$39,199	$51,520	$(190,557)		$(99,838)

Net income (loss) per share:
Basic	$0.10	$0.65			$(0.20)
Diluted	$0.10	$0.61			$(0.20)
Shares used in computing net income (loss) per share:
Basic	382,180	79,110			493,250
Diluted	403,072	84,694			493,250

(1)	The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Presentation

      On February 9, 2004, Juniper Networks and NetScreen entered into a merger agreement that will result in NetScreen becoming a wholly owned subsidiary of Juniper Networks in a transaction to be accounted for using the purchase method. The total estimated purchase price of approximately $4,163 million includes Juniper Networks common stock valued at approximately $3,590 million, assumed stock options with a fair value of approximately $557 million and estimated direct transaction costs of approximately $16 million.

      The unaudited pro forma condensed combined consolidated financial statements provide for the issuance of approximately 130 million shares of Juniper Networks common stock, based upon an exchange ratio of 1.404 shares of Juniper Networks common stock for each outstanding share of NetScreen common stock as of February 6, 2004. The actual number of shares of Juniper Networks common stock to be issued will be determined based on the actual number of shares of NetScreen common stock outstanding at the completion of the merger. The average market price per share of Juniper Networks common stock of $27.64 is based on an average of the closing prices for a range of trading days (February 5, February 6, February 10 and February 11, 2004) around and including the announcement date (February 9, 2004) of the proposed merger. Based on the total number of shares subject to NetScreen options outstanding at February 6, 2004, Juniper Networks would assume options to purchase approximately 27 million shares of NetScreen common stock at a weighted average exercise price of $11.14. The actual number of shares subject to options to be assumed will be determined based on the actual number of NetScreen options outstanding at the completion of the merger. The fair value of the outstanding options was determined using a Black-Scholes valuation model.

      The preliminary estimated total purchase price of the NetScreen merger is as follows (in millions):

Value of Juniper Networks common stock issued	$3,590
Assumption of NetScreen options	557

Total value of Juniper Networks securities	4,147
Estimated direct transaction costs	16

Total estimated purchase price	$4,163

      Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to NetScreen’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on the preliminary independent valuation and other information currently available, and subject to material changes upon receipt of the final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements on page 81 of this joint proxy statement/prospectus, the preliminary estimated purchase price is allocated as follows (in millions):

Preliminary estimated purchase price allocation:
Net tangible assets	$353
Amortizable intangible assets:
Developed and core technology, patents	194
Distributor and value added reseller relationships, maintenance agreements	25
Other	11
In-process research and development	29
Goodwill	3,338
Deferred compensation	213

Total preliminary estimated purchase price allocation	$4,163

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Of the total estimated purchase price, a preliminary estimate of approximately $353 million has been allocated to net tangible assets acquired and approximately $230 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statement of operations.

      Developed technology, which comprises products that have reached technological feasibility, includes products in most of NetScreen’s product lines, principally the firewall and VPN systems and appliances, intrusion detection and prevention (“IDP”) appliances, and Secure Access and Secure Meeting appliances. Core technology and patents represent a combination of NetScreen processes, patents and trade secrets developed through years of experience in design and development of high-performance network security systems, network attack detection and prevention systems, and security of network resources on public networks. NetScreen’s technology and products are designed for hardware, software, solutions and services, including network-to-network, user-to-network, and user-to-user communication with encryption, access control, authentication, and attack detection and prevention. This proprietary know-how can be leveraged by NetScreen to develop new technology and improved products and manufacturing processes. Juniper Networks expects to amortize the developed and core technology and patents on a straight-line basis over an average estimated life of 4 years.

      Value added reseller and distributor relationships represent the distribution channels through which NetScreen sells the majority of their products and services. Juniper Networks expects to amortize the fair value of these assets, on a straight-line basis over an average estimated life of 5 to 7 years.

      Maintenance agreements and related relationships represent existing service contracts pertaining to the product support services provided by NetScreen on certain hardware and software. Juniper Networks expects to amortize the fair value of these assets, on a straight-line basis over an average estimated life of 5 years.

      Trade names and trademarks consist of the registered trade names and trademarks expected to be utilized by Juniper Networks, such as the NetScreen trade name, in the marketing of its products and services. Juniper Networks expects to amortize the fair value of these assets, on a straight-line basis over an average estimated life of 5 years.

      Of the total estimated purchase price, approximately $3,338 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets and deferred stock compensation.

      In accordance with the SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

      Of the total estimated purchase price, a preliminary estimate of $29 million has been allocated to in-process research and development and will be charged to expense in the period during which the merger is completed. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma condensed combined consolidated statement of operations.

      NetScreen is currently developing new products that qualify as in-process research and development in multiple product areas. Projects that qualify as in-process research and development represent those that have not yet reached technological feasibility and which have no alternative future use. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      NetScreen’s current research and development projects are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. The principal research and development efforts of NetScreen are directed within the firewall and VPN, IDP, and Secure Access/ Secure Meeting products. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

      The preliminary value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by NetScreen and its competitors.

      The rates utilized to discount the net cash flows to their present value are based on NetScreen’s weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 20%-25% were deemed appropriate for valuing the in-process research and development.

      The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. In addition, some projects that are currently in process may not be in process at completion of the merger and new projects may be started prior to completion of the merger that may be in process at the completion of the merger. Accordingly, actual results may vary from the projected results.

      Of the total estimated purchase price, a preliminary estimate of $213 million has been allocated to deferred compensation and will be amortized to expense, using the graded vesting method, beginning in the period in which the merger is completed. The preliminary estimate was based on the aggregate intrinsic value (fair value less the exercise price) of the unvested stock options outstanding on February 9, 2004, using Juniper Networks’ closing stock price on the Nasdaq National Market on February 9, 2004 of $26.18 as the fair value price.

2.     Pro Forma Adjustments

      Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to NetScreens’s net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and deferred compensation, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

      There are no intercompany balances or transactions between Juniper Networks and NetScreen. Certain reclassifications have been made to conform NetScreen’s historical amounts to Juniper Networks’ presentation.

      The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Juniper Networks and NetScreen are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to NetScreen employees, costs of vacating certain leased facilities of NetScreen, or other costs associated with exiting activities of NetScreen that would affect amounts in the pro forma financial statements. In addition, Juniper

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Networks may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to Juniper Networks employees, costs of vacating certain leased facilities of Juniper Networks, and other costs associated with exiting activities of Juniper Networks. When recorded, these Juniper Networks costs will be charged to operations.

      Juniper Networks has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

      The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of NetScreen’s inventory.

(b) Adjustments to fully reserve certain NetScreen tax related assets:

Current deferred tax asset	$(28,368)
Non-current deferred tax asset	(5,640)

$(34,008)

These adjustments are required to conform to Juniper Networks’ valuation allowance position on net deferred tax assets. Juniper Networks has historically provided a valuation allowance on its net deferred assets because of uncertainty regarding their realizability due to tax losses caused, in part, by employee exercises of stock options.

(c) Adjustments to reflect the preliminary estimate of fair value of amortizable intangible assets and the resulting increase in amortization expense, as follows (in thousands):

			Pro Forma		Increase in
	Historical	Preliminary	Annual	Historical	Annual	Useful Life
	Amount	Fair Value	Amortization	Amortization	Amortization	(Years)

Cost of product revenues:
Backlog	$—	$2,200	$2,200	$—	$2,200	<1

Operating expenses:
Developed and core technology, patents	$4,224	$194,200	$48,550	$836	$47,714	4
Distributor and value added reseller relationships, maintenance agreements	557	24,800	4,377	142	4,235	5 – 7
Trademark	—	8,300	1,660	—	1,660	5

Total	$4,781	$227,300	$54,587	$978	$53,609

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d) Adjustments to reflect the preliminary estimate of the fair value of goodwill, as follows (in thousands):

	Historical Amount	Preliminary Fair Value	Increase

Goodwill	$54,271	$3,338,398	$3,284,127

(e) Adjustment to reflect the preliminary estimate of the fair value of Juniper Networks’ legal performance obligations under NetScreen’s support contracts and to eliminate historical amounts of NetScreen’s deferred revenue that does not represent a legal performance obligation to the combined company.

(f) Adjustment to reflect the estimated direct transaction costs.

(g) Adjustments to stockholders’ equity (in thousands):

Common stock and additional paid-in capital:
To record the estimated value of Juniper Networks shares to be issued and NetScreen options to be assumed in the transaction	$4,147,146
To eliminate NetScreen’s historical common stock and additional paid-in-capital	(493,750)

$3,653,396

Other comprehensive income:
To eliminate NetScreen’s historical other comprehensive income	$(234)

Retained earnings:
To eliminate NetScreen’s historical accumulated deficit	$81,030
To record the preliminary estimate of the fair value of in-process research and development	(28,700)

$52,330

(h) Adjustment to record the difference between the preliminary estimate of the deferred compensation resulting from this transaction and the historical amount of NetScreen’s deferred compensation and the resulting adjustment to amortization of the deferred compensation, using the graded vesting method, as follows (in thousands):

			Pro Forma
	Historical	Preliminary	Annual	Historical	Increase in
	Amount	Fair Value	Amortization	Amortization	Amortization

Deferred compensation	$15,977	$212,775	$149,681	$23,215	$126,466

(i) Adjustment to record the related cost of revenues sold resulting from the increase in inventory to its estimated fair value.

(j) Adjustments to record the income tax effect of the pro forma adjustments, including the effect of a full valuation allowance against net deferred tax assets.

Pro Forma Net Income (Loss) Per Share

      The pro forma combined basic and diluted net income (loss) per share are based on the weighted average number of shares of Juniper Networks common stock outstanding and weighted average number of NetScreen common stock outstanding multiplied by the exchange ratio.

COMPARISON OF RIGHTS OF HOLDERS OF

JUNIPER NETWORKS COMMON STOCK AND NETSCREEN COMMON STOCK

      Both Juniper Networks and NetScreen are incorporated under Delaware law and are subject to the Delaware General Corporation Law. The following section of this joint proxy statement/ prospectus compares the rights of holders of Juniper Networks common stock with the rights of holders of NetScreen common stock and describes any material differences between them. While we believe that this description covers the material differences between the two, this summary may not contain all of the information that is important to you. Additionally, this summary is not intended to be a complete discussion of the respective certificates of incorporation and bylaws of Juniper Networks and NetScreen and is qualified in its entirety by reference to the applicable Delaware law as well as by reference to the respective certificates of incorporation and bylaws of Juniper Networks and NetScreen.

      Upon completion of the merger, the stockholders of NetScreen will become stockholders of Juniper Networks, and the certificate of incorporation and bylaws of Juniper Networks will govern the rights of former NetScreen stockholders. You should carefully read this entire joint proxy statement/ prospectus and the other documents we refer to in this joint proxy statement/ prospectus for a more complete understanding of the differences between the rights of Juniper Networks stockholders and NetScreen stockholders. Juniper Networks and NetScreen have filed with the Securities and Exchange Commission their respective certificates of incorporation and bylaws and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information” beginning on page 99 of this joint proxy statement/ prospectus.

Authorized Capital Stock

      Juniper Networks’ certificate of incorporation authorizes the issuance of 1,010,000,000 shares of capital stock, consisting of:

•	1,000,000,000 shares of common stock, par value $0.00001 per share; and

•	10,000,000 shares of preferred stock, par value $0.00001 per share, none of which is issued and outstanding.

      NetScreen’s certificate of incorporation authorizes the issuance of 510,000,000 shares of capital stock, consisting of:

•	500,000,000 shares of common stock, par value $0.001 per share; and

•	10,000,000 shares of preferred stock, par value $0.001 per share, none of which is issued and outstanding.

Size of the Board of Directors

      Juniper Networks’ bylaws fix the authorized number of directors serving on Juniper Networks’ board of directors at nine. This number may be changed from time to time by an amendment to Juniper Networks’ bylaws that is duly adopted by the Juniper Networks board of directors or Juniper Networks stockholders. Juniper Networks’ directors are classified into three classes, each class serving for a term of three years. Upon completion of the merger, one designee of NetScreen reasonably acceptable to Juniper Networks will be elected or appointed to the Juniper Networks board of directors.

      NetScreen’s bylaws provide that the authorized number of members comprising the board of directors shall be eight, and thereafter shall be fixed from time to time by resolution of the board of directors, but in no case shall the number of directors serving on NetScreen’s board of directors be less than three. NetScreen’s directors are classified into three classes, each class serving for a term of three years. The NetScreen board of directors currently has eight members.

Cumulative Voting

      Neither Juniper Networks stockholders nor NetScreen stockholders are entitled to cumulate votes in connection with the election of directors.

Removal of Directors

      Juniper Networks’ certificate of incorporation provides that any director, or the entire Juniper Networks board of directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of voting stock of Juniper Networks entitled to vote generally in the election of directors, voting together as a single class, or (ii) without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of voting stock of Juniper Networks entitled to vote generally in the election of directors.

      NetScreen’s bylaws provide that its directors may be removed, with or without cause, by the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote at an election of directors cast at a meeting of the stockholders called for that purpose.

Filling Vacancies on the Board of Directors

      Juniper Networks’ certificate of incorporation and bylaws provide that any vacancies on the Juniper Networks board directors shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of voting stock of Juniper Networks entitled to vote generally in the election of directors, voting together as a single class, or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Juniper Networks’ certificate of incorporation and bylaws further provide that newly created directorships resulting from any increase in the number of directors shall, unless the Juniper Networks board of directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum, or by the sole remaining director. However, Juniper Networks’ bylaws provide that whenever the holders of any class or series of Juniper Networks stock are entitled to elect one or more directors by the provisions of Juniper Networks’ certificate of incorporation, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected.

      Juniper Networks’ bylaws also provide if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Delaware Court of Chancery may, upon application of any stockholder(s) holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, and such election shall be governed by the provisions of Section 211 of the General Corporation Law of Delaware as far as applicable.

      NetScreen’s certificate of incorporation and bylaws provide that any vacancy on the NetScreen board of directors and any newly created directorship resulting from any increase in the authorized number of directors shall, unless the NetScreen board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.

Ability to Call Special Meetings of the Board of Directors

      Juniper Networks’ bylaws provide that special meetings of the Juniper Networks board of directors for any purpose(s) may be called at any time by the chairman of the board, the president, any vice president, the secretary or any two directors.

      NetScreen’s bylaws provide that special meetings of the NetScreen board of directors may be called by the chairperson of the board, the president or a majority of the members of the NetScreen board of directors then in office.

Ability to Call Special Meetings of Stockholders

      Juniper Networks’ bylaws provide that a special meeting of Juniper Networks stockholders may be called at any time by the Juniper Networks board of directors, the chairman of the board of directors, the president or the chief executive officer.

      NetScreen’s bylaws provide that a special meeting of NetScreen stockholders for any purpose(s) may be called at any time by the NetScreen board of directors, upon the request of the chairperson of the board, the chief executive officer, or if there is no chief executive officer, the president, or by a majority of the members of the board of directors. NetScreen’s bylaws further provide that special meetings of NetScreen stockholders may not be called by any other person.

Limitations on Business Transacted at Special Meetings of Stockholders

      Juniper Networks’ and NetScreen’s bylaws provide that only such business shall be considered at a special meeting of their respective stockholders as shall have been stated in the notice for such special meeting.

Stockholder Nominations and Proposals at Stockholder Meetings

      Juniper Networks’ bylaws allow stockholders to make director nominations and propose business to be conducted at any annual meeting of Juniper Networks stockholders. However, nominations of candidates for election to the Juniper Networks board of directors and proposals for business to be conducted at an annual meeting may be made only by a stockholder who has given timely written notice to the corporate secretary of Juniper Networks before the annual meeting.

      Stockholder nominations of candidates for election to the Juniper Networks board of directors and proposals for business to be conducted at an annual meeting cannot be brought before any annual meeting of Juniper Networks stockholders unless the nomination or proposal was brought before the annual meeting in accordance with Juniper Networks’ stockholder advance notice procedures, as described in “— Delivery and Notice Requirements for Stockholder Nominations and Proposals” below.

      NetScreen’s bylaws allow stockholders to make director nominations and propose business proper for stockholder action before any annual stockholder meeting. In addition, NetScreen’s bylaws allow stockholders to nominate candidates for election to the NetScreen board of directors at special meetings, but only if the board of directors has determined that directors are to be elected at such special meeting. However, director nominations and proposals may be made only by a stockholder who has given timely written notice to the corporate secretary of NetScreen before the annual or special stockholder meeting.

      Stockholder nominations and proposals cannot be brought before any NetScreen stockholder meeting unless the nomination or proposal was brought before the stockholder meeting in accordance with NetScreen’s stockholder advance notice procedures, as described in “— Delivery and Notice Requirements for Stockholder Nominations and Proposals” below.

Delivery and Notice Requirements for Stockholder Nominations and Proposals

      Juniper Networks’ bylaws provide that in order for a stockholder nomination or other business to be considered properly brought before an annual meeting of Juniper Networks stockholders, such stockholder must give timely written notice of his or her intent to bring such business before such meeting. To be timely, the stockholder’s notice must be delivered to or mailed and received by Juniper Networks’ secretary not less than 120 days prior to the date of Juniper Networks’ proxy statement released to stockholders in connection with its previous year’s annual meeting of stockholders. To be proper, such notice must set forth:

•	the name and address of the stockholder who intends to make the nominations, propose the business, and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed;

•	a representation that the stockholder is a holder of record of Juniper Networks stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduce the business specified in the notice;

•	if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is to be made by the stockholder;

•	such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the board of directors; and

•	if applicable, the consent of each nominee to serve as director of Juniper Networks if so elected.

      Under NetScreen’s bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice in writing to NetScreen’s secretary and such proposed business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to NetScreen’s secretary at NetScreen’s principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by NetScreen. The stockholder notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the books of NetScreen, and of such beneficial owner and (ii) the class and number of shares of NetScreen that are owned beneficially and held of record by such stockholder and such beneficial owner.

      NetScreen’s bylaws further provide that notwithstanding the notice provisions described above, in the event that the number of directors to be elected to the NetScreen board of directors is increased and there is no public announcement by NetScreen naming all of the nominees for director or specifying the size of the increased board of directors at least 75 days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 75 days prior to such annual meeting), a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to NetScreen’s secretary at NetScreen’s principal executive office no later than the close of business on the 10th day following the day on which such public announcement is first made by NetScreen.

      NetScreen’s bylaws also provide that in the event NetScreen calls a special meeting of stockholders for the purpose of electing directors, a stockholder may nominate a person(s) for election to such positions as specified in NetScreen’s notice of such special meeting, if the stockholder provides notice as described above and such notice is delivered to NetScreen’s secretary at NetScreen’s principal executive offices no earlier than the 105th day prior to such special meeting and no later than the close of business on the later of the 75th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Stockholder Action by Written Consent in Lieu of a Stockholder Meeting

      Juniper Networks’ bylaws and NetScreen’s certificate of incorporation and bylaws provide that stockholders may not take action by written consent in lieu a meeting, but instead must take any such action at a duly called annual or special meeting.

Amendment to Certificate of Incorporation

      In addition to the right to amend the certificate of incorporation as prescribed by Delaware law, Juniper Networks’ certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of Juniper Networks entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal the provisions of Juniper Networks’ certificate of incorporation relating to:

•	Juniper Networks’ board of directors, including the number, classes and terms of directors;

•	removal of directors and vacancies in the board of directors;

•	the requirement of a supermajority vote to amend the sections of Juniper Networks’ bylaws relating to annual meetings and special meetings;

•	the prohibition of stockholder action by written consent without a meeting; or

•	the supermajority vote requirement described above.

      In addition to the right to amend the certificate of incorporation as prescribed by Delaware law, NetScreen’s certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of NetScreen then entitled to vote at an election of directors, voting together as a single class, is required to amend or adopt any provision inconsistent with provisions of NetScreen’s certificate of incorporation relating to:

•	the authority of the board of directors to amend or repeal NetScreen’s bylaws;

•	NetScreen’s board of directors, including the number, classes and terms of directors;

•	removal of directors and vacancies in the board of directors;

•	the prohibition of stockholder action by written consent without a meeting;

•	the election of directors as not having to be by written ballot;

•	advance notice provisions for stockholder nominations and proposed business; and

•	the supermajority vote requirement described above.

Amendment to Bylaws

      The Juniper Networks board of directors is expressly authorized to make, alter, amend or repeal Juniper Networks’ bylaws, subject to the right of Juniper Networks stockholders entitled to vote thereon, who also may adopt, amend or repeal Juniper Networks’ bylaws in accordance with Delaware law. However, Juniper Networks’ certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of Juniper Networks entitled to vote generally in the election of directors, voting together as a single class, is required for the adoption, amendment or repeal of the sections of Juniper Networks’ bylaws relating to annual meetings and special meetings.

      Juniper Networks’ bylaws allow Juniper Networks to advance to a director, officer, employee or agent of Juniper Networks the expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Juniper Networks.

      NetScreen’s board of directors is expressly authorized to adopt, amend, or repeal NetScreen’s bylaws, subject to the right of NetScreen stockholders holding at least 66 2/3% of NetScreen’s outstanding voting stock then entitled to vote at an election of directors to also adopt amend or repeal NetScreen’s bylaws.

Limitation of Personal Liability of Directors

      Each of Juniper Networks and NetScreen’s certificates of incorporation contains a provision eliminating the personal liability of its directors to the company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. In addition, Juniper Networks’ certificate of incorporation provides that a director shall be indemnified for such monetary damages.

Provisions in Juniper Networks’ and NetScreen’s Certificates of Incorporation and Bylaws Regarding Indemnification of Directors, Officers and Employees

      Juniper Networks’ certificate of incorporation and bylaws provide that Juniper Networks shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding (whether criminal, civil, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of Juniper Networks or any predecessor or subsidiary of Juniper Networks, or serves or served at any other entity as a director or officer at the request of Juniper Networks or any predecessor or subsidiary of Juniper Networks, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. However, the aforementioned indemnification applies only if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Juniper Networks, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Juniper Networks’ certificate of incorporation and bylaws also provide that Juniper Networks may, but is not required, to provide the above indemnification (and subject to the same qualifications) with respect to persons who are or were serving at the request of Juniper Networks or any predecessor or subsidiary of Juniper Networks as an employee or agent of another entity.

      Juniper Networks’ certificate of incorporation and bylaws further provide that Juniper Networks shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Juniper Networks or any predecessor or subsidiary of Juniper Networks, to procure a judgment in Juniper Networks’ favor, by reason of the fact that he or she is or was a director or officer of Juniper Networks or any predecessor or subsidiary of Juniper Networks, or is or was serving at the request of Juniper Networks or predecessor or subsidiary of Juniper Networks, as a director, officer, employee or agent of another entity, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit. However, this indemnification applies only if the indemnified person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of Juniper Networks and no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to Juniper Networks, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to indemnity. Juniper Networks’ certificate of incorporation and bylaws also provide that Juniper Networks may, but is not required, to provide the indemnification described in this paragraph (subject to the same qualifications) with respect to persons who are or were serving as employees and agents of Juniper Networks or any predecessor or subsidiary of Juniper Networks, or is or was serving at the request of Juniper Networks or any predecessor or subsidiary of Juniper Networks as a director, officer, employee or agent of another entity.

      Juniper Networks’ bylaws also allow Juniper Networks to advance to a director, officer, employee or agent of Juniper Networks the expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Juniper Networks.

      Juniper Networks’ bylaws also provide that Juniper Networks shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Juniper Networks or predecessor or subsidiary of Juniper Networks, or is or was serving at the request of Juniper Networks as a director, officer, employee or agent of another entity, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Juniper Networks would have the power to indemnify him or her against such liability under the indemnification provisions of Juniper Networks’ bylaws.

      NetScreen’s bylaws provide that any person who was, is or threatened to be made a party to, or is involved in any action, suit, proceeding or the like (whether civil, criminal, administrative or investigative), by reason of the fact that he or she is or was a director or officer of NetScreen, or is or was serving at the request of NetScreen as a director or officer of another entity, shall be indemnified to the fullest extent permitted by Delaware law, against all expenses, liability and loss, including attorneys’ fees, judgments, fines, and the like, taxes and penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by him or her in connection with such action, suit proceeding or the like. However, this indemnification applies only if the indemnified person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of NetScreen, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In addition, NetScreen’s bylaws provide that NetScreen shall indemnify any person — who can otherwise avail him or herself of the indemnification provisions of NetScreen’s bylaws — in connection with an action, suit, proceeding or the like, initiated by such person, but only if such action, suit or proceeding was authorized by NetScreen’s board of directors. Unlike Juniper Networks’ bylaws, NetScreen’s bylaws do not provide indemnification for non-director or non-officer employees.

      NetScreen’s bylaws also provide that NetScreen shall advance expenses, including attorneys’ fees, incurred by a director or officer in defending a claim, action, proceeding or the like, before the final disposition of such claim, action, proceeding or the like. However, to the extent required by Delaware law, the advancement of expenses will be made only upon such director or officer’s undertaking to repay all amounts so advanced if its is later determined that the director or officer is not entitled to indemnification. Additionally, NetScreen’s bylaws provide that NetScreen will not advance expenses to a person against whom NetScreen directly brings a claim, in a proceeding, action or the like, alleging that the person has breached his or her duty of loyalty to NetScreen, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction.

      Under its bylaws, NetScreen is allowed to enter into indemnification contracts with any director, officer, employee or agent of NetScreen, or any person serving at NetScreen’s request as a director, officer, employee or agent of another entity. NetScreen’s bylaws provide that the indemnification rights under these indemnification contracts may be greater than those provided by the indemnification provisions in NetScreen’s bylaws.

Indemnification of Directors and Officers Under Delaware Law

      Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors to the corporation or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. For a description of provisions in Juniper Networks’ and NetScreen’s respective certificates of incorporation that limit a director’s personal liability in such a fashion, please see “— Limitation of Personal Liability of Directors” beginning on page 95 of this joint proxy statement/ prospectus.

      Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

      Delaware law further provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

      Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

      For a description of the indemnification provisions for directors, officers and employees of Juniper Networks and NetScreen, please see “— Provisions in Juniper Networks’ and NetScreen’s Certificates of Incorporation and Bylaws Regarding Indemnification of Directors, Officers and Employees” beginning on page 95 of this joint proxy statement/ prospectus. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Juniper Networks or NetScreen pursuant to the foregoing provisions, Juniper Networks has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ADDITIONAL PROPOSAL BEING SUBMITTED SOLELY TO A VOTE OF

NETSCREEN STOCKHOLDERS

Granting of Authority to Adjourn or Postpone the NetScreen Special Meeting

      If at the NetScreen special meeting of stockholders on April 16, 2004, the number of shares of NetScreen common stock present or represented and voting in favor of and adoption of the merger agreement is insufficient to adopt the merger agreement under Delaware law, NetScreen’s management intends to move to adjourn or postpone the special meeting in order to enable the NetScreen board of directors to solicit additional proxies. In that event, NetScreen will ask its stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

      In this proposal, NetScreen is asking you to authorize the holder of any proxy solicited by the NetScreen board of directors to vote in favor of granting discretionary authority to Robert D. Thomas and Remo E. Canessa to adjourn or postpone the NetScreen special meeting to a date not later than November 9, 2004 for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, NetScreen could adjourn the special meeting, and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if NetScreen had received proxies representing a sufficient number of votes against the merger to defeat the merger proposal, NetScreen could adjourn or postpone the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger.

Vote Required; Recommendation of the Board of Directors

      Under NetScreen’s bylaws, the adjournment proposal requires the approval of a majority of the votes cast on the proposal assuming a quorum is present to conduct business at the NetScreen special meeting. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “AGAINST” approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn or postpone the special meeting to a later date.

      The board of directors believes that if the number of shares of NetScreen common stock present or represented at the special meeting and voting in favor of adoption of the merger agreement is insufficient to adopt the merger agreement, it is in the best interests of the stockholders of NetScreen to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the merger agreement to bring about its approval.

      The NetScreen board of directors recommends that you vote “FOR” the proposal to grant discretionary authority to adjourn or postpone the NetScreen special meeting to a date not later than November 9, 2004 for the purpose of soliciting additional proxies.

FUTURE JUNIPER NETWORKS STOCKHOLDER PROPOSALS

      The time for Juniper Networks stockholders to submit proposals for inclusion in Juniper Networks’ proxy statement for Juniper Networks’ 2004 annual meeting of stockholders in accordance with the standards contained in Securities and Exchange Commission Rule 14a-8 and Juniper Networks’ bylaws has passed. Accordingly, no new stockholder proposals may be submitted to Juniper Networks for inclusion in Juniper Networks’ proxy statement for Juniper Networks’ 2004 annual meeting of stockholders. However, if the date of Juniper Networks’ 2004 stockholder meeting is moved more than 30 days before or after the anniversary date of the prior year’s meeting, the deadline for inclusion of proposals in Juniper Networks’ proxy statement is a reasonable time before Juniper Networks begins to print and mail its proxy materials. The time to submit notice of stockholder proposals or nominations to be raised from the floor of Juniper Networks’ 2004 annual meeting of stockholders has also passed. However, if the date of Juniper Networks’ 2004 stockholder meeting is moved more than 30 days before or 60 days after the anniversary date of the prior year’s meeting, then, in order to raise a proposal or nomination from the floor, notice must be received by the corporate secretary of Juniper Networks no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

      In addition, in order to raise a proposal from the floor, the stockholder must comply with Juniper Networks’ bylaws, including requirements to have delivered a proxy statement and form of proxy to holders of a sufficient number of shares of Juniper Networks common stock to approve the proposal and to provide specified information. You may contact the Juniper Networks corporate secretary at Juniper Networks’ principal executive offices for a copy of the relevant provisions of Juniper Networks’ bylaws regarding the requirements for making stockholder proposals and nominations for directors.

FUTURE NETSCREEN STOCKHOLDER PROPOSALS

      If the merger with Juniper Networks is not completed, stockholder proposals intended to be included in NetScreen’s proxy materials for its 2005 Annual Meeting of Stockholders must be received by NetScreen at its principal executive offices no later than September 30, 2004. Proposals received after that date are not required to be included in NetScreen’s proxy materials for that meeting. Other stockholder proposals may be presented at the 2005 Annual Meeting only if NetScreen has received adequate notice of such proposals at its principal executive offices no later than December 20, 2004. Proposals NetScreen receives after that date will be considered untimely and may not be presented at its 2005 Annual Meeting. For more information about the procedure for submitting proposals for consideration at a stockholder meeting, you may request a copy of NetScreen’s bylaws from NetScreen’s investor relations department as provided in the section below entitled “Where You Can Find More Information.”

LEGAL MATTERS

      Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the shares of Juniper Networks common stock offered by this joint proxy statement/ prospectus and certain United States federal income tax consequences of the merger for Juniper Networks.

      Fenwick & West LLP, Mountain View, California, will pass upon certain United States federal income tax consequences of the merger for NetScreen.

EXPERTS

      The consolidated financial statements and schedule of Juniper Networks, Inc. appearing in Juniper Networks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements and schedule of NetScreen Technologies, Inc. appearing in NetScreen Technologies, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Neoteris, Inc. incorporated in this joint proxy statement/ prospectus by reference to NetScreen’s Current Report on Form 8-K/A filed January 28, 2004 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      This joint proxy statement/ prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/ prospectus. You should rely only on the information contained in this joint proxy statement/ prospectus and in the documents that we have incorporated by reference into this joint proxy statement/ prospectus. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this joint proxy statement/ prospectus.

      The following documents, which were filed by Juniper Networks with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/ prospectus:

•	Juniper Networks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on February 20, 2004; and

•	the description of Juniper Networks common stock contained in its Registration Statement on Form 8-A as filed with the Commission on June 11, 1999 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      The following documents, which were filed by NetScreen with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

•	NetScreen’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, filed on December 24, 2003;

•	NetScreen’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003, filed on February 17, 2004;

•	NetScreen’s Current Report on Form 8-K, filed on October 6, 2003, reporting under Item 5 that it had signed a definitive agreement to acquire Neoteris, Inc.;

•	NetScreen’s Current Report on Form 8-K, filed on November 26, 2003, reporting under Item 2 that it had completed its acquisition of Neoteris, Inc., as amended on January 28, 2004 and February 24, 2004 to include certain financial information with respect to such acquisition;

•	NetScreen’s Current Reports on Form 8-K, filed on February 10, 2004 and February 13, 2004, reporting under Item 5 that it had signed a definitive agreement to be acquired by Juniper Networks;

•	the portions of NetScreen’s proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on January 28, 2004, with respect to NetScreen’s 2004 Annual Meeting of Stockholders that were incorporated by reference into NetScreen’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003; and

•	the description of NetScreen common stock contained in NetScreen’s registration statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

      In addition, all documents filed by Juniper Networks and NetScreen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and before the date of the Juniper Networks and NetScreen special meetings are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents.

      Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

      Juniper Networks has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Juniper Networks, and NetScreen has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about NetScreen.

      Juniper Networks and NetScreen stockholders may request additional copies of this joint proxy statement/ prospectus and copies of the information incorporated by reference into this joint proxy statement/prospectus by contacting the investor relations department for each of Juniper Networks and NetScreen at:

      For information relating to Juniper Networks:

Juniper Networks, Inc.

1194 North Mathilda Avenue
Sunnyvale, California 94089
Attention: Investor Relations
Phone: (408) 745-2000
For information relating to NetScreen:

NetScreen Technologies, Inc.

805 11th Avenue, Bldg. 3
Sunnyvale, California 94089
Attention: Investor Relations
Phone: (408) 543-2100

      In addition, you may obtain copies of Juniper Networks’ information by making a request through Juniper Networks’ investor relations website, http://www.juniper.net, or sending an e-mail to investor-relations@juniper.net.

      You may obtain copies of NetScreen’s information by making a request through NetScreen’s investor relations website, http://www.netscreen.com/company/investor relations, or by sending an e-mail to ir@netscreen.com.

      In order for Juniper Networks stockholders to receive timely delivery of the documents in advance of the Juniper Networks special meeting, Juniper Networks should receive your request no later than April 9, 2004. In order for NetScreen stockholders to receive timely delivery of the documents in advance of the NetScreen special meeting, NetScreen should receive your request no later than April 9, 2004.

      Juniper Networks and NetScreen file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

      Juniper Networks has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to Juniper Networks common stock to be issued to NetScreen stockholders in connection with the merger. This joint proxy statement/prospectus constitutes the prospectus of Juniper Networks filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

      Juniper Networks stockholders should contact Juniper Networks Investor Relations at the addresses or telephone numbers listed above with any questions about the merger.

      NetScreen stockholders should contact NetScreen Investor Relations at the address or telephone number listed above with any questions about the merger.

      This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

by and among
JUNIPER NETWORKS, INC.,
NERUS ACQUISITION CORP.
and
NETSCREEN TECHNOLOGIES, INC.
dated as of
February 9, 2004

A-i

A-ii

INDEX OF EXHIBITS

Exhibit A-1	Form of Company Voting Agreement
Exhibit A-2	Form of Parent Voting Agreement
Exhibit B	Form of Company Affiliate Agreement

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

      This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 9, 2004, by and among Juniper Networks, Inc., a Delaware corporation (“Parent”), Nerus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and NetScreen Technologies, Inc., a Delaware corporation (“Company”).

RECITALS

      A.     Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the Delaware General Corporation Law (“Delaware Law”), Parent and Company intend to enter into a business combination transaction.

      B.     The Board of Directors of Company has unanimously (i) determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders, (ii) approved and declared advisable this Agreement and has approved the Merger (as defined in Section 1.1) and the other transactions contemplated hereby and (iii) determined to recommend that the stockholders of Company adopt this Agreement.

      C.     The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined in Section 1.6(a)) pursuant to the Merger (the “Share Issuance”).

      D.     Concurrently with the execution of this Agreement, (i) as a condition and inducement to Parent’s willingness to enter into this Agreement, certain affiliates of Company are entering into Voting Agreements in the form attached hereto as Exhibit A-1 (the “Company Voting Agreements”) and (ii) as a condition and inducement to Company’s willingness to enter into this Agreement, certain affiliates of Parent are entering into Voting Agreements in the form attached hereto as Exhibit A-2 (the “Parent Voting Agreements”).

      E.     Concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain affiliates of Company are entering into Affiliate Agreements in the form attached hereto as Exhibit B (the “Company Affiliate Agreements”).

      F.     The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

      1.2     Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, and such other articles, certificates or other appropriate filing documents with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (collectively, the “Certificate of Merger”) (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

      1.4     Certificate of Incorporation; Bylaws.

      (a) At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that at the Effective Time the name of the Surviving Corporation shall be changed to NetScreen Technologies, Inc.

      (b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to be identical to those in effect for Merger Sub immediately prior to the Effective Time until thereafter amended.

      1.5     Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

      1.6     Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Common Stock. Each share of Common Stock, $0.001 par value per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be cancelled pursuant to Section 1.6(b), will be cancelled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive that number of shares of Common Stock, $0.00001 par value per share, of Parent (the “Parent Common Stock”) equal to 1.404 (the “Exchange Ratio”), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement with Company.

(b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Stock Options. At the Effective Time, all options to purchase Company Common Stock then outstanding under each of Company’s 1997 Equity Incentive Plan, 2001 Equity Incentive Plan, OneSecure, Inc. 2000 Stock Option/ Stock Issuance Plan, Neoteris 2001 Stock Plan, 2002 Stock Option Plan and any other plan or agreement pursuant to which options to purchase shares of Company Common Stock have been granted or are outstanding following their assumption by Company (collectively, the “Company Option Plans”) shall be assumed by Parent in accordance with Section 5.9. Rights outstanding under Company’s 2001 Employee Stock Purchase Plan (the “Company ESPP”) shall be treated as set forth in Section 5.9.

(d) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.00001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Fractional Shares. Shares evidencing the right to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) will not be delivered to former holders of Company Common Stock who surrender such Company Common Stock for exchange. Each former holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from the Exchange Agent (as defined in Section 1.7) an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction of a share of Parent Common Stock, multiplied by (ii) the average closing price of Parent Common Stock, as reported on the Nasdaq Stock Market’s National Market (“Nasdaq”), for the five (5) trading days ending on and including the last full trading day prior to the Effective Time.

      1.7     Surrender of Certificates; Payment of Cash and Stock Consideration.

      (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the “Exchange Agent”) in the Merger.

      (b) Parent to Provide Common Stock and, if Applicable, Cash Consideration. Prior to or promptly after the Effective Time, Parent shall enter into an agreement with the Exchange Agent, which shall provide that, promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, (ii) cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f), and (iii) any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

      (c) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, the right to receive cash in lieu of any fractional shares pursuant to Section 1.6(f), and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted, the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificate(s) with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificate(s) shall surrender such Certificate(s). Subject to applicable law, following surrender of any such Certificate(s), the Exchange Agent shall deliver to the record holders thereof, without interest, (i) a certificate(s) representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

      (e) Transfers of Ownership. If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

      (f) Required Withholding. Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

      1.8     No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in exchange for shares of Company Common Stock in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Sections 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

      1.9     Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, a certificate representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates was converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.10     Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

      1.11     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

      Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and schedules thereto (which exceptions shall reference the specific section and, if applicable, subsection number of this Article II to which it applies, and any information disclosed in any such section or subsection shall be deemed to be disclosed only for purposes of such section or subsection, except to the extent it is readily apparent that the disclosure contained in such section or subsection contains enough information regarding the subject matter of other representations and warranties contained in this Article II so as to qualify or otherwise apply to such other representations and warranties), dated as of the date hereof (the “Company Schedule”), as follows:

      2.1     Incorporation and Qualification; Subsidiaries.

      (a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Company’s subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Company. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, operate or lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.3(b)(ii)) on Company. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

      (b) Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Schedule. Neither Company nor any of its subsidiaries has agreed to make or is obligated to make or is bound by any written or oral agreement, contract, subcontract, lease, permit, franchise, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, indenture, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a “Contract”) under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity, except for passive investments of less than one percent (1%) in the equity interests of public companies as part of Company’s cash management program.

      2.2     Certificate of Incorporation and Bylaws. Company has made available to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date (together, the “Company Charter Documents”). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents, except, in the case of its subsidiaries, where such violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Company.

      2.3     Capitalization.

      (a) As of the date hereof, the authorized capital stock of Company consists of 510,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Company Preferred Stock”). At the close of business on February 6, 2004 (i) 92,511,115 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held in treasury by Company or its subsidiaries; (iii) 19,164,404 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Option Plans; (iv) 16,292,072 shares of Company Common Stock were available for future grant under the Company Option Plans; (v) 1,000,000 shares of Company Common Stock were available for future issuance under the Company ESPP; and (vi) no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock (the “Company Warrants”). Except as set forth in the preceding sentence and except for exercise of outstanding options set forth in the preceding sentence between February 6, 2004 and the date hereof, as of the date hereof, Company has no shares of capital stock outstanding or securities exercisable or convertible into shares of capital stock of Company outstanding. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Option (as defined in Section 5.9) outstanding as of the close of business on February 6, 2004: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Option expires. Section 2.3(a) of the Company Schedule also sets forth each outstanding Company Warrant as of the close of business on February 8, 2004, the name of the holder of such Company Warrant and the exercise price therefor. Company has made available to Parent accurate and complete copies of all Company Option Plans pursuant to which Company has granted such Company Options that are currently outstanding and the form of all stock option agreements evidencing such Company Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b)) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

      (b) Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Company’s control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(a), as of the date hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Company Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters’ rights under applicable state law in connection with the Merger.

      2.4     Authority Relative to this Agreement. Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the stockholders of Company, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject to, with respect to the Merger, the adoption of this Agreement by Company’s stockholders in accordance with Delaware Law and the Company Charter Documents and the filing and recordation of the Certificate of Merger as required by Delaware Law. As of the date of this Agreement, the Board of Directors of Company has unanimously approved and declared advisable this Agreement and the Merger and has recommended that Company’s stockholders adopt this

Agreement. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms.

      2.5     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate (A) the Company Charter Documents or (B) the equivalent organizational documents of any of Company’s subsidiaries; (ii) subject to the adoption of this Agreement by Company’s stockholders and compliance with the requirements set forth in Section 2.5(b), to the knowledge of Company, conflict with, or result in any violation of, any Legal Requirements applicable to Company or any of its subsidiaries or by which either Company or any of its subsidiaries or any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time, or both, would become a default) under, or impair Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any Contract to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or any of their respective properties are bound or affected, except, with respect to clauses (i)(B), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other events which would not be material to Company.

      (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, or governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (A) for applicable rules, regulations and requirements, if any, of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), state securities laws (“Blue Sky Laws”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”), and Nasdaq, and state takeover laws and the filing and recordation of the Certificate of Merger as required by Delaware Law and appropriate documents with the relevant authorities of other states in which Company is qualified to do business and (B) where the failure to obtain such consents, waivers, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Company or a material adverse effect on the ability of Company to perform its obligations under this Agreement, prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      2.6     Compliance; Permits.

      (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of any Legal Requirements applicable to Company or any of its subsidiaries or by which any of their respective properties is bound or affected, except for any conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to be material to Company. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened in writing against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated in writing to Company or any of its subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries.

      (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities (collectively, the “Company Permits”), except where the failure to hold any such Company Permit, individually or in the aggregate, would not reasonably be expected to be material to Company. Company and its subsidiaries are in compliance in all material respects with the terms of the

Company Permits, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to be material to Company.

      2.7     SEC Filings; Financial Statements.

      (a) Each report, schedule, registration statement and definitive proxy statement filed or furnished by Company with the Securities and Exchange Commission (“SEC”) since October 5, 2001, or required to be filed or furnished by Company with the SEC since October 5, 2001 (the “Company SEC Reports”), is either (i) available on EDGAR or (ii) has been provided to Parent. The Company SEC Reports (i) complied in all material respects as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company’s subsidiaries is required to file any reports or other documents with the SEC.

      (b) Each of the (i) consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and (ii) unaudited consolidated balance sheet of Company as of December 31, 2003 (the “Balance Sheet Date”), and the related unaudited consolidated statement of income, cash flow and stockholders’ equity for the period then ended, was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except (A) as may be indicated in the notes thereto or (B) in the case of unaudited financial statements, as may be permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act), and each fairly presented, in all material respects, the consolidated financial position of Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not and will not be material in amount or significance in any individual case or in the aggregate.

      (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

      (d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002 was accompanied by the certifications required to be filed or submitted by Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

      (e) Company and each of its subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Company and its subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Company and its subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and its subsidiaries. Neither Company or any of its subsidiaries (including any current or former employee, consultant or director of Company or any of Company’s subsidiaries) nor Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company or any of its subsidiaries, (ii) any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company or any of Company’s subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by Company or its subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

      (f) Since October 30, 1997, neither Company nor any of its subsidiaries nor, to Company’s knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Company or any of its subsidiaries or their respective internal accounting controls or any material inaccuracy in Company’s financial statements. No attorney representing Company or any of its subsidiaries, whether or not employed by Company or any of its subsidiaries, has reported to the Board of Directors of Company or any committee thereof or to any director or officer of Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents.

      2.8     No Undisclosed Liabilities. Since the Balance Sheet Date, neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet, or in the related notes to the consolidated financial statements, prepared in accordance with GAAP that are, individually or in the aggregate, material to the business, assets (including intangible assets), liabilities, capitalization, condition (financial or otherwise) or results of operations of Company and its subsidiaries, taken as a whole, except (i) liabilities provided for in Company’s consolidated balance sheet and notes thereto as of the Balance Sheet Date, and (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice, and (iii) liabilities incurred after the date hereof pursuant to this Agreement or as permitted to be incurred pursuant to Section 4.1.

      2.9     Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been: (i) any Material Adverse Effect on Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Company of any of Company’s capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Company’s or any of its subsidiaries’ capital stock; (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made to current non-officer employees in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby; (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business, consistent with past practice; (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company other than in the ordinary course of business, consistent with past practice; or (viii) agreement by Company or any Company subsidiary, or any officer or employees on behalf of Company, to do any of the things described in the preceding clauses (i) through (vii) of this Section 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

      2.10     Absence of Litigation. There are no claims, actions, suits or proceedings, in each case, that would reasonably be expected to be material to Company, pending or, to the knowledge of Company, threatened in writing (or any governmental or regulatory investigation, in each case, that would reasonably be expected to be material to Company pending or, to the knowledge of Company, threatened in writing) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

      2.11     Company Employee Plans.

      (a) Definitions. Except as otherwise provided for herein, for all purposes of this Agreement, the following terms shall have the following respective meanings:

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. or ERISA.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.

“DOL” shall mean the United States Department of Labor.

“Employee,” for purposes of this Section 2.11 and Section 4.1(b) only, shall mean any current or former employee, director or officer of Company or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, retention, consulting or other agreement or contract between Company, or any ERISA Affiliate, and any Employee, other than standard offer letters used in Company’s ordinary course of business that do not provide for severance or other payments after termination of employment or acceleration of any equity award.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate,” for purposes of this Section 2.11 only, shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“International Employee Plan” shall mean, other than statutorily required plans or arrangements, each Company Employee Plan or Employee Agreement that has been adopted or maintained by Company or any ERISA Affiliate, whether formally or informally, or with respect to which Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

      (b) Schedule. Section 2.11(b)(i) of the Company Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.11(b)(ii) of the Company Schedule sets forth a table with the name and annual base salary of each current Employee.

      (c) Documents. Company has made available to Parent: (i) correct and complete copies of all material documents embodying each Company Employee Plan and each Employee Agreement, including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under

ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, which would result in a material liability to Company or to any ERISA Affiliate, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Company, (vii) all correspondence to or from any Governmental Entity concerning any audit or examination by such Governmental Entity of any Company Employee Plan which would result in material liability to Company or to any ERISA Affiliate, (viii) all discrimination tests for each Company Employee Plan for the three (3) most recently completed plan years, (ix) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if applicable, (x) all registration statements, annual reports on Form 11-K and attachments thereto, and (xi) all prospectuses prepared or used during calendar year 2003 in connection with each Company Employee Plan.

      (d) Employee Plan Compliance. Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in violation of, and neither Company nor its ERISA Affiliates have any knowledge of any violation by any other party to, any Company Employee Plan, except, in the aggregate, as would not reasonably be expected to be material to Company. Each Company Employee Plan has been established and maintained by Company and any ERISA Affiliates in accordance with its material terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code could apply for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust related to any such Company Employee Plan and intended to qualify under Section 501(a) of the Code incorporates, or has been amended to incorporate, or time remains for making an amendment to incorporate, all provisions required to comply with the Tax Reform Act of 1986 and subsequent federal legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect the qualified status of such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any such Company Employee Plan. There are no actions, suits or claims pending or, to Company’s or any ERISA Affiliates’ knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than routine administration expenses incurred with respect to any such amendment, termination or discontinuance). There are no audits, inquiries or proceedings pending, or to Company’s or any ERISA Affiliates’ knowledge threatened by the IRS, DOL or any other Governmental Entity, with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code that could result in material liability to Company. Company and its ERISA Affiliates have each timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not reasonably be expected to result in material liability to Company.

      (e) No Pension or Welfare Plans. Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any (i) Pension Plans subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

      (f) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare or other non-pension benefits, except to the extent required by statute.

      (g) Past Acquisitions. Neither Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (for example, an acquisition agreement) with a former employer of such Employee.

      (h) Health Care Compliance. Except as would not reasonably be expected to be material to Company, neither Company nor any ERISA Affiliate has violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

      (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Company is not, nor has it ever been, a party to or bound by any Tax indemnity agreement or any other agreement that will require Parent or the Surviving Corporation to “gross-up” or otherwise compensate any Employee because of the imposition of any excise Tax. Company has identified each employee who could reasonably be expected to constitute a “disqualified individual” under Section 280G of the Code and has made available to Parent all Company Employee Plans in which such Employees participate and Employee Agreements with respect to such Employees.

      (j) Employment Matters. Company and its ERISA Affiliates: (i) have withheld and reported all material amounts that are required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) are not materially liable for any (x) arrears of wages or any Taxes or (y) any penalty for failure to comply with respect to the matters described in clause (i), (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (iv) are in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours with respect to Employees. There are no pending, or to Company’s knowledge, threatened claims or actions against Company under any workers’ compensation policy or long-term disability policy. The services provided by each of the Employees are terminable at the will of Company or an ERISA Affiliate, and any such termination would result in no material liability to Company or to any ERISA Affiliate.

      (k) Labor. No work stoppage or labor strike against Company or any ERISA Affiliate is pending, threatened in writing or reasonably anticipated by Company or any ERISA Affiliate. To Company’s and each ERISA Affiliate’s knowledge, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to Company’s and each ERISA Affiliate’s knowledge, threatened, in each case relating to any labor, discrimination or material safety matters involving any Employee, including, without limitation, charges of material unfair labor practices or discrimination complaints. Neither Company nor any ERISA Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Company nor any ERISA Affiliate presently is, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by Company or any ERISA Affiliate.

      (l) International Employee Plan. Except as would not reasonably be expected to be material to Company, each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to Company or any ERISA Affiliates (other than routine administration expenses or routine claims for benefits).

      (m) Executive Loans. Neither Company nor any ERISA Affiliate has violated Section 402 of the Sarbanes-Oxley Act, and the execution of this Agreement and the consummation of the transactions contemplated hereby will not cause such a violation.

      (n) WARN Act. Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (i) neither Company nor any of its ERISA Affiliates has effected a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or any of it ERISA Affiliates, (iii) neither Company nor any of its ERISA Affiliates has engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act and (iv) none of Company’s nor any of its ERISA Affiliates’ employees has suffered an “employment loss” (as defined in the WARN Act) during the one-year period prior to the date of this Agreement.

      2.12     Registration Statement; Joint Proxy Statement/ Prospectus. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the “S-4”) will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (ii) the joint proxy statement/ prospectus to be filed with the SEC by Company and Parent pursuant to Section 5.1 (the “Joint Proxy Statement/ Prospectus”) will, at the dates mailed to the respective stockholders of Company and Parent, at the time of the stockholders’ meeting of Company in connection with the adoption of this Agreement (the “Company Stockholders’ Meeting”), at the time of the stockholders’ meeting of Parent in connection with the Share Issuance (the “Parent Stockholders’ Meeting”) and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is included or incorporated by reference in any of the foregoing documents.

      2.13     Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

      2.14     Property. Neither Company nor any of its subsidiaries owns any real property. Section 2.14(a) of the Company Schedule is a complete and accurate list of all real property leases to which Company or any of its subsidiaries is a party and each amendment thereto. Each premises subject to a lease is hereinafter referred to as a “Leased Property.” Company has provided or made available to Parent true, complete and correct copies of each such lease; no term or condition of any such lease has been modified, amended or waived, in each case in any material respect, except as shown in such copies; each such lease constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to Company’s use or occupancy of any of the premises described in such leases. Company has not transferred, mortgaged or assigned any interest in any such lease, nor has Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person. Company and each of its subsidiaries have good and valid title to all of their properties and assets (except for leased properties and assets), free and clear of all liens, charges and encumbrances, except (i) liens for Taxes not yet due and payable, (ii) as reflected in the financial statements contained in the Company SEC Reports, and (iii) for such liens or other imperfections of title, if any, as do not materially detract from the value of, or interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or any event which with notice or lapse of time, or both, would constitute a material default). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects, subject to normal wear and tear. There is no pending or, to Company’s knowledge, threatened (in writing) condemnation or similar proceeding affecting any Leased Property or any portion thereof, and Company has no knowledge that any such action is currently contemplated. The use and occupancy of the Leased Property by Company or any subsidiary complies in all material respects with all applicable zoning restrictions and other Legal Requirements.

      2.15     Taxes.

      (a) For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign Taxes, assessments and other governmental charges, duties, impositions and liabilities relating to Taxes, including Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property Taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity.

      (b) Company and each of its subsidiaries have timely filed, or will timely file, all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by Company and each of its subsidiaries prior to the Effective Time with any Tax authority. Such Returns are, or will be when filed, true and correct in all material respects and have been or will be completed in accordance with applicable law, and Company and each of its subsidiaries have paid or will pay all Taxes shown to be due on such Returns.

(i) As of the Effective Time, Company and each of its subsidiaries will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(ii) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver or extension of any statute of limitations on, or extending the period for the assessment or collection, of any Tax, nor has any such waiver or extension been requested from Company or any of its subsidiaries other than an extension resulting from the filing of a Return after its due date in the ordinary course of business.

(iii) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

(iv) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

(v) Neither Company nor any of its subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on Company’s most recent consolidated balance sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of such balance sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

(vi) As of the date of this Agreement, there is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including, but not limited to, the provisions of this Agreement, covering any employee, former employee or director of Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by reason of Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(vii) Except as between Company and its current subsidiaries, neither Company nor any of its subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (such agreements and Contracts, “Tax Indemnity Agreements”), including any obligation arising by reason of Treasury Regulations Section 1.1502-6, and neither Company nor any of its subsidiaries has or, by reason of the consummation of the transactions contemplated under this Agreement, will have any liability or obligation under any Tax Indemnity Agreement.

(viii) No claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel is pending or, to Company’s knowledge, has been threatened in writing against or with respect to Company or any of its subsidiaries in respect of any Tax.

(ix) Neither Company nor any of its subsidiaries will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to Section 481 of the Code or any comparable provision under any Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(x) Neither Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (as such terms are defined in Section 355(a) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      2.16     Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Company, Company and its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required under Environmental Laws (as defined below) necessary to the operation of Company’s business or occupancy of the Leased Property; and (ii) is in compliance in all material respects with all material terms and conditions of such required permits, licenses and authorizations and all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. As of the date hereof, Company has no knowledge of and has not received written notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of, any Environmental

Claim (as defined below) with respect to Company or any person whose liability for any Environmental Claim Company has retained or assumed either contractually or by operation of law. Except as would not be reasonably likely to result in material liability to Company or its subsidiaries, no Hazardous Materials (as defined below) are present in, on or under any properties owned, leased or used at any time (including both land and improvements thereon) by Company or any of its subsidiaries, so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws. For the purposes of this Section 2.16, “Environmental Claim” means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials or (ii) any violation, or alleged violation, of any Environmental Laws. For the purposes of this Section 2.16, “Environmental Laws” means all Legal Requirements relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, labeling, distribution, use, treatment, recycling, re-use, storage, disposal, transport or handling of, or exposure of any individual to, Hazardous Materials or products containing Hazardous Materials. “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

      2.17     Brokers. Except for fees payable to J.P. Morgan Securities, Inc. pursuant to an engagement letter, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.18     Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticles, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; and (viii) all databases and data collections and all rights therein throughout the world.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to Company or any of its subsidiaries, including the Company Registered Intellectual Property (as defined below), and used in Company’s business as currently conducted. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or exclusively licensed by Company related to Company’s products, including, without limitation, all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development, that are used in Company’s business as currently conducted.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any mask work registrations and applications to register mask works.

“Company Registered Intellectual Property” means any Registered Intellectual Property that is owned by, or filed in the name of, Company or any of its subsidiaries.

(a) Section 2.18(a) of the Company Schedule lists all of Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered.

(b) To Company’s knowledge, no Company Intellectual Property or software products owned by, or service offerings of, Company or any of its subsidiaries (“Company Products”) are subject to any outstanding order, judgment, writ, injunction or decree of any court or Governmental Entity materially restricting the use, transfer, or licensing thereof by Company or any of its subsidiaries.

(c) Each material item of Company Registered Intellectual Property is subsisting (except in each case where Company has elected not to maintain or continue the prosecution of the same), and Company has made reasonable efforts to pay all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property and to file all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property, except where the failure to do so would not be material to the Company. To Company’s knowledge, each patent and registered trademark of the Company is valid.

(d) Company owns each material item of Company Intellectual Property free and clear of any encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course) that would reasonably be expected to materially interfere with the use by Company of such Company Intellectual Property, or any liens. Without limiting the foregoing: (i) Company is the owner or exclusive licensee of all registered trademarks that Company claims to own or have exclusive rights to and that are used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) to the knowledge of Company, Company has all rights and licenses necessary to use any trademarks that are used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; and (iii) except as set forth in Section 2.18(d) of the Company Schedule, Company owns exclusively, and has good title to, or has exclusive licenses to, all copyrighted works that are Company Products, except, in each case, where failure to have the ownership or rights set forth above would not be material to Company.

(e) To the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has a written or electronic agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for Company’s use of such technology, software or Intellectual Property as currently conducted) to such third party’s technology, software or Intellectual Property, by operation of law or by valid assignment or license, except where the failure to do so would not reasonably be expected to be material to Company.

(f) To the Company’s knowledge, the Company Intellectual Property and other Intellectual Property licensed by Company constitutes all the Intellectual Property necessary to the conduct of the business of Company as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of Company Products, except for items that may reasonably be expected to be commercially available for licensing on reasonable terms from third parties.

(g) No person who has licensed any technology, software or Intellectual Property to Company has ownership rights or license rights granted by Company to improvements made by Company in such technology, software or Intellectual Property Rights, except as would not have a Material Adverse Effect on Company.

(h) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is Company Intellectual Property, or permitted Company’s rights in any material Company Intellectual Property to lapse or enter the public domain (except where Company has elected not to maintain or continue the prosecution of such Company Intellectual Property).

(i) Section 2.18(i) of the Company Schedule lists all contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (i) that explicitly grants a license to any Company Registered Intellectual Property (other than licenses granted in connection with the sale of Company products or related support and maintenance agreements); or (ii) pursuant to which Company grants to any third party any rights to embed, integrate, or bundle Company software code into or with such third party’s software or hardware products for distribution and sale.

(j) To Company’s knowledge, all contracts, licenses and agreements to which Company is a party that are material to the business of Company as currently conducted and that grant to Company any rights to embed, integrate, bundle, or distribute any Intellectual Property of a third party into or with any Company Products (“IP Rights Agreements”) are in full force and effect (other than those which have expired by their terms or been terminated), except as would not reasonably be expected to have a Material Adverse Effect on Company. To Company’s knowledge, the consummation of the transactions contemplated by this Agreement will not violate, breach or give rise to any right to modify, cancel, terminate or suspend any IP Rights Agreement. To Company’s knowledge, each of Company and its subsidiaries is in material compliance with all IP Rights Agreements and has not materially breached any material term of any IP Rights Agreement. Neither this Agreement nor the transactions contemplated by this Agreement will (i) materially impair the right of Company or any of its subsidiaries to continue exercising any rights they currently have under any IP Rights Agreements, (ii) trigger any provisions in any IP Rights Agreements that would cause any material increase in royalties or other fees due under such agreements, (iii) create any additional material restrictions on the use of the licensed Intellectual Property or the operation of Company’s business, (iv) result in Parent or any of its subsidiaries (other than Company following the Merger, but only to the extent existing prior to the Merger) granting any rights or license to any Intellectual Property of Parent or any of its subsidiaries (including a covenant not to sue with respect to any Intellectual Property of Parent of any of its subsidiaries), or (v) result in Parent or any of its subsidiaries (other than Company following the Merger, but only to the extent existing prior to the Merger) being bound by any material non-compete or other material restriction on the operation of the business of Parent or any of its subsidiaries.

(k) To Company’s knowledge, the operation of the business of Company and its subsidiaries as such business currently is conducted by Company or any of its subsidiaries, including without limitation (i) Company’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products) and (ii) Company’s use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party in any jurisdiction or constitute unfair competition or unfair trade practices under United States laws.

(l) Since Company’s initial public offering, neither Company nor any of its subsidiaries has received written notice or subsequent correspondence from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(m) To Company’s knowledge, there are no material disputes between Company and any third parties regarding any material contracts, licenses or agreements between Company and any other person with respect to Company Intellectual Property including with respect to any material payments to be made or received by Company thereunder.

(n) To Company’s knowledge, no person is materially infringing or misappropriating any material Company Intellectual Property.

(o) Except as would not have a material effect on the Company or its ability right to sell, make, have made or distribute its products, each of Company and each of its subsidiaries has taken reasonable steps to protect Company’s and such subsidiary’s rights in Company’s material confidential information and trade secrets that Company wishes to protect or any material trade secrets or confidential information of third parties provided to Company or any of its subsidiary’s under an obligation of confidentiality, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent.

      2.19     Agreements, Contracts and Commitments. Neither Company nor any of its subsidiaries is a party to or is bound by:

(a) any Employee Agreement other than those that are terminable by Company or any of its subsidiaries without notice and without liability or financial obligation to Company or any subsidiary of Company;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in combination with any subsequent event or events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of indemnification or any guaranty by Company or any of its subsidiaries other than any agreement of indemnification entered into in connection with the sale or license by Company or any of its subsidiaries of products or services in the ordinary course of business;

(d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of Company or any of its subsidiaries to engage in any material line of business or to compete with any person or granting any exclusive distribution rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company’s subsidiaries;

(f) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

(g) any material agreement, contract or commitment, other than standard end-user license, distribution and sale agreements and related maintenance and support agreements entered into in the ordinary course of business, currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors, VARs, service providers, enterprises or sales representatives in the normal course of business;

(h) any mortgages, leases, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than accounts receivable and payables in the ordinary course of business;

(i) any settlement agreements, the terms of which materially affect the conduct of Company’s business; or

(j) any other agreement, contract or commitment that has a value of $5,000,000 or more individually and not described in clauses (a) through (i) above.

      Neither Company or any of its subsidiaries nor, to Company’s knowledge, any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound, in each case, that are required to be disclosed in Section 2.19 of the Company Schedule (any such agreement, contract or commitment, a “Company Contract”), except for breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expected to be material Company.

      2.20     Insurance. Company has provided or made available to Parent true, correct and accurate summaries of all insurance policies and fidelity bonds material to the business of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

      2.21     Opinion of Financial Advisor. The financial advisor of Company, J.P. Morgan Securities, Inc., has delivered to Company its opinion dated as of the date of this Agreement to the effect that, as of such date, the Exchange Ratio is fair to the stockholders of Company from a financial point of view, a signed copy of which has been, or will be within three (3) days following the date of this Agreement, delivered to Parent.

      2.22     Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and is fair to, and in the best interests of, Company and its stockholders; (ii) approved and declared advisable this Agreement and approved the Merger and the other transactions contemplated hereby; and (iii) determined to recommend that the stockholders of Company adopt this Agreement.

      2.23     Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      2.24     State Takeover Statutes. The Board of Directors of Company has approved the Merger, the Merger Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, the Merger Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law to the extent, if any, such section is applicable to the Merger, the Merger Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby. To the knowledge of Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Merger Agreement, the Company Voting Agreements or the transactions contemplated hereby and thereby.

      2.25     Company Affiliates. Set forth in Section 2.25 of the Company Schedule is a list of those persons who may be deemed to be, in Company’s reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and schedules thereto (which exceptions shall reference the specific section and, if applicable, subsection number of this Article III to which it applies, and any information disclosed in any such section or subsection shall be deemed to be disclosed only for purposes of such section or subsection, except to the extent it is readily apparent that the disclosure contained in such section or subsection contains enough information regarding the subject matter of other representations and warranties contained in this Article III so as to qualify or otherwise apply to such other representations and warranties), dated as of the date hereof (the “Parent Schedule”), as follows:

      3.1     Incorporation and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent’s subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to have such Approvals has not had, and would not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

      3.2     Certificate of Incorporation and Bylaws. Parent has previously furnished to Company a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date (together, the “Parent Charter Documents”). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and no subsidiary of Parent is in violation of any of its equivalent organizational documents.

      3.3     Capitalization.

      (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 1,000,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of Preferred Stock, $0.00001 par value per share (the “Parent Preferred Stock”). At the close of business on February 6, 2004, (i) 395,286,504 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Parent Common Stock were held in treasury by Parent or by its subsidiaries; (iii) an aggregate of 63,969,930 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock under all of Parent’s stock option plans, including, without limitation, Parent’s 2000 Nonstatutory Stock Option Plan and Amended and Restated 1996 Stock Plan; (iv) 32,835 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock; (v) 19,860,973 shares of Parent Common Stock were reserved for issuance upon the conversion of Parent’s Zero Coupon Convertible Senior Notes due June 15, 2008; (vi) 866,528 shares of Parent Common Stock were reserved for issuance upon the conversion of Parent’s 4.75% Convertible Subordinated Noted due March 15, 2007; and (vii) 8,515,569 shares of Parent Common Stock were reserved for issuance in connection with Parent’s Employee Stock Purchase Program. Except as set forth in the preceding sentence and except for exercise of outstanding options set forth in the preceding sentence between February 6, 2004 and the date hereof, as of the date hereof, Parent has no shares of capital stock outstanding or securities exercisable or convertible into shares of capital stock of Parent outstanding. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. Except as set forth in this Section 3.3(a), as of the date hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

      (b) The authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent.

      3.4     Parent Common Stock. The Parent Common Stock to be issued pursuant to the Merger has been duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 under the Securities Act.

      3.5     Authority Relative to this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the stockholders of Parent of the Share Issuance, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to the approval of the Share Issuance by Parent’s stockholders in accordance with the rules of Nasdaq and the Parent Charter Documents and the filing and recordation of the Certificate of Merger as required by Delaware Law. The Board of Directors of Parent has approved this Agreement, the Merger and the other transactions contemplated hereby and has recommended that Parent’s stockholders approve the Share Issuance. Parent, as the sole stockholder of Merger Sub, will, following the execution of this Agreement, adopt this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

      3.6     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate (A) the Parent Charter Documents or (B) the equivalent organizational documents of any of Parent’s subsidiaries; (ii) subject to obtaining the approval of Parent’s stockholders of the Share Issuance and compliance with the requirements set forth in Section 3.6(b), to the knowledge of Parent, conflict with, or result in any violation of, any Legal Requirements applicable to Parent or any of its subsidiaries or by which either Parent or any of its subsidiaries or any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time, or both, would become a default) under, or impair Parent’s or any of this subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any Contract to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected, except, with respect to clauses (i)(B), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other events which would not be material to Parent.

      (b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) for applicable rules, regulations and requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act and Nasdaq, and state takeover laws and the filing and recordation of the Certificate of Merger as required by Delaware Law and appropriate documents with the relevant authorities of other states in which Company is qualified to do business and (B) where the failure to obtain such consents, waivers, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement, prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      3.7     Compliance; Permits.

      (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, any Legal Requirements applicable to Parent or any of its subsidiaries or by which any of their respective properties is bound or affected, except for any conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to be material to Parent. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Parent, threatened in writing against Parent or its subsidiaries, nor has any governmental or regulatory body or authority indicated in writing to Parent or any of its subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practices of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries.

      (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities (collectively, the “Parent Permits”), except where the failure to hold any such Parent Permit, individually or in the aggregate, would not reasonably be expected to be material to Parent. Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to be material to Parent.

      3.8     SEC Filings; Financial Statements.

      (a) Each report, schedule, registration statement and definitive proxy statement filed or furnished by Parent with the SEC since April 21, 1999, or required to be filed or furnished by Parent with the SEC since April 21, 1999 (the “Parent SEC Reports”), is either (i) available on EDGAR or (ii) has been provided to Company. The Parent SEC Reports (i) complied in all material respects as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any reports or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except (i) as may be indicated in the notes thereto or (ii) in the case of unaudited financial statements, as may be permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act), and each fairly presented, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not and will not be material in amount or significance in any individual case or in the aggregate.

      (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

      (d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act, and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

      (e) Parent and each of its subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its subsidiaries. Neither Parent or any of its subsidiaries (including any current or former employee, consultant or director of Parent or any of Parent’s subsidiaries (each a “Parent Employee”)) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent or any of its subsidiaries, (ii) any fraud, whether or not material, that involves Parent’s management or other Parent Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or its subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

      (f) Since June 25, 1999, neither Parent or any of its subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls or any material inaccuracy in Parent’s financial statements. No attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents.

      3.9     No Undisclosed Liabilities. Since December 31, 2003, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet, or in the related notes to the consolidated financial statements, prepared in accordance with GAAP that are, individually or in the aggregate, material to the business, assets (including intangible assets), liabilities, capitalization, condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole, except (i) liabilities provided for in Parent’s consolidated balance sheet and notes thereto as of December 31, 2003, (ii) liabilities incurred since December 31, 2003 in the ordinary course of business, consistent with past practice, and (iii) liabilities incurred after the date hereof pursuant to this Agreement or as permitted to be incurred pursuant to Section 4.2.

      3.10     Absence of Certain Changes or Events. Since December 31, 2003, there has not been: (i) any Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of Parent’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Parent’s or any of its subsidiaries’ capital stock; (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (v) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business, consistent with past practice; or (vi) agreement by Parent or any Parent subsidiary, or any officer or employees on behalf of Parent, to do any of the things described in the preceding clauses (i) through (v) of this Section 3.10.

      3.11     Absence of Litigation. There are no claims, actions, suits or proceedings, pending or, to the knowledge of Parent, threatened in writing (or any governmental or regulatory investigation, pending or, to the knowledge of Parent, threatened in writing) against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for such claims, actions, suits, proceedings or threats which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

      3.12     Registration Statement; Joint Proxy Statement/ Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Joint Proxy Statement/ Prospectus will, at the dates mailed to the respective stockholders of Company and Parent, at the time of the Company Stockholders’ Meeting, at the time of the Parent Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

      3.13     Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      3.14     Brokers. Except for fees payable to Goldman, Sachs & Co., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.15     Opinion of Financial Advisor. The financial advisor of Parent, Goldman, Sachs & Co., has delivered to Parent its opinion dated as of the date of this Agreement to the effect that as of such date, the Exchange Ratio is fair to Parent from a financial point of view.

      3.16     Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Parent Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to Parent or any of its subsidiaries and used in Parent’s business as currently conducted. Without in any way limiting the generality of the foregoing, Parent Intellectual Property includes all Intellectual Property owned or exclusively licensed by Parent related to Parent’s products, including, without limitation, all rights in any design code, documentation and tooling for packaging of semiconductors in connection with all current products and products in design and development, that are used in Parent’s business as currently conducted.

(a) To Parent’s knowledge, no Parent Intellectual Property or software products owned by, or service offerings of, Parent or any of its subsidiaries (excluding any third party products or technology bundled, embedded or distributed with such software products or service offerings) (“Parent Products”) are subject to any outstanding order, judgment, writ, injunction or decree of any court or Governmental Entity materially restricting the use, transfer, or licensing thereof by Parent or any of its subsidiaries.

(b) Parent owns each material item of Parent Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course) that would reasonably be expected to materially interfere with the use by Parent of such Parent Intellectual Property.

(c) To Parent’s knowledge, the operation of the business of Parent and its subsidiaries as such business currently is conducted by Parent or any of its subsidiaries, including, without limitation, (i) Parent’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Parent and its subsidiaries (including Parent Products) and (ii) Parent’s use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party in any jurisdiction or constitute unfair competition or unfair trade practices under United States laws, in each case other than as would not reasonably be expected to have a Material Adverse Effect on Parent.

      3.17     Agreements, Contracts and Commitments. Neither Parent or any of its subsidiaries, nor, to Parent’s knowledge, any other party to a Parent Contract (as defined below) is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its subsidiaries is a party or by which they are bound (any such agreement, contract or commitment, a “Parent Contract”), except for breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      3.18     Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, unanimously (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders; (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the stockholders of Parent approve the Share Issuance.

      3.19     Vote Required. The affirmative vote of a majority of the shares of Parent Common Stock that cast votes regarding the Share Issuance in person or by proxy at the Parent Stockholders’ Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1     Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, and shall cause each of its subsidiaries to, except as set forth in Section 4.1 of the Company Schedule or to the extent that Parent shall otherwise consent in writing, (i) carry on its business, in the ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (iii) pay or perform other material obligations when due, and (iv) use its commercially reasonable efforts consistent with past practices and policies to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

      In addition, except as set forth in Section 4.1 of the Company Schedule or to the extent that Parent shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company options or restricted stock, or reprice Company options granted under any Company Option Plans or authorize cash payments in exchange for any Company options granted under any of such plans;

(b) Grant any severance or termination pay (cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof that have been previously disclosed in writing to Parent in the Company Schedule, or adopt any new severance or termination plan, program or arrangement;

(c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property that are material to the business of Company as currently conducted, or enter into grants to transfer or license to any person future patent rights, in each case other than in the ordinary course of business consistent with past practices; provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or issued in compliance with Section 4.1(f);

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Company Common Stock pursuant to (i) the exercise of Company Options, Company Warrants or other Company securities outstanding as of the date of this Agreement, (ii) the Company ESPP, and (iii) grants of Company Options to purchase no more than an aggregate of 1,000,000 shares of Company Common Stock to new hires in the ordinary course of business consistent with past practices in amounts consistent with the limitations set forth in Section 4.1(f) of the Company Schedule and the vesting of which Company Options do not accelerate by the occurrence of any of the transactions contemplated by this Agreement (either alone or in combination with any subsequent event or events) and which Company Options have a vesting schedule and other terms of exercisability no more favorable than Company’s standard vesting schedule and the terms of exercisability contained in Company’s standard form of option agreement, respectively;

(g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures or strategic partnerships;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except (a) sales of inventory in the ordinary course of business consistent with past practice or (b) the sale, lease or disposition (other than through licensing) of properties or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

(j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

(k) Adopt, amend or terminate any Company Employee Plan or enter into any Company Employee Plan (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”); provided, that such letters or letter agreements shall not provide for the extension, obligation or promise to pay any severance, whether in cash, equity or otherwise, or accelerate any equity compensation awards, including, without limitation, Company Options), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee (other than payments to current non-officer employees in accordance with past practice), or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants (other than increases for current non-officer employees in accordance with past practice);

(l) Enter into any material Company Contracts relating to the distribution, sale, license or marketing by third parties of Company’s products or products licensed by Company, other than in the ordinary course of business consistent with past practice;

(m) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or to which Company or any of its subsidiaries is a beneficiary;

(n) Make any individual or series of related payments outside of the ordinary course of business in excess of $250,000 in the aggregate;

(o) Modify, amend or terminate any material Contract to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder, other than in the ordinary course of business consistent with past practices;

(p) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(q) Intentionally take any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV, or fail to take any action reasonably necessary to cause the Merger to so qualify;

(r) Make any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries or settle or compromise any material income Tax liability;

(s) (i) Make any loan or advance to any person (except a subsidiary of Company) other than in the ordinary course of business consistent with past practice, but in no event in the amount (to persons other than subsidiaries) of more than $100,000 in the aggregate; provided, that in no event shall Company or any of Company’s subsidiaries make any loan, or change the terms of any existing loans which loan or change would be in violation of Section 402 of the Sarbanes-Oxley Act or (ii) make any capital contribution to, or investment in, any person (except in a wholly owned subsidiary of Company) other than investments in publicly traded securities which constitute cash equivalents in connection with Company’s cash management program in the ordinary course of business consistent with past practices;

(t) Release or waive any material rights for claims, or modify or amend in any manner materially adverse to Company, or terminate any confidentiality or standstill agreements to which Company or any of its subsidiaries is a party;

(u) Adopt or amend any stockholder rights plan;

(v) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $250,000 individually or $2,000,000 in the aggregate;

(w) Hire any employee in any of the functions set forth in Section 4.1(w) of the Company Schedule; or

(x) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (w) above.

      4.2     Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following, except (i) as set forth in Section 4.2 of the Parent Schedule, or (ii) to the extent that Company shall otherwise consent in writing:

(a) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock options or purchase agreements;

(b) Cause, permit or propose any amendments to the Parent Charter Documents that may materially affect the holders of Parent Common Stock in an adverse manner;

(c) Except after prior consultation in good faith with Company, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures or strategic partnerships, except for any of the transactions described above in this clause (c) (i) in which the fair market value of the total consideration (including the value of indebtedness acquired or assumed) issued in exchange therefor shall not exceed $500,000,000 in the aggregate and (ii) which do not present a material risk of delaying the Merger or making it more difficult to obtain any approvals or consents necessary to consummate the Merger;

(d) Intentionally take any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV, or fail to take any action reasonably necessary to cause the Merger to so qualify;

(e) Declare, set aside or pay any dividends on, or make any other distributions in cash or property in respect of, any capital stock; or

(f) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) or (e) above.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1     Joint Proxy Statement/ Prospectus; Registration Statement.

      (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and file with the SEC mutually acceptable proxy materials which shall constitute the “Joint Proxy Statement/ Prospectus,” and Parent shall prepare and file the S-4 with the SEC. The Joint Proxy Statement Prospectus will be included in and will constitute part of the S-4 as Parent’s prospectus. The S-4 and the Joint Proxy Statement/ Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the parties hereto shall use commercially reasonable efforts to cause the S-4 to be declared effective under the Securities Act as promptly as practicable after the date hereof and to keep the S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the S-4 and the Joint Proxy Statement/ Prospectus. Each of Parent and Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the S-4 and/or the Joint Proxy Statement/ Prospectus. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/ Prospectus and/or the S-4, Parent or Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Parent and/or Company, such amendment or supplement. Each of Parent and Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/ Prospectus and/or the S-4 prior to filing such with the SEC and shall provide each other with a copy of all such filings made with the SEC. As promptly as practicable after the SEC declares the S-4 effective, each of Parent and Company will cause the Joint Proxy Statement/ Prospectus to be mailed to its respective stockholders. Parent shall take all action required under any applicable laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger.

      (b) The Joint Proxy Statement/ Prospectus shall include (i) the approval of this Agreement, the Merger and other transactions contemplated hereby by the Board of the Directors of Company and the recommendation of the Board of Directors of Company to Company’s stockholders that they vote in favor of adoption of this Agreement, subject to the right of the Board of Directors of Company to effect a Change of Recommendation (as defined in Section 5.3(c)), in compliance with Section 5.3 and (ii) the approval of this Agreement, the Merger and other transactions contemplated hereby by the Board of Directors of Parent and the recommendation of the Board of Directors of Parent to Parent’s stockholders that they vote in favor of approval of the Share Issuance.

      (c) No amendment or supplement to the Joint Proxy Statement/ Prospectus or the S-4 shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has been declared effective by the SEC or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/ Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

      5.2     Stockholder Meetings; Board Recommendations.

      (a) Company Stockholders’ Meeting.

(i) Promptly after the date hereof, Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders’ Meeting to be held as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement and the Merger. Subject to Section 5.3(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals (“Company Stockholder Vote”). Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders’ Meeting solely to the extent necessary to ensure that any necessary supplement or amendment to the Joint Prospectus/ Proxy Statement is provided to Company’s stockholders in advance of a vote on this Agreement and the Merger or, if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement/ Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Stockholders’ Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 5.2(a)(i) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.3(a)) or by any Change of Recommendation (as defined in Section 5.3(c)).

(ii) Except to the extent expressly permitted by Section 5.3(c): (A) the Board of Directors of Company shall recommend that Company’s stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting; (B) the Joint Proxy Statement/ Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that Company’s stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting; and (C) subject to Section 5.3(c), neither the Board of Directors of Company nor any committee thereof shall effect a Change of Recommendation.

      (b) Parent Stockholders’ Meeting.

(i) Promptly after the date hereof, Parent will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders’ Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law and Parent’s Certificate of Incorporation and Bylaws) within forty-five (45) days after the declaration of effectiveness of the S-4, for the purpose of voting upon the Share Issuance. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of the Share Issuance and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approval (“Parent Stockholder Vote”). Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders’ Meeting solely to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/ Prospectus is provided to Parent’s stockholders in advance of a vote on the Share Issuance or, if as of the time for which the Parent Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement/ Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting. Parent shall ensure that the Parent Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders’ Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements.

(ii) (A) The Board of Directors of Parent shall recommend that Parent’s stockholders vote in favor of and approve the Share Issuance; (B) the Joint Proxy Statement/ Prospectus shall include a statement to the effect, that the Board of Directors of Parent has recommended that Parent’s stockholders vote in favor of and approve the Share Issuance at the Parent Stockholders’ Meeting; and (C) neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent’s stockholders vote in favor of and approve the Share Issuance.

      5.3     Company Acquisition Proposals.

      (a) No Solicitation. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, knowingly induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that, prior to the Company Stockholders’ Meeting, nothing contained in this Section 5.3 shall prohibit the Board of Directors of Company from (i) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; provided, that Company shall not effect a Change of Recommendation unless specifically permitted pursuant to Section 5.3(c)) or (ii) in response to an unsolicited, bona fide written Acquisition Proposal so long as, and only to the extent that, Company’s Board of Directors in good faith after consultation with its outside financial and legal advisors, concludes that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal (as defined below), engaging in discussions or participating in negotiations with and furnishing information to the party making such Acquisition Proposal so long as, and only to the extent that, (A) the Board of Directors of Company determines in good faith after consultation with its outside legal counsel, that the failure to take any such action would be reasonably likely to result in a breach of its fiduciary obligations to Company’s stockholders, (B) (x) at least one (1) business day prior to furnishing any such information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of Company’s intention to furnish information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement on terms no less favorable to Company than those in the Confidentiality Agreement (as defined in Section 5.5(a)) and containing customary limitations on the use and disclosure of all written and oral information furnished to such party by or on behalf of Company, (C) prior to or contemporaneously with furnishing any such information to such party, Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent), and (D) Company shall have complied in all material respects with this Section 5.3. Company and its subsidiaries will, and shall cause their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and will promptly request the return of all Company confidential information heretofore furnished in connection with an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3 by any officer, director, controlled affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative retained by them shall be deemed to be a breach of this Section 5.3 by Company.

      For purposes of this Agreement, (A) “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent) relating to any Acquisition Transaction; (B) “Acquisition Transaction” shall mean any transaction or series of related transactions other than the Merger involving: (1) any acquisition or purchase from Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (2) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Company; or (3) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company; and (C) “Superior Proposal” shall mean an unsolicited, bona fide binding written offer made by a person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Company or in excess of 50% of the outstanding voting securities of Company and as a result of which the stockholders of Company immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of Company concludes in good faith, after consultation with its outside financial advisors, to be more favorable to Company’s stockholders from a financial point of view than the terms of the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement); provided, however, that any such offer shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed or if there is a due diligence condition to the parties’ obligations to consummate the transaction that is the subject of the Superior Proposal.

      (b) Notification of Acquisition Proposals. In addition to the obligations of Company set forth in paragraph (a) of this Section 5.3, Company shall, as promptly as practicable, and in any event within twenty-four (24) hours, advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, the identity of the person or group making any such request, Acquisition Proposal or inquiry and copies of all written materials sent or provided to Company by or on behalf of any person or group or provided to such person or group by or on behalf of Company. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (i) provide Parent with at least one (1) business day prior notice of any meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider an Acquisition Proposal and (ii) provide Parent with at least two (2) business days prior written notice of a meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders and, together with such notice, a copy of the documentation relating to such Superior Proposal.

      (c) Changes of Recommendation. Notwithstanding anything to the contrary in this Agreement, in response to the receipt of a Superior Proposal, the Board of Directors of Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of Company or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (v) are met:

(i) A Superior Proposal has been made and has not been withdrawn;

(ii) The Company Stockholders’ Meeting has not occurred;

(iii) Company shall have (A) provided to Parent written notice at least three (3) business days prior to publicly announcing its intention to effect a Change of Recommendation which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the person or group making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent a copy of all written materials delivered to the person or group making the Superior Proposal in connection with such Superior Proposal, and (C) made available to Parent all materials and information made available to the person or group making the Superior Proposal in connection with such Superior Proposal;

(iv) The Board of Directors of Company has concluded in good faith, after consultation with its outside legal advisors, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would be a breach of its fiduciary obligations to Company’s stockholders under applicable law; and

(v) Company shall have complied in all material respects with this Section 5.3.

      (d) Continuing Obligation to Call, Hold and Convene Company Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of Company to call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. Company shall not submit to the vote of its stockholders any Acquisition Proposal or propose or agree to do so.

      5.4     Parent Takeover Proposals. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article VII, Parent and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, knowingly induce or knowingly encourage the making, submission or announcement of any Takeover Proposal (as defined below), or (ii) participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that is or would reasonably be expected to lead to, any Takeover Proposal; provided, however, that in the event that Parent shall receive an unsolicited bona fide written offer for a Parent Takeover (as defined below), (i) Parent shall promptly notify Company that it has received such an offer and (ii) the provisions of this Section 5.4 shall no longer be applicable. As used in this Agreement, (i) “Takeover Proposal” shall mean any inquiry, offer or proposal for a Parent Takeover and (ii) “Parent Takeover” shall mean any of the following transactions: (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, or (B) a sale or other disposition by Parent of assets representing in excess of 50% of the aggregate fair market value of Parent’s business immediately prior to such sale, or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Parent.

      5.5     Confidentiality; Access to Information.

      (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of August 6, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

      (b) Between the date hereof and the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Company will, and will cause its subsidiaries to, use commercially reasonable efforts to give Parent and its authorized representatives (including Parent’s external auditors) reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records and personnel files of current employees of Company and its subsidiaries as Parent may reasonably require, and will cause its officers and its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of Company and its subsidiaries as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent shall make available to Company, as reasonably requested by Company, a designated officer of Parent to answer questions and make available such information and documents regarding Parent as is reasonably requested by Company taking into account the nature of the transactions contemplated by this Agreement. The access described in this Section 5.5(b) shall be subject to the granting party’s reasonable security measures and insurance requirements. Company shall use commercially reasonable efforts to allow Parent access to the workpapers of its independent auditors prior to the Effective Time.

      (c) Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Date, Company shall furnish to Parent within two (2) business days following approval thereof by the audit committee of Company’s Board of Directors (and in any event within thirty (30) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended, all of such financial statements to be prepared in accordance with GAAP in conformity with the practices consistently applied by Company with respect to such financial statements.

      5.6     Public Disclosure. Parent and Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party will be made prior to any such press release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

      5.7     Commercially Reasonable Efforts; Notification.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that nothing in this Agreement shall require Parent to agree to divestiture material to Parent or Company by Parent or Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or Company or its subsidiaries or affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such capital stock, assets or properties. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Company Voting Agreements or any of the transactions contemplated hereby and thereby, use commercially reasonable efforts to ensure that the Merger, this Agreement, the Company Voting Agreements and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby.

      (b) Each of Parent, Merger Sub and Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto; and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant hereto, Parent, Merger Sub or Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

      (c) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (d) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      5.8     Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

      5.9     Stock Options; 401(k) Plan; Company Employee Plan Matters.

      (a) Stock Options. At the Effective Time, Parent shall assume all options to purchase Common Stock issued by Company pursuant to the Company Option Plans, whether vested or unvested and whether exercisable or unexercisable (each a “Company Option”). Company’s repurchase right with respect to any unvested shares acquired by the exercise of Company Options shall be assigned to Parent by virtue of the Merger and without any further action on the part of Company or the holder of such an award. Immediately after the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time, such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such option multiplied by the Exchange Ratio, rounded down to the nearest whole number. The exercise price per share of each such assumed Company Option shall be equal to the exercise price of such option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. The term, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all other terms of the Company Options shall otherwise remain unchanged. It is the intention of the parties that the Company Options so assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Options qualified as incentive stock options prior to the Effective Time.

      (b) 401(k) Plans. Effective as of the day immediately preceding the Closing Date, Company and its subsidiaries, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to Company that such 401(k) plan(s) shall not be terminated). Unless Parent provides such written notice to Company, no later than two (2) business days prior to the Closing Date, Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably require.

      (c) ESPP. The rights of participants in the Company ESPP with respect to any offering then underway under the Company ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the Company ESPP. Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with the procedures set forth in the Company ESPP, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company ESPP. As of the Effective Time, the Company ESPP shall be terminated. Prior to the Effective Time, Company shall (i) provide Parent with evidence that the Company ESPP has been terminated pursuant to resolutions of Company’s Board of Directors, and the form and substance of such resolutions shall be subject to prior review and approval of Parent, and (ii) take such other actions (including, but not limited to, if appropriate, amending the Company ESPP) that are necessary to give effect to the transaction contemplated by this Section 5.9(c). Parent shall use its reasonable efforts to provide to employees of Company who continue their employment with Company following the Effective Time the opportunity to enroll in a special offering period under Parent’s Employee Stock Purchase Plan, which special offering period shall commence as soon as is administratively practicable following the Effective Time; provided, however, that such special offering period shall not commence in the event the next regularly scheduled offering period under Parent’s Employee Stock Purchase Plan shall commence within six (6) weeks following the Effective Time.

      (d) Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for employees of Company and its subsidiaries following the Effective Time; provided, that Company employees will receive comparable employee benefit and compensation arrangements to similarly situated Parent employees. Employees of Company and its subsidiaries will be granted credit for all service with Company, its subsidiaries or its affiliates (except to the extent such service credit will result in the duplication of benefits) under each current employee benefit plan, program or arrangement of Parent or its affiliates in which such employees are eligible to participate for purposes of eligibility and vesting, except for purposes of Parent’s benefit accrual under Parent retirement plans. If employees become eligible to participate in a medical, dental or vision plan of Parent or its affiliates, Parent shall use commercially reasonable efforts to cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or vision plans maintained or contributed to by Company (but only to the extent corresponding exclusions and limitations were satisfied by such employees under the applicable medical, dental or health plans maintained or contributed to by Company) and (ii) credit any deductible or out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the plan year in which the Effective Time occurs.

      5.10     Form S-8. Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options within ten (10) business days following the Closing.

      5.11     Indemnification.

      (a) From and after the Effective Time, Parent will cause to be maintained in effect in all respects the current obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the “Indemnified Parties”) as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

      (b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Company’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in the aggregate for such coverage in excess of 200% of the annual premium currently paid by Company, it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

      (c) This Section 5.11 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.11.

      5.12     Nasdaq Listing. Parent will use commercially reasonable efforts to cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger to be authorized for listing by Nasdaq, upon official notice of issuance.

      5.13     Affiliates. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent a Company Affiliate Agreement from each person Company reasonably determines, after the date hereof and prior to the Closing Date, to be a Company Affiliate, as promptly as practicable on or following the date of such determination.

      5.14     Section 16 Matters. Prior to the Effective Time, Parents and Company shall take all such steps as may be required (to the extent permitted under applicable law and no action letters thereunder) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      5.15     Regulatory Filings. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate, to the extent that applicable laws provide. Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Company and Parent shall consult with the other party prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

      5.16     Parent Board Designees. At the Effective Time, Parent shall cause one individual designated by Company and reasonably acceptable to Parent (the “Company Designee”) to be elected or appointed to the board of directors of Parent (the “Parent Board”) and shall take all actions necessary under the Parent Charter Documents, including by expanding the number of authorized directors on the Parent Board, in order to accomplish the foregoing.

      5.17     Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business other than in connection with the Merger.

ARTICLE VI

CONDITIONS TO THE MERGER

      6.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part, in writing by Parent and Company:

(a) Stockholder Approvals. Prior to the Closing Date, (i) the requisite Company Stockholder Vote shall have been obtained and (ii) the requisite Parent Stockholder Vote shall have been obtained.

(b) Registration Statement Effective; Joint Proxy Statement/ Prospectus. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) HSR Act. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early, and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

(e) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Fenwick & West LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

(f) Nasdaq Listing. The shares of Parent Common Stock issuable to the stockholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

      6.2     Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part, in writing, exclusively by Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (i) in each case, or in the aggregate, as does not have a Material Adverse Effect on Parent on the Closing Date, (ii) for changes contemplated by this Agreement, (iii) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of such particular date), or (iv) for the representations and warranties in Section 3.3(a) which shall be true and correct in all material respects on and as of the particular date set forth therein (it being understood that, in each case, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Parent Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate signed on behalf of Parent and Merger Sub by each of the Chief Executive Officer and Chief Financial Officer of Parent with respect to the foregoing.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by each of the Chief Executive Officer and Chief Financial Officer of Parent.

(c) No Parent Material Adverse Effect. No Material Adverse Effect on Parent shall have occurred from the date of this Agreement. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by each of the Chief Executive Officer and Chief Financial Officer of Parent.

(d) Parent Board of Directors. Parent shall have taken all action necessary to elect or appoint, effective at the Effective Time, the Company Designee to the Parent Board.

      6.3     Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (i) in each case, or in the aggregate, as does not have a Material Adverse Effect on Company on the Closing Date, (ii) for changes contemplated by this Agreement, (iii) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of such particular date), or (iv) for the representations and warranties in second, third and fourth sentence of Section 2.3(a) and the second sentence of Section 2.3(b) which shall be true and correct in all material respects on and as of the particular date set forth therein (it being understood that, in each case, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent and Merger Sub shall have received a certificate signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company with respect to the foregoing.

(b) Agreements and Covenants. Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(c) No Company Material Adverse Effect. No Material Adverse Effect on Company shall have occurred from the date of this Agreement. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(d) No Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Entity of competent jurisdiction (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(c) to not be satisfied, or (ii) seeking to require Parent to agree to any divestiture material to Parent or Company by Parent or Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or Company or its subsidiaries or affiliates or seeking to impose any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such capital stock, assets or properties.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company or Parent, respectively:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

(b) by either Company or Parent if the Merger shall not have been consummated for any reason by the date that is six (6) months following the date of this Agreement (which date shall be extended to the date that is nine (9) months following the date of this Agreement if the Merger shall not have been consummated as a result of (A) a failure to satisfy the conditions set forth in Section 6.1(b), 6.1(c), 6.1(d) or Section 6.3(d) or (B) in the event Parent enters into an agreement providing for or publicly announces an acquisition for which pro forma financial statements are required in the Joint Proxy Statement/ Prospectus under the Regulation S-X of the Exchange Act and such agreement or announcement is the proximate cause of the failure of the condition set forth in Section 6.1(a), a failure to satisfy the condition set forth in Section 6.1(a)); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Company or Parent if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either Company or Parent if (i) the required Company Stockholder Vote shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment thereof or (ii) the required Parent Stockholder Vote shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company or Parent where the failure to obtain the Company Stockholder Vote or the Parent Stockholder Vote shall have been caused by the action or failure to act of Company or Parent, as the case may be, and such action or failure to act constitutes a material breach of this Agreement;

(e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub within twenty (20) days, then Company may not terminate this Agreement under this Section 7.1(e) for twenty (20) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Parent is cured during such twenty-(20) day period);

(f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in Company’s representations and warranties or breach by Company is curable by Company within twenty (20) days, then Parent may not terminate this Agreement under this Section 7.1(f) for twenty (20) days after delivery of written notice from the Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach by Company is cured during such twenty-(20) day period); or

(g) by Parent, if a Triggering Event (as defined below) shall have occurred.

      For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) Company’s Board of Directors or any committee thereof shall for any reason have effected a Change of Recommendation, (ii) Company shall have failed to include in the Joint Proxy Statement/ Prospectus the recommendation of Company’s Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger, (iii) Company shall have materially breached Section 5.2(a) or Section 5.3, (iv) Company’s Board of Directors fails to reaffirm (publicly, if so requested by Parent), after public announcement of an Acquisition Proposal, its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed, (v) Company’s Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (vi) a tender or exchange offer relating to Company’s securities shall have been commenced by a person or group unaffiliated with Parent and Company shall not have sent to Company’s stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of Company recommends rejection of such tender or exchange offer.

      7.2     Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 7.1). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.5(a), Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

      7.3     Fees and Expenses.

      (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Joint Proxy Statement/ Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto and (ii) for the pre-merger notification and report forms under the HSR Act and any other comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction.

      (b) Termination Fee.

(i) Notwithstanding Section 7.3(a), in the event that (A) Parent shall terminate this Agreement pursuant to Section 7.1(g), or (B) this Agreement shall be terminated pursuant to Section 7.1(b) or pursuant to Section 7.1(d)(i) and, in the case of clause (B), (1) at or prior to such termination, there shall have been publicly proposed, or, with respect to termination pursuant to Section 7.1(b), there shall otherwise exist) a bona fide Acquisition Proposal relating to a Company Acquisition (as defined below) and (2) within twelve (12) months after such termination, Company shall enter into a letter of intent or definitive agreement with respect to any Company Acquisition or such Company Acquisition shall be consummated, then, in the case of clause (A), within one (1) business day after such termination, or in the case of clause (B), at or prior to, and as a condition of, the execution of a letter of intent or definitive agreement with respect to, or the consummation of such Company Acquisition, Company shall pay to Parent $150 million in cash.

(ii) Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii) For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation,

business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

      7.4     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by a duly authorized officer of each of Parent, Merger Sub and Company.

      7.5     Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute a waiver of any other matter not specifically disclosed in such writing. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

      8.1     Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

      8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, or (c) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), in each case to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Juniper Networks, Inc.
1194 North Mathilda Ave.
Sunnyvale, California 94089-1206

Attention: General Counsel
Telephone: (408) 745-2384
Facsimile: (408) 745-8910

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304

Attention:	Larry W. Sonsini

Katharine A. Martin
Facsimile: (650) 493-6811

and to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, California 94105

Attention: Steve L. Camahort
Facsimile: (415) 947-2099

(b) if to Company, to:

NetScreen Technologies, Inc.
805 11th Avenue, Bldg. 3
Sunnyvale, California 94089
Attention: Vice President, Legal Affairs

Telephone: (408) 543-2100
Facsimile: (408) 543-6760

with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California St.
Mountain View, California 94041

Attention: Matthew P. Quilter
Facsimile: (650) 938-5200

      8.3     Interpretation; Definitions.

      (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement, unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      (b) For purposes of this Agreement:

(i) the term “knowledge” means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the executive officers of such party after reasonable inquiry of their respective direct reports;

(ii) the term “Material Adverse Effect” when used in connection with an entity shall mean any change, event, violation, inaccuracy, circumstance or effect (each an “Effect”) that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to (x) the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the entity taken as a whole, (y) or the ability of such entity to consummate the transactions contemplated by this Agreement in a timely manner; provided, however, that, in the case of clause (x), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect: any adverse Effect (A) primarily resulting from the announcement and pendency of this Agreement (including stockholder litigation relating thereto) or the consummation of the transactions contemplated hereby, (B) resulting from changes affecting the United States or world economy generally, (C) resulting from changes affecting the industry in which such entity operates generally (which changes, in the case of (B) and (C), do not materially disproportionately affect such entity), and (D) resulting from a change in an entity’s stock price or trading volume of such entity; provided that clause (D) shall not exclude any underlying effect which may have caused such change in stock price or trading volume; and, provided further, that clause (A) shall not be applicable to Effects related to breaches or inaccuracies in the representations or warranties the specific subject matter of which is the effectuation or effect of the Merger itself; and

(iii) the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      8.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      8.5     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11. Without limiting the foregoing, it is expressly understood and agreed that the provisions in Section 5.9(d) are statements of intent only and no employee of Company or any of its subsidiaries or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee of Company or any of its subsidiaries or other Person is or is intended to be a third-party beneficiary thereof.

      8.6     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

      8.7     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      8.9     Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and hereby further agrees that process may be served upon each of them in any manner authorized by the laws of the State of Delaware for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, venue and process.

      8.10     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.11     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.12     Timing. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      8.13     Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

*****

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

JUNIPER NETWORKS, INC.

By:	/s/ SCOTT KRIENS

Name:	Scott Kriens

Title:	President, Chief Executive Officer and

Chairman of the Board

NERUS ACQUISITION CORP.

By:	/s/ MARCEL GANI

Name:	Marcel Gani

Title:	Executive Vice President and

Chief Financial Officer

NETSCREEN TECHNOLOGIES, INC.

By:	/s/ ROBERT THOMAS

Name:	Robert Thomas

Title:	President and

Chief Executive Officer

[Signature Page of Agreement and Plan of Reorganization]

Annex B

FORM OF PARENT VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of February      , 2004, by and among Juniper Networks, Inc., a Delaware corporation (“Parent”), NetScreen Technologies, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder (“Stockholder”) of Parent.

RECITALS

      A.     Concurrently with the execution of this Agreement, Parent, Nerus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.

      B.     Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Reorganization Agreement, all upon the terms and subject to the conditions set forth in the Reorganization Agreement.

      C.     Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of outstanding capital stock of Parent and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of Parent, all as set forth on the signature page of this Agreement (collectively, the “Shares”).

      D.     In consideration of the execution of the Reorganization Agreement by Company, Stockholder desires to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of Parent acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section 1(a) hereof), and desires to vote the Shares and any other such shares of capital stock of Parent so as to facilitate the consummation of the Merger.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1.     Agreement to Retain Shares.

(a) Transfer. Stockholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date (as defined below), Stockholder shall not Transfer (as defined below) any of the Shares or any New Shares (as defined in Section 1(b) hereof), or make any agreement relating thereto, in each case without the prior written consent of Company.

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, or (ii) the termination of the Reorganization Agreement in accordance with the terms thereof. As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale (as defined below) or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding (i) any Transfer to a family member or charitable organization if the transferee agrees in writing to be bound by the terms of this Agreement to the same extent as Stockholder and delivers a duly signed Proxy (as defined in Section 3), and (ii) any Transfer pursuant to a court order. As used herein, the term “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(b) New Shares. Stockholder agrees that any shares of capital stock of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Stockholder which are convertible into, or exercisable or exchangeable for, shares of capital stock of Parent (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof.

      2.     Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of Parent called with respect to any of the following, and at every adjournment or postponement thereof, and every action or approval by written consent of stockholders of Parent with respect to any of the following, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3), the outstanding Shares and any outstanding New Shares (to the extent any such New Shares may be voted):

(i) in favor of approval of the Merger, the execution and delivery by Parent of the Reorganization Agreement and the adoption and approval of the terms thereof, the issuance of shares of Parent Common Stock (as defined in the Reorganization Agreement) in connection with the Merger (the “Parent Stock Issuance”) and in favor of each of the other actions contemplated by the Reorganization Agreement and the Proxy and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger, Parent Stock Issuance and the transactions contemplated by the Reorganization Agreement; and

(iii) against any action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger, Parent Stock Issuance or any of the other transactions contemplated by the Reorganization Agreement.

      Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 2.

      3.     Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Company an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares and New Shares.

      4.     Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Company as follows:

(i) Stockholder is the beneficial owner of the Shares, with full power to vote or direct the voting of the Shares for and on behalf of any and all beneficial owners of the Shares.

(ii) As of the date hereof, the Shares are, and at all times up until the Expiration Date the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature, in each case that would impair Stockholder’s ability to fulfill its obligations under Section 2.

(iii) Stockholder does not beneficially own any shares of capital stock of Parent, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of Parent, other than the Shares.

(iv) Stockholder has full corporate power and authority to make, enter into and carry out the terms of this Agreement, the Proxy and any other related agreements to which Stockholder is a party.

      5.     Additional Documents. Stockholder and Parent hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

      6.     Consents and Waivers. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

      7.     Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

      8.     Stop Transfer. Parent agrees to make a notation on its records and give instructions to its transfer agent(s) to not permit, at any time during the term of this Agreement, the transfer of any Shares or New Shares, except as permitted pursuant to Section 1(a).

      9.     Miscellaneous.

      (a) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of Stockholder may be assigned to any other person without the prior written consent of the Company.

      (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

      (d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

      (e) Specific Performance; Injunctive Relief. The parties acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

      (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, or (c) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), in each case, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(i)	if to Parent, to:

Juniper Networks, Inc.
1194 North Mathilda Ave.
Sunnyvale, California 94089-1206

Attention: Mitchell Gaynor
Telephone: (408) 745-2384
Facsimile: (408) 745-8910

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304

Attention: Larry W. Sonsini
Katharine A. Martin
Facsimile: (650) 493-6811

and to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, California 94105

Attention: Steve L. Camahort
Facsimile: (415) 947-2099

(ii)	if to Company, to:

NetScreen Technologies, Inc.
805 11th Avenue, Bdlg. 3
Sunnyvale, California 94089

Attention: Vice President, Legal Affairs
Telephone: (408) 543-2100
Facsimile: (408) 543-6760

with a copy to:

Silicon Valley Center
801 California Street
Mountain View, California 94041

Attention: Mathew P. Quilter
Facsimile: (650) 938-5200

(iii) If to Stockholder: To the address for notice set forth on the signature page hereof.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      (h) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

      (i) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      (j) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

NETSCREEN TECHNOLOGIES, INC. By: Name: Title: JUNIPER NETWORKS, INC. By: Name: Title:

STOCKHOLDER: Signature Print Name Address Shares: Parent Common Stock: Parent Options:

[SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

IRREVOCABLE PROXY

      The undersigned stockholder (“Stockholder”) of Juniper Networks, Inc., a Delaware corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints Remo Canessa and Thomas Tovar of NetScreen Technologies, Inc., a Delaware corporation (the “Company”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy until the Expiration Date (as defined in the Voting Agreement (as defined below)). The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined in the Voting Agreement).

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement, dated as of February      , 2004, by and among the Company, Parent and Stockholder (the “Voting Agreement”), and is granted in consideration of Company entering into that certain Agreement and Plan of Reorganization, dated as of February      , 2004, by and among Parent, Nerus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (the “Reorganization Agreement”). The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”).

      The attorneys and proxies named above are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date (as defined in the Voting Agreement), to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of Parent and in every written consent in lieu of such meeting:

(i) in favor of approval of the Merger, the execution and delivery by Parent of the Reorganization Agreement and the adoption and approval of the terms thereof, the issuance of shares of Parent Common Stock (as defined in the Reorganization Agreement) in connection with the Merger (the “Parent Stock Issuance”), and in favor of each of the other actions contemplated by the Reorganization Agreement and this Proxy and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger, Parent Stock Issuance and the transactions contemplated by the Reorganization Agreement; and

(iii) against any action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger, Parent Stock Issuance or any of the other transactions contemplated by the Reorganization Agreement.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (i), (ii) or (iii) above, and Stockholder may vote the Shares on all other matters.

      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

*****

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      This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date (as defined in the Voting Agreement).

Dated: February      , 2004

Signature

Print Name

Address

Shares:

Parent Common Stock:

Parent Options:

[SIGNATURE PAGE TO PROXY]

B-A-2

Annex C

FORM OF COMPANY VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of February      , 2004, by and among Juniper Networks, Inc., a Delaware corporation (“Parent”), NetScreen Technologies, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder (“Stockholder”) of the Company.

RECITALS

      A.     Concurrently with the execution of this Agreement, Parent, Nerus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.

      B.     Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Reorganization Agreement, all upon the terms and subject to the conditions set forth in the Reorganization Agreement.

      C.     Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of outstanding capital stock of the Company and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, all as set forth on the signature page of this Agreement (collectively, the “Shares”).

      D.     In consideration of the execution of the Reorganization Agreement by Parent, Stockholder desires to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section 1(a) hereof), and desires to vote the Shares and any other such shares of capital stock of the Company so as to facilitate the consummation of the Merger.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1.     Agreement to Retain Shares.

(a) Transfer. Stockholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date (as defined below), Stockholder shall not Transfer (as defined below) any of the Shares or any New Shares (as defined in Section 1(b) hereof), or make any agreement relating thereto, in each case without the prior written consent of Parent.

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, or (ii) the termination of the Reorganization Agreement in accordance with the terms thereof. As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale (as defined below) or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding (i) any Transfer to a family member or charitable organization if the transferee agrees in writing to be bound by the terms of this Agreement to the same extent as Stockholder and delivers a duly signed Proxy (as defined in Section 3) and (ii) any Transfer pursuant to a court order. As used herein, the term “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

      (b) New Shares. Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Stockholder which are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof.

      2.     Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3), the outstanding Shares and any outstanding New Shares (to the extent any such New Shares may be voted):

(i) in favor of approval of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the terms thereof, and in favor of each of the other actions contemplated by the Reorganization Agreement and the Proxy and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Reorganization Agreement;

(iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Reorganization Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement; and

(iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, any sale of assets, change of control or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

      Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 2.

      3.     Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares and New Shares.

      4.     Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Parent as follows:

(i) Stockholder is the beneficial owner of the Shares, with full power to vote or direct the voting of the Shares for and on behalf of any and all beneficial owners of the Shares.

(ii) As of the date hereof, the Shares are, and at all times up until the Expiration Date the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature, in each case that would impair Stockholder’s ability to fulfill its obligations under Section 2.

(iii) Stockholder does not beneficially own any shares of capital stock of the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares.

(iv) Stockholder has full corporate power and authority to make, enter into and carry out the terms of this Agreement, the Proxy and any other related agreements to which Stockholder is a party.

(v) Stockholder hereby agrees and covenants that, as soon as practicable after the date hereof, Stockholder shall take any and all actions reasonably necessary to suspend (until the Expiration Date) or terminate any and all 10b5-1 Plans to which such Stockholder is a party that relates to the Shares (each, a “10b5-1 Plan”); provided, however, that Stockholder shall not be required to violate (a) any applicable law or applicable regulation of any Governmental Entity (as defined in the Reorganization Agreement) or (b) the Company’s insider trading policy.

      5.     Additional Documents. Stockholder and the Company hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

      6.     Consents and Waivers. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

      7.     Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

      8.     Company Covenants.

      (a) The Company agrees to make a notation on its records and give instructions to its transfer agent(s) to not permit, during the term of this Agreement, the transfer of any Shares or New Shares, except as permitted pursuant to Section 1(a).

      (b) The Company agrees that, as soon as practicable after the date hereof, the Company shall take any and all actions reasonably necessary to suspend (until the Expiration Date) or terminate the 10b5-1 Plans in accordance with their terms; provided, however, that the Company shall not be required to violate (i) any applicable law or applicable regulation of any Governmental Entity (as defined in the Reorganization Agreement) or (ii) the Company’s insider trading policy.

      9.     Miscellaneous.

      (a) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

      (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of Stockholder may be assigned to any other person without the prior written consent of Parent.

      (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

      (d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

      (e) Specific Performance; Injunctive Relief. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

      (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, or (c) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), in each case to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(i)	if to Parent, to:

Juniper Networks, Inc.
1194 North Mathilda Ave.
Sunnyvale, California 94089-1206

Attention: Mitchell Gaynor
Telephone: (408) 745-2384
Facsimile: (408) 745-8910

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304

Attention: Larry W. Sonsini
Katharine A. Martin
Facsimile: (650) 493-6811

and to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, California 94105

Attention: Steve L. Camahort
Facsimile: (415) 947-2099

(ii)	if to Company, to:

NetScreen Technologies, Inc.
805 11th Avenue, Bldg. 3
Sunnyvale, California 94089

Attention: Vice President, Legal Affairs
Telephone: (408) 543-2100
Facsimile: (408) 543-6760

with a copy to:

Silicon Valley Center
801 California Street
Mountain View, California 94041

Attention: Mathew P. Quilter
Facsimile: (650) 938-5200

(iii) If to Stockholder: To the address for notice set forth on the signature page hereof.

      (g) 10b5-1 Plans. Parent hereby agrees and acknowledges that (i) the suspension or termination of the 10b5-1 Plans pursuant to this Agreement may not be effective immediately after the date hereof due to the provisions set forth in such 10b5-1 Plans and (ii) any Transfer of Shares prior to such suspension or termination, which Transfer must occur pursuant to the terms of the 10b5-1 Plans, will not constitute a violation of this Agreement.

      (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      (i) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

      (j) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      (k) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

JUNIPER NETWORKS, INC. By: Name: Title: NETSCREEN TECHNOLOGIES, INC. By: Name: Title:

STOCKHOLDER: Signature Print Name Address Shares: Company Common Stock: Company Options:

[SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

IRREVOCABLE PROXY

      The undersigned stockholder (“Stockholder”) of NetScreen Technologies, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Marcel Gani and Mitchell Gaynor of Juniper Networks, Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy until the Expiration Date (as defined in the Voting Agreement (as defined below)). The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined in the Voting Agreement).

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement, dated as of February      , 2004, by and among Parent, the Company and Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization, dated as of February      , 2004, by and among Parent, Nerus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (the “Reorganization Agreement”). The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”), and Stockholder is receiving a portion of the proceeds of the Merger.

      The attorneys and proxies named above are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date (as defined in the Voting Agreement), to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of approval of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the terms thereof, and in favor of each of the other actions contemplated by the Reorganization Agreement and this Proxy and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Reorganization Agreement;

(iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Reorganization Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement; and

(iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, any sale of assets, change of

C-A-1

control or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (i), (ii), (iii) or (iv) above, and Stockholder may vote the Shares on all other matters.

      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

*****

C-A-2

      This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date (as defined in the Voting Agreement).

Dated: February      , 2004

Signature

Print Name

Address

Shares:

Company Common Stock:

Company Options:

[SIGNATURE PAGE TO PROXY]

C-A-3

Annex D

February 8, 2004

Board of Directors
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, CA 94089

Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to Juniper Networks, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 1.404 shares of common stock, par value $0.00001 per share (the “Company Common Stock”), of the Company to be issued in respect of each share of common stock, par value $0.001 per share (the “NetScreen Common Stock”), of NetScreen Technologies, Inc. (“NetScreen”) pursuant to the Agreement and Plan of Reorganization, dated as of February 9, 2004 (the “Agreement”), among the Company, Nerus Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of the Company, and NetScreen. Pursuant to the Agreement, NetScreen will be merged with and into Merger Sub.

      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which fees are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided from time to time and currently are providing certain investment banking services to the Company, including having acted as lead manager in its initial public offering of 4,800,000 shares of Company Common Stock in June 1999; having acted as lead manager in its public offering of 5,000,000 shares of Company Common Stock in September 1999; having acted as lead manager in its public offering of $1,150,000,000 aggregate principal amount of 4.75% Convertible Subordinated Notes due March 15, 2007 in March 2000; having acted as exclusive financial advisor to the Company in connection with its acquisition of Unisphere Networks, Inc., a majority owned subsidiary of Siemens Corporation, in July 2002; having assisted the Company in connection with the repurchase of $607,924,000 aggregate principal amount of 4.75% Convertible Subordinated Notes due March 15, 2007 from August 2002 through August 2003; having assisted the Company in connection with the sale of certain public securities holdings in April 2003; and having acted as lead manager in its public offering of $400,000,000 aggregate principal amount of 0.00% Convertible Senior Notes due June 15, 2008 in May 2003. In addition, we have provided certain investment banking services to NetScreen from time to time, including having acted as lead manager in its initial public offering of 11,500,000 shares of NetScreen Common Stock in December 2001. We also may provide investment banking and other services to the Company and NetScreen in the future. In connection with the above-described investment banking services we have received, and may receive, compensation. In addition, Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and NetScreen for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 31, 2002; annual reports to stockholders and Annual Reports on Form 10-K of NetScreen for the two fiscal years ended September 30, 2003 and the Registration Statement on Form S-1 of NetScreen, including the

D-1

prospectus contained therein relating to the initial public offering of NetScreen Common Stock, dated December 10, 2001; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and NetScreen; certain other communications from the Company and NetScreen to their respective stockholders; certain internal financial analyses and forecasts for NetScreen prepared by its management; and certain financial analyses and forecasts for the Company and NetScreen prepared by management of the Company (the “Forecasts”). We also have held discussions with members of the senior managements of the Company and NetScreen regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and NetScreen. In addition, we have reviewed the reported price and trading activity for the shares of the Company Common Stock and the shares of NetScreen Common Stock, compared certain financial and stock market information for the Company and NetScreen with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications technology and security software industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or NetScreen or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. In addition, we are not expressing any opinion herein as to the prices at which shares of the Company Common Stock will trade at any time. We also have assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or NetScreen or on the expected benefits of the Transaction in any way material to our analysis. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

Goldman, Sachs & Co.

D-2

Annex E

February 8,2004

The Board of Directors
Netscreen Technologies, Inc.
350 Oakmead Parkway
Sunnyvale, CA 94085

Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock), of Netscreen Technologies, Inc. (the “Company”)of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of the Company with Nerus Acquisition Corp. (“Merger Subsidiary”), a wholly-owned subsidiary of Juniper Networks, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) among the Company, the Merger Partner and Merger Subsidiary, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner, Merger Subsidiary, or any direct or indirect wholly-owned subsidiary of the Company or the Merger Partner immediately prior to the Effective Time, as defined in the Agreement, will be converted into the right to receive 1.404 shares (the “Exchange Ratio”) of the Merger Partner’s common stock, par value $0.00001 per share (the “Merger Partner Common Stock).

      In arriving at our opinion, we have (i) reviewed the draft dated February 8, 2004 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

      In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

      In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. We express no opinion regarding the liquidation value of the Company or the Merger Partner. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or the Merger Partner or any of their respective affiliates are a party or may be subject, and our opinion makes no assumption concerning and therefore does not consider the

E-1

possible assertion of claims, outcomes or damages arising out of any such matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the Merger will be consummated pursuant to the terms of the draft Agreement reviewed by us without material modification thereto and without waiver by any party of any material conditions or obligations thereunder. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock will trade at any future time.

      We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. We will also receive an additional fee if the proposed Merger is consummated. The Company has also agreed to indemnify us against certain liabilities in connection with our services. We or our predecessor entities have provided investment banking services to the Company in the past in unrelated transactions, for which we have received customary fees, including acting as an underwriter in the December 12, 2001 initial public offering of the Company’s Common Stock. We write research on the Company and make a market in the Company’s Common Stock. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly, referred to, or communicated (in whole or in part) to any third party in any manner without our prior written approval. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter.

Very truly yours,

/s/ J.P. Morgan Securities Inc.
J.P. MORGAN SECURITIES INC.

E-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors to the company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

      Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

      Delaware law further provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

      Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

      Juniper Networks’ certificate of incorporation and bylaws provide that Juniper Networks shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding (whether criminal, civil, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of Juniper Networks or any predecessor or subsidiary of Juniper Networks, or serves or served at any other entity as a director or officer at the request of Juniper Networks or any predecessor or subsidiary of Juniper Networks, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action or proceeding. However, the aforementioned indemnification applies only if the indemnified person acted in good faith an in a manner he or she reasonably believed to be in or not opposed to the best interest of Juniper Networks, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Juniper Networks’ certificate of incorporation and bylaws also provide that Juniper Networks may, but is not required, to provide the above indemnification (and subject to the same qualifications) with respect to persons who are or were serving at the request of Juniper Networks or any predecessor or subsidiary of Juniper Networks as an employee or agent of another entity.

      Juniper Networks’ certificate of incorporation and bylaws further provide that Juniper Networks shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Juniper Networks or any predecessor or subsidiary of Juniper Networks, to procure a judgment in Juniper Networks’ favor, by reason of the fact that he or she is or was a director or officer of Juniper Networks or any predecessor or subsidiary Juniper Networks, or is or was serving at the request of Juniper Networks or predecessor or subsidiary of Juniper Networks, as a director, officer, employee or agent of another entity, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit. However, the this indemnification applies only if the indemnified person acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of Juniper Networks and no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to Juniper Networks, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to indemnity. Juniper Networks’ certificate of incorporation and bylaws also provide that Juniper Networks may, but is not required, to provide the indemnification described in this paragraph (subject to the same qualifications) with respect to persons who are or were serving as employees and agents of Juniper Networks or any predecessor or subsidiary of Juniper Networks, or is or was serving at the request of Juniper Networks or any predecessor or subsidiary of Juniper Networks as a director, officer, employee or agent of another entity.

      Juniper Networks’ bylaws also allow Juniper Networks to advance to a director, officer, employee or agent of Juniper Networks the expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Juniper Networks.

      Juniper Networks’ bylaws also provide that Juniper Networks shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Juniper Networks or predecessor or subsidiary of Juniper Networks, or is or was serving at the request of Juniper Networks as a director, officer, employee or agent of another entity, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his status as such, whether or not Juniper Networks would have the power to indemnify him or her against such liability under the indemnification provisions of Juniper Networks’ bylaws.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Juniper Networks pursuant to the foregoing provisions, Juniper Networks has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules.

      (a) Exhibits:

Exhibit
Number	Exhibit Description

2.1	Agreement and Plan of Reorganization dated as of February 9, 2004 by and among Juniper Networks, Inc., Nerus Acquisition Corp. and NetScreen Technologies, Inc. (included as Annex A to the joint proxy statement/ prospectus forming a part of this registration statement)*
3.1	Juniper Networks, Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000)
3.2	Amended and Restated Bylaws of Juniper Networks, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003)
4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Amendment no. 4 to the Registrant’s registration statement on Form S-1 filed June 23, 1999)
4.2	Form of Juniper Networks, Inc. Voting Agreement (included as Annex B to the joint proxy statement/ prospectus forming a part of this registration statement)
4.3	Form of NetScreen Technologies, Inc. Voting Agreement (included as Annex C to the joint proxy statement/ prospectus forming a part of this registration statement)
5.1	Legal Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

Exhibit
Number	Exhibit Description

8.1	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
8.2	Tax Opinion of Fenwick & West LLP
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
23.2	Consent of Fenwick & West LLP (included in Exhibit 8.2)
23.3	Consent of Ernst & Young LLP, independent accountants of Juniper Networks, Inc.
23.4	Consent of Ernst & Young LLP, independent accountants of NetScreen Technologies, Inc.
23.5	Consent of Ernst & Young LLP, independent accountants of Neoteris, Inc.
24.1	Power of Attorney**
99.1	Form of Proxy for Juniper Networks, Inc.
99.2	Form of Proxy for NetScreen Technologies, Inc.
99.3	Opinion of Goldman, Sachs & Co., financial advisor to Juniper Networks, Inc (included as Annex D to the joint proxy statement/ prospectus forming a part of this registration statement)
99.4	Opinion of J.P. Morgan Securities Inc., financial advisor to NetScreen Technologies, Inc (included as Annex E to the joint proxy statement/ prospectus forming a part of this registration statement)
99.5	Consent of Goldman, Sachs & Co., financial advisor to Juniper Networks, Inc.
99.6	Consent of J.P. Morgan Securities Inc., financial advisor to NetScreen Technologies, Inc. (included in Exhibit 99.4)

*	Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.

**	Previously filed.

Item 22.	Undertakings.

      The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on March 10, 2004.

JUNIPER NETWORKS, INC.

By:	/s/ SCOTT KRIENS

Scott Kriens
President, Chief Executive Officer
and Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

Signature	Title

/s/ SCOTT KRIENS Scott Kriens	President, Chief Executive Officer and Chairman of the Board (Chief Executive Officer)

/s/ MARCEL GANI Marcel Gani	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Pradeep Sindhu	Chief Technical Officer and Vice Chairman of the Board

* Robert M. Calderoni	Director

* Kenneth Goldman	Director

* William R. Hearst III	Director

/s/ VINOD KHOSLA Vinod Khosla	Director

* Kenneth Levy	Director

Signature		Title

* Stratton Sclavos		Director

* William R. Stensrud		Director

*By:	/s/ MARCEL GANI Marcel Gani	Pursuant to Power of Attorney filed previously with the Securities and Exchange Commission

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

2.1	Agreement and Plan of Reorganization dated as of February 9, 2004 by and among Juniper Networks, Inc., Nerus Acquisition Corp. and NetScreen Technologies, Inc. (included as Annex A to the joint proxy statement/ prospectus forming a part of this registration statement)*
3.1	Juniper Networks, Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000)
3.2	Amended and Restated Bylaws of Juniper Networks, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003)
4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to Amendment no. 4 to the Registrant’s registration statement on Form S-1 filed June 23, 1999)
4.2	Form of Juniper Networks, Inc. Voting Agreement (included as Annex B to the joint proxy statement/ prospectus forming a part of this registration statement)
4.3	Form of NetScreen Technologies, Inc. Voting Agreement (included as Annex C to the joint proxy statement/ prospectus forming a part of this registration statement)
5.1	Legal Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
8.1	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
8.2	Tax Opinion of Fenwick & West LLP
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
23.2	Consent of Fenwick & West LLP (included in Exhibit 8.2)
23.3	Consent of Ernst & Young LLP, independent accountants of Juniper Networks, Inc.
23.4	Consent of Ernst & Young LLP, independent accountants of NetScreen Technologies, Inc.
23.5	Consent of Ernst & Young LLP, independent accountants of Neoteris, Inc.
24.1	Power of Attorney**
99.1	Form of Proxy for Juniper Networks, Inc.
99.2	Form of Proxy for NetScreen Technologies, Inc.
99.3	Opinion of Goldman, Sachs & Co., financial advisor to Juniper Networks, Inc (included as Annex D to the joint proxy statement/ prospectus forming a part of this registration statement)
99.4	Opinion of J.P. Morgan Securities Inc., financial advisor to NetScreen Technologies, Inc (included as Annex E to the joint proxy statement/ prospectus forming a part of this registration statement)
99.5	Consent of Goldman, Sachs & Co., financial advisor to Juniper Networks, Inc.
99.6	Consent of J.P. Morgan Securities Inc., financial advisor to NetScreen Technologies, Inc. (included in Exhibit 99.4)

*	Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.

** Previously filed.